As filed with the Securities and Exchange Commission on September 19, 2013

Registration No. 333-190798

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM S-1/A

(Pre-Effective Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADAMIS PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2834	82-0429727
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11455 El Camino Real, Suite 310

San Diego, CA 92130

(858)-997-2400

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Dennis J. Carlo, Ph.D.

Chief Executive Officer

Adamis Pharmaceuticals Corporation

11455 El Camino Real, Suite 310

San Diego, CA 92130

(858)-997-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Kevin Kelso, Esq.

Weintraub Tobin Chediak Coleman Grodin

400 Capitol Mall, 11th Floor

Sacramento, CA 95814

Telephone: (916) 558-6000

Facsimile: (916) 446-1611

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock underlying Convertible Notes	14,722,220	$6,330,555	$863,49 (3)
Common Stock underlying Warrants	11,777,776	$5,064,444	$690.79 (3)
TOTAL:	26,499,996	$11,394,999	$1,554.28 (3)

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	With respect to the shares of common stock offered by the selling stockholders named herein, estimated at $0.43 per share, the average of the high and low prices as reported on the OTCQB regulated quotation service on August 20, 2013, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2013

PRELIMINARY PROSPECTUS

Common Stock

26,499,996 Shares of Common Stock Underlying Secured Convertible Promissory Notes and Warrants

This prospectus relates to the resale of up to 26,499,996 shares of our common stock to be offered by the selling stockholders upon the conversion of outstanding secured convertible promissory notes and the exercise of outstanding common stock purchase warrants by the selling stockholders.

The selling stockholders may sell shares of common stock from time to time in the principal market on which our common stock is traded at the prevailing market prices or in privately negotiated transactions. See “Plan of Distribution” which begins on page 74.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we will generate proceeds in the event of a cash exercise of the warrants by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the OTCQB platform of OTC Markets, Inc. under the symbol “ADMP.” On September 17, 2013, the last reported sale price of our common stock as reported on the OTCQB was $0.39 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_______________, 2013

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “Adamis,” the “Company,” “we,” “us,” or “our” refer to Adamis Pharmaceuticals Corporation and our subsidiaries, taken together.

Company Overview

We are an emerging pharmaceutical company focused on combining specialty pharmaceuticals and biotechnology to provide innovative medicines for patients and physicians. Within our group of specialty pharmaceutical products, we are currently developing four products in the allergy and respiratory markets, including a dry powder inhaler technology that we recently exclusively licensed and have the rights to acquire from 3M Company. Our goal is to create low cost therapeutic alternatives to existing treatments. Consistent across all specialty pharmaceuticals product lines, we intend to pursue section 505(b)(2) regulatory approval filings with the U.S. Food and Drug Administration, or FDA, whenever possible in order to reduce the time needed to get to market and to save on costs, compared to full New Drug Application filings for new drug products. Within our group of biotechnology products, we are focused on the development of therapeutic vaccine product candidates and cancer drugs for patients with unmet medical needs in the multi-billion dollar global cancer market.

The current status of our development programs is as follows:

Product Portfolio

Allergy/Respiratory Products	Target Indication	Development Status (1)
Epinephrine PFS	Anaphylaxis	Submit for regulatory approval to sell
Taper DPI	Asthma/COPD	Phase 3 trial
APC-1000	Asthma/COPD	Phase 3 trial
APC-3000	Allergic Rhinitis	Phase 3 trial

Cancer Products	Target Indication	Development Status (1)
TeloB-VAX (vaccine)	Prostate Cancer	Phase 2 trial
APC-100	Prostate Cancer	Phase 1 trial (2)
APC-200	Prostate Cancer	Preclinical
APC-300	Prostate Cancer	Preclinical

(1)	Represents the next development or regulatory stage that Adamis intends to pursue.

(2)	Phase 1/2a clinical trial has been commenced.

We have not received regulatory approval for, or since our fiscal 2010 year generated commercial revenues from marketing or selling, any drugs or other products.

Recent Developments

On June 26, 2013, we completed a private placement financing transaction pursuant to which we issued secured convertible promissory notes, or the Notes, and common stock purchase warrants, or the Warrants, to a small number of institutional investors and received gross cash proceeds of $5,300,000, of which $286,349 was used to pay for transactions costs, fees and expenses. The Notes have an aggregate principal amount of $6,502,158, which includes $613,271 of principal amount resulting in the exchange with an investor of a previously outstanding convertible note, for which we previously received $500,000 of gross proceeds, for the Notes and Warrants. The maturity date of the Notes is December 26, 2013. The Notes are convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50, subject to adjustment. The Warrants have a term of five years and have an initial exercise price of $0.715 per share, subject to adjustment. Our obligations under the Notes and the other transaction agreements are guaranteed by our principal subsidiaries, and are secured by a security interest in substantially all of our assets and those of the subsidiaries pursuant to a Security Agreement. Pursuant to the transaction agreements, we agreed to file a registration statement with the Securities and Exchange Commission, of which this prospectus is a part, to register shares issuable upon conversion of the Notes and exercise of the Warrants.

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On August 1, 2013, we entered into an agreement to exclusively license and, upon final payment and a closing before December 31, 2013 or, in certain circumstances June 30, 2014, acquire assets relating to 3M Company’s patented Taper dry powder inhaler, or DPI, platform technology under development for the treatment of asthma and chronic obstructive pulmonary disease, or COPD. The Taper DPI technology was being developed by 3M to compete with other dry powder inhalers such as GlaxoSmithKline’s Advair Diskus®. We intend to utilize the Taper DPI assets initially to develop a pre-metered inhaler device for the treatment of asthma and COPD, to deliver the same active ingredients as GlaxoSmithKline’s Advair Diskus®. Upon completion of product development and clinical trials and if required regulatory approvals are obtained, we intend to commercially market the inhaler product to compete for a share of the Advair market with a branded generic version utilizing the acquired technology. The design of the inhaler uses proprietary 3M technology to store active pharmaceutical ingredient on a microstructured carrier tape. Under the agreement, we have agreed with 3M to work to negotiate and enter into a supply agreement before the closing providing for the supply of the drug delivery tape to be used with the product. Pursuant to the agreement, we made an initial payment of $3.0 million to 3M and acquired an exclusive license to the DPI assets, and upon a final payment to 3M of $7.0 million before December 31, 2013 or, in certain circumstances $8.0 million before June 30, 2014, and satisfaction of other customary closing conditions, the DPI assets will be transferred to us. If we do not make the final payment before the required dates, 3M may terminate the license and the agreement.

Corporate Background

Our principal executive offices are located at 11455 El Camino Real, Suite 310, San Diego, CA 92130, and our telephone number is (858) 997-2400. Our website address is www.adamispharmaceuticals.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

The Offering

Common stock offered by the selling stockholders:	Up to 26,499,996 shares of our common stock to be offered by the selling stockholders upon the conversion of the Notes and the exercise of the Warrants.

Common stock outstanding prior to the offering:	104,876,409 (1)

Common stock outstanding after this offering:	131,376,405 (1)

Use of proceeds:	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. However, we will generate proceeds in the event of a cash exercise of the Warrants by the selling stockholders. We intend to use those proceeds, if any, for general corporate purposes.

Offering price:	Some or all of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

OTCQB symbol:	ADMP.

Risk factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 4 of this prospectus, before deciding whether or not to invest in shares of our common stock.

(1)	See “Description of Securities – General.” Excludes (a) approximately 6,623,582 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $0.18 to $0.75 and having a weighted average exercise price of $0.34 per share; (b) approximately 1,414,905 shares of common stock issuable upon the exercise of currently outstanding warrants, other than the Warrants, with a weighted average exercise price of $0.91 per share; (c) approximately 726,019 shares issuable upon the vesting of outstanding restricted stock units granted under our 2009 Equity Incentive Plan; and (d) approximately 11,439,742 shares of common stock available for future issuance under our 2009 Equity Incentive Plan. The number of shares of common stock outstanding after the offering assumes (a) the exercise for cash of all Warrants at their original exercise prices, (b) the issuance of 125% of the shares that are initially issuable upon conversion of all of the Notes at their original conversion prices, and (c) that no other outstanding options or warrants are exercised.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business, Industry and Financial Condition

We may never commercialize any of our products or earn a profit.

We currently have no revenues from product sales, have not generated any revenue from operations for the last two fiscal years, and expect to incur substantial net losses for the foreseeable future to further develop and commercialize our product candidates and technologies. We may never be able to commercialize any of our product candidates or be able to generate revenues from products sales. Because of the risks and uncertainties associated with developing and commercializing our specialty pharmaceuticals, cancer and other product candidates, we are unable to predict when we may commercially introduce products, the extent of any future losses or when we will become profitable, if ever. We may never successfully commercialize our product candidates, and our business may fail.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the year ended March 31, 2013, were prepared under the assumption that we would continue our operations as a going concern. Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on our financial statements for the years ended March 31, 2013 and 2012, indicating that we have incurred recurring losses from operations and have limited working capital to pursue our business alternatives, and that these factors raise substantial doubt about our ability to continue as a going concern. Uncertainty concerning our ability to continue as a going concern may hinder our ability to obtain future financing. Continued operations and our ability to continue as a going concern are dependent on our ability to obtain additional funding in the near future and thereafter, and there are no assurances that such funding will be available at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. Without additional funds from debt or equity financing, sales of assets, sales or out-licenses of intellectual property or technologies, or other transaction, we will rapidly exhaust our resources and will be unable to continue operations. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us.

We require additional financing to continue as a going concern.

We incurred a net loss of approximately $7.2 million for the year ended March 31, 2013, and a net loss of approximately $1.0 million for the three months ended June 30, 2013. At March 31 and June 30, 2013, we had cash and cash equivalents of $0 and approximately $3.4 million, respectively, no accounts receivable and significant liabilities and obligations. Absent additional funding, we believe that our cash and cash equivalents will be sufficient to fund our operations only for a relatively short period of time. The development of our business will require substantial additional capital in the future to commercialize our Epinephrine pre-filled syringe product, or Epinephrine PFS, proceed with development of the Taper inhaler technology, and conduct research and develop our cancer and vaccine technologies and other product candidates, as well as to fund our ongoing operations and satisfy our obligations and liabilities. We have historically relied upon private sales of our equity or debt securities to fund our operations. We currently have no credit facility or committed sources of capital. Delays in obtaining funding could adversely affect our ability to develop and commercially introduce products and cause us to be unable to comply with our obligations under outstanding instruments. For example, if the Notes that we issued in our June 2013 private placement transaction are not converted into common stock before their December 26, 2013 maturity date, we would require additional funds to pay amounts owed under those Notes. Similarly, if we are not able to make the $7.0 million payment to 3M Company in order to complete the acquisition of Taper inhaler assets that we have licensed, we could lose the rights to acquire those assets.

Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates, restrict our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us.

Statements in this prospectus concerning our future plans and operations are dependent on our ability to secure adequate funding and the absence of unexpected delays or adverse developments. We may not be able to secure required funding.

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The statements contained in this prospectus concerning future events or developments or our future activities, such as concerning current or planned clinical trials, anticipated research and development activities, anticipated dates for commencement of clinical trials, anticipated completion dates of clinical trials, anticipated meetings with the FDA or other regulatory authorities concerning our product candidates, anticipated dates for submissions to obtain required regulatory marketing approvals, anticipated dates for commercial introduction of products, and other statements concerning our future operations and activities, are forward-looking statements that in each instance assume that we are able to obtain sufficient funding in the near term and thereafter to support such activities and continue our operations and planned activities in a timely manner. There can be no assurance that this will be the case. Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring. Failure to timely obtain sufficient funding, or unexpected development or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring which could adversely affect our business, financial condition and results of operations.

We have incurred losses since our inception, and we anticipate that we will continue to incur losses. We may never achieve or sustain profitability.

We incurred net losses of approximately $7.2 and $1.0 million for our fiscal year ended March 31, 2013 and for the three months ended June 30, 2013, respectively. From inception through June 30, 2013, we have an accumulated deficit of approximately $39.0 million. These losses will increase as we continue our research and development activities, seek regulatory approvals for our product candidates and commercialize any approved products. These losses will cause, among other things, our stockholders’ equity and working capital to decrease. Any future earnings and cash flow from operations of our business are dependent on our ability to further develop our products and on revenues and profitability from sales of products.

There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. Even if we generate revenues, we expect to have quarter-to-quarter fluctuations in revenues and expenses, some of which could be significant, due to research, development, clinical trial, marketing and manufacturing expenses and activities. If our product candidates fail in clinical trials or do not gain regulatory approval, or if our products do not achieve market acceptance, we may never become profitable. As we commercialize and market products, we will need to incur expenses for product marketing and brand awareness and conduct significant research, development, testing and regulatory compliance activities that, together with general and administrative expenses, could result in substantial operating losses for the foreseeable future. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our limited operating history may make it difficult to evaluate our business and our future viability.

We are in the relatively early stage of operations and development and have only a limited operating history on which to base an evaluation of our business and prospects. Even if we successfully obtain additional funding, we are subject to the risks associated with early stage companies with a limited operating history, including: the need for additional financings; the uncertainty of research and development efforts resulting in successful commercial products, as well as the marketing and customer acceptance of such products; unexpected issues with the FDA or other federal or state regulatory authorities; regulatory setbacks and delays; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; fluctuations in expenses; and dependence on corporate partners and collaborators. Any failure to successfully address these risks and uncertainties could seriously harm our business and prospects. We may not succeed given the technological, marketing, strategic and competitive challenges we will face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new drug technology, and the competitive and regulatory environment in which we operate or may choose to operate in the future.

Many of our potential products and technologies are in early stages of development.

The development of new pharmaceutical products is a highly risky undertaking, and there can be no assurance that any future research and development efforts we might undertake will be successful. Our potential products in the cancer and viral fields will require extensive additional research and development before any commercial introduction, as will research and development work on our allergy and respiratory products. There can be no assurance that any future research, development or clinical trial efforts will result in viable products or meet efficacy standards. Future clinical or preclinical results may be negative or insufficient to allow us to successfully market our product candidates. Obtaining needed data and results may take longer than planned or may not be obtained at all. Any such delays or setbacks could have an adverse effect on our ability to achieve our financial goals.

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain, or may experience delays in obtaining, regulatory approval, or may not be successful in commercializing our planned and future products.

Like many companies our size, we do not have the ability to conduct preclinical or clinical studies for our product candidates without the assistance of third parties who conduct the studies on our behalf. These third parties are usually toxicology facilities and clinical research organizations, or CROs, that have significant resources and experience in the conduct of pre-clinical and clinical studies. The toxicology facilities conduct the pre-clinical safety studies as well as associated tasks connected with these studies. The CROs typically perform patient recruitment, project management, data management, statistical analysis, and other reporting functions. We intend to rely on third parties to conduct clinical trials of our product candidates and to use third party toxicology facilities and CROs for our pre-clinical and clinical studies. We may also rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products.

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Our reliance on these third parties for development activities will reduce our control over these activities. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, we may be required to replace them, and our clinical trials may be extended, delayed or terminated. Although we believe there are a number of third-party contractors that we could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial.

Delays in the commencement or completion of clinical testing of our product candidates could result in increased costs and delay our ability to generate significant revenues.

The actual timing of commencement and completion of clinical trials can vary dramatically from our anticipated timing due to factors such as funding limitations, scheduling conflicts with participating clinicians and clinical institutions, and the rate of patient enrollment. Clinical trials involving our product candidates may not commence or be completed as forecast. Delays in the commencement or completion of clinical testing could significantly impact our product development costs. We do not know whether current or planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining required funding;
•	obtaining regulatory approval to commence a clinical trial;
•	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;
•	obtaining sufficient quantities of clinical trial materials for product candidates;
•	obtaining institutional review board approval to conduct a clinical trial at a prospective site; and
•	recruiting participants for a clinical trial.

In addition, once a clinical trial has begun, it may be suspended or terminated by us or the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements;
•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;
•	failure to achieve certain efficacy and/or safety standards; or
•	lack of adequate funding to continue the clinical trial.

Clinical trials require sufficient participant enrollment, which is a function of many factors, including the size of the target patient population, the nature of the trial protocol, the proximity of participants to clinical trial sites, the availability of effective treatments for the relevant disease, the eligibility criteria for our clinical trials and competing trials. Delays in enrollment can result in increased costs and longer development times. Our failure to enroll participants in our clinical trials could delay the completion of the clinical trials beyond current expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of participants than we may project for any of our product candidates. As a result of these factors, we may not be able to enroll a sufficient number of participants in a timely or cost-effective manner.

Furthermore, enrolled participants may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the discontinuation rate, including, but not limited to: the inclusion of a placebo in a trial; possible lack of effect of the product candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the product candidate; and the availability of numerous alternative treatment options that may induce participants to discontinue from the trial.

We may be required to suspend, repeat or terminate our clinical trials if the trials are not well designed, do not meet regulatory requirements or the results are negative or inconclusive, which may result in significant negative repercussions on business and financial condition.

Before regulatory approval for a potential product can be obtained, we must undertake clinical testing on humans to demonstrate the tolerability and efficacy of the product. We cannot assure you that we will obtain authorization to permit product candidates that are in the preclinical development phase to enter the human clinical testing phase. In addition, we cannot assure you that any authorized preclinical or clinical testing will be completed successfully within any specified time period by us, or without significant additional resources or expertise to those originally expected to be necessary. We cannot assure you that such testing will show potential products to be safe and efficacious or that any such product will be approved for a specific indication. Further, the results from preclinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials. In addition, we or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks.

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We are subject to the risk of clinical trial and product liability lawsuits.

The testing of human health care product candidates entails an inherent risk of allegations of clinical trial liability, while the marketing and sale of approved products entails an inherent risk of allegations of product liability and associated adverse publicity. We currently maintain liability insurance coverage of $1,000,000. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. As we conduct additional clinical trials and introduce products into the United States market, the risk of adverse events increases and our requirements for liability insurance coverage are likely to increase. We are subject to the risk that substantial liability claims from the testing or marketing of pharmaceutical products could be asserted against us in the future. There can be no assurance that we will be able to obtain or maintain insurance on acceptable terms, particularly in overseas locations, for clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could inhibit our business.

Moreover, our current and future coverages may not be adequate to protect us from all of the liabilities that we may incur. If losses from liability claims exceed our insurance coverage, we may incur substantial liabilities that exceed our financial resources. In addition, a product or clinical trial liability action against us would be expensive and time-consuming to defend, even if we ultimately prevailed. If we are required to pay a claim, we may not have sufficient financial resources and our business and results of operations may be harmed. A product liability claim brought against us in excess of our insurance coverage, if any, could have a material adverse effect upon our business, financial condition and results of operations.

We do not have commercial-scale manufacturing capability, and we lack commercial manufacturing experience. We will likely rely on third parties to manufacture and supply our product candidates.

We do not own or operate manufacturing facilities for clinical or commercial production of product candidates. We do not have any experience in drug formulation or manufacturing, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. Accordingly, we expect to depend on third-party contract manufacturers for the foreseeable future. Any performance failure on the part of our contract manufacturers could delay clinical development, regulatory approval or commercialization of our current or future product candidates, depriving us of potential product revenue and resulting in additional losses.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production.

These problems can include difficulties with production costs and yields, quality control (including stability of the product candidate and quality assurance testing), shortages of qualified personnel, and compliance with strictly enforced federal, state and foreign regulations. If our third-party contract manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations or under applicable regulations, our ability to provide product candidates to patients in our clinical trials or commercially would be jeopardized. If we file an application for marketing approval of the product and the FDA grants marketing approval, any delay or interruption in the supply of product could delay the commercial launch of the product or impair our ability to meet demand for the product. Difficulties in supplying products for clinical trials could increase the costs associated with our clinical trial programs and, depending upon the period of delay, require us to commence new trials or qualify new manufacturers at significant additional expense, possibly causing commercial delays or termination of the trials.

Our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities. For these reasons, we may not be able to replace manufacturing capacity for our products quickly if we or our contract manufacturer(s) were unable to use manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities were deemed not in compliance with the regulatory requirements and such non-compliance could not be rapidly rectified. An inability or reduced capacity to manufacture our products would have a material adverse effect on our business, financial condition, and results of operations.

We are subject to substantial government regulation, which could materially adversely affect our business. If we do not receive regulatory approvals, we may not be able to develop and commercialize our technologies.

We need FDA approval to market our proposed Epinephrine PFS product and other products in the United States, and similar approvals from foreign regulatory authorities to market products outside the United States. We have not yet filed an application with the FDA to obtain approval to market any of our proposed products. The production and marketing of our products and potential products and our ongoing research and development, pre-clinical testing and clinical trial activities are currently subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States. The regulatory review and approval process, which may include evaluation of preclinical studies and clinical trials of our products, as well as the evaluation of manufacturing processes and contract manufacturers’ facilities, is lengthy, expensive and uncertain. We have limited experience in filing and pursuing applications necessary to gain regulatory approvals. Many of the product candidates that we are currently developing must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, more difficult and more costly to bring our potential products to market, and we cannot guarantee that any of our potential products will be approved. Many products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we or our collaboration partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

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Regulatory authorities generally have substantial discretion in the approval process and may either refuse to accept an application, or may decide after review of an application that the data submitted is insufficient to allow approval of the proposed product. If regulatory authorities do not accept or approve our applications, they may require that we conduct additional clinical, preclinical or manufacturing studies and submit that data before regulatory authorities will reconsider such application. We may need to expend substantial resources to conduct further studies to obtain data that regulatory authorities believe is sufficient. Depending on the extent of these studies, approval of applications may be delayed by several years, or may require us to expend more resources than we may have available. It is also possible that additional studies may not suffice to make applications approvable. If any of these outcomes occur, we may be forced to abandon our applications for approval.

Failure to obtain FDA or other required regulatory approvals, or withdrawal of previous approvals, would adversely affect our business. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted, or may prevent us from broadening the uses of products for different applications.

If we fail to obtain acceptable prices or appropriate reimbursement for our products, our ability to successfully commercialize our products will be impaired.

Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians and pharmaceutical companies such as Adamis, that plan to offer various products in the United States and other countries in the future. Physicians and patients may decide not to order our products unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid, pay a substantial portion of the price of the products. Market acceptance and sales of our products and potential products will depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, our ability to have our products eligible for Medicare, Medicaid or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare, Medicaid or the insurance companies decline to provide reimbursement for our products, our ability to commercialize our products would be adversely affected.

Third-party payors may challenge the price of medical and pharmaceutical products. Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that our product candidates are:

•	not experimental or investigational;
•	effective;
•	medically necessary;
•	appropriate for the specific patient;
•	cost-effective;
•	supported by peer-reviewed publications; and
•	included in clinical practice guidelines.

If purchasers or users of our products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products, they may forego or reduce such use. Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, and there can be no assurance that adequate third-party coverage will be available for any of our products. Even if our products are approved for reimbursement by Medicare, Medicaid and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times or even eliminated. This would have a material adverse effect on our business, financial condition and results of operations.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

In both the United States and certain foreign jurisdictions, there have been and are expected to be a number of legislative and regulatory changes to the healthcare system in ways that could impact our ability to sell our products profitably, including the Patient Protection and Affordable Care Act signed into law in the United States in March 2010. Given the enactment of these laws and other federal and state legislation and regulations relating to the healthcare system, it is still too early to determine their impact on the biotechnology and pharmaceutical industries and our business. The U.S. Congress continues to consider issues relating to the healthcare system, and future legislation or regulations may affect our ability to market and sell products on favorable terms, which would affect our results of operations, as well as our ability to raise capital, obtain additional collaborators or profitably market our products. Such legislation or regulation may reduce our revenues, increase our expenses or limit the markets for our products. In particular, we expect to experience pricing pressures in connection with the sale of our products due to the influence of health maintenance and managed health care organizations and additional legislative proposals.

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We have limited sales, marketing and distribution experience.

We have limited experience in the sales, marketing, and distribution of pharmaceutical products. There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements with our current collaborators or others to perform such activities or that such efforts will be successful. If we decide to market any products directly, we must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales, marketing and distribution infrastructure would require substantial resources, which may not be available to us or, even if available, could divert the attention of our management and key personnel and have a negative impact on further product development efforts.

We may seek to enter into arrangements to develop and commercialize our products. These collaborations, if secured, may not be successful.

We have entered into arrangements with third parties regarding development and commercialization of some of our products and may in the future seek to enter into collaborative arrangements to develop and commercialize some of our potential products both in North America and international markets. There can be no assurance that we will be able to negotiate collaborative arrangements on favorable terms or at all or that our current or future collaborative arrangements will be successful. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that our collaborators will devote adequate resources to our products.

If our potential products are unable to compete effectively with current and future products targeting similar markets as our potential products, our commercial opportunities will be reduced or eliminated.

The markets for epinephrine products, our proposed Taper inhaler product and other allergy and respiratory products, and cancer and vaccine products, are intensely competitive and characterized by rapid technological progress. We face competition from numerous sources, including major biotechnology and pharmaceutical companies worldwide. Many of our competitors have substantially greater financial and technical resources, and development, production and marketing capabilities, than we do. Certain companies have established technologies that may be competitive with our product candidates and any future products that we may develop or acquire. Some of these products may use different approaches or means to obtain results, which could be more effective or less expensive than our products for similar indications. In addition, many of these companies have more experience than we do in pre-clinical testing, clinical trials and manufacturing of compounds, obtaining FDA and foreign regulatory approvals, and brand name exposure and expertise in sales and marketing. We also compete with academic institutions, governmental agencies and private organizations that are conducting research in the same fields.

Competition among these entities to recruit and retain highly qualified scientific, technical and professional personnel and consultants is also intense. As a result, there is a risk that one or more of our competitors will develop a more effective product for the same indications for which we are developing a product or, alternatively, bring a similar product to market before we can do so. Failure to successfully compete will adversely impact the ability to raise additional capital and ultimately achieve profitable operations.

If we suffer negative publicity concerning the safety of our products in development, our sales may be harmed and we may be forced to withdraw such products.

If concerns should arise about the safety of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for these products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law.

Our failure to adequately protect or to enforce our intellectual property rights or secure rights to third party patents could materially harm our proprietary position in the marketplace or prevent the commercialization of our products.

Our success depends in part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technologies and products. The patents and patent applications in our existing patent portfolio are either owned by us or licensed to us. Our ability to protect our product candidates from unauthorized use or infringement by third parties depends substantially on our ability to obtain and maintain, or license, valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions for which important legal principles are unresolved.

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There is a substantial backlog of patent applications at the United States Patent and Trademark Office, or USPTO. There can be no assurance that any patent applications relating to our products or methods will be issued as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage. We may not be able to obtain patent rights on products, treatment methods or manufacturing processes that we may develop or to which we may obtain license or other rights. Even if we do obtain patents, rights under any issued patents may not provide us with sufficient protection for our product candidates or provide sufficient protection to afford us a commercial advantage against our competitors or their competitive products or processes. It is possible that no patents will be issued from any pending or future patent applications owned by us or licensed to us. Others may challenge, seek to invalidate, infringe or circumvent any patents we own or license. Alternatively, we may in the future be required to initiate litigation against third parties to enforce our intellectual property rights. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to us. Any adverse outcome could subject us to significant liabilities, require us to license disputed rights from others, or require us to cease selling our future products.

In addition, many other organizations are engaged in research and product development efforts that may overlap with our products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by us. These rights may prevent us from commercializing technology, or may require us to obtain a license from the organizations to use the technology. We may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, and we cannot be sure that the patents underlying any such licenses will be valid or enforceable. As with other companies in the pharmaceutical industry, we are subject to the risk that persons located in other countries will engage in development, marketing or sales activities of products that would infringe our patent rights if such activities were conducted in the United States.

Our patents also may not afford protection against competitors with similar technology. We may not have identified all patents, published applications or published literature that affect our business either by blocking our ability to commercialize our product candidates, by preventing the patentability of our products or by covering the same or similar technologies that may affect our ability to market or license our product candidates. Many companies have encountered difficulties in protecting and defending their intellectual property rights in foreign jurisdictions. If we encounter such difficulties or are otherwise precluded from effectively protecting our intellectual property rights in either the United States or foreign jurisdictions, our business prospects could be substantially harmed. In addition, because of funding limitations and our limited cash resources, we may not be able to devote the resources that we might otherwise desire to prepare or pursue patent applications, either at all or in all jurisdictions in which we might desire to obtain patents, or to maintain already-issued patents.

We depend on our officers. If we are unable to retain our key employees or to attract additional qualified personnel, our product operations and development efforts may be seriously jeopardized.

Our success will be dependent upon the efforts of a small management team and staff, including Dennis J. Carlo, Ph.D., our chief executive officer. The employment of Dr. Carlo may be terminated at any time by either us or Dr. Carlo. We currently do not have key man life insurance policies covering any of our executive officers or key employees. If key individuals leave us, we could be adversely affected if suitable replacement personnel are not quickly recruited. There is competition for qualified personnel in all functional areas, which makes it difficult to attract and retain the qualified personnel necessary for the operation of our business. Our success also depends in part on our ability to attract and retain highly qualified scientific, commercial and administrative personnel. If we are unable to attract new employees and retain existing key employees, the development and commercialization of our product candidates could be delayed or negatively impacted.

We may experience difficulties in managing growth.

We are a small company. Future growth will impose significant added responsibilities on members of management, including the need to identify, attract, retain, motivate and integrate highly skilled personnel. We may increase the number of employees in the future depending on the progress of our development of our Epinephrine PFS, Taper, cancer and vaccine, and other products and technologies. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

•	manage our clinical studies effectively;
•	integrate additional management, administrative, manufacturing and regulatory personnel;
•	maintain sufficient administrative, accounting and management information systems and controls; and
•	hire and train additional qualified personnel.

We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results.

Risks Related to Our Common Stock

Provisions of our charter documents could discourage an acquisition of our company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.

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Provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of us, even if a change of control would benefit our stockholders. For example, shares of our preferred stock may be issued in the future without further stockholder approval, and upon such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine, including, for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage those investors from acquiring a majority of our common stock. Similarly, our bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations. The existence of these charter provisions could have the effect of entrenching management and making it more difficult to change our management. Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, unless one or more exemptions from such provisions apply. These provisions under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future.

Our common stock price is expected to be volatile.

The market price of our common stock could be subject to significant fluctuations. For example, from April 2012 to July 31, 2013, the market price of our common stock has fluctuated between $0.23 and $1.05. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	relatively low trading volume, which can result in significant volatility in the market price of our common stock based on a relatively smaller number of trades and dollar amount of transactions;
•	the timing and results of our current and any future preclinical or clinical trials of our product candidates;
•	the entry into or termination of key agreements, including, among others, key collaboration and license agreements;
•	the results and timing of regulatory reviews relating to the approval of our product candidates;
•	the initiation of, material developments in, or conclusion of, litigation to enforce or defend any of our intellectual property rights;
•	failure of any of our product candidates, if approved, to achieve commercial success;
•	general and industry-specific economic conditions that may affect our research and development expenditures;
•	the results of clinical trials conducted by others on products that would compete with our product candidates;
•	issues in manufacturing our product candidates or any approved products;
•	the loss of key employees;
•	the introduction of technological innovations or new commercial products by our competitors;
•	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;
•	future sales of our common stock;
•	period-to-period fluctuations in our financial results;
•	publicity or announcements regarding regulatory developments relating to our products;
•	period-to-period fluctuations in our financial results, including our cash and cash equivalents balance, operating expenses, cash burn rate or revenue levels;
•	common stock sales in the public market by one or more of our larger stockholders, officers or directors;
•	our filing for protection under federal bankruptcy laws;
•	a negative outcome in any litigation or potential legal proceeding; or
•	other potentially negative financial announcements, such as a review of any of our filings by the Securities and Exchange Commission, referred to as the Commission or the SEC, changes in accounting treatment or restatement of previously reported financial results or delays in our filings with the SEC.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Our common stock is currently traded on the OTCQB and is subject to additional trading restrictions as a “penny stock,” which could adversely affect the liquidity and price of such stock. If our common stock remains subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

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Our common stock currently trades on the OTCQB. The OTCQB, the OTC Bulletin Board and Pink Sheets are viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Because our common stock is not listed on any national securities exchange, such shares will also be subject to the regulations regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share, and that are not otherwise exempted from the definition of a penny stock under other exemptions provided for in the applicable regulations. The following is a list of the general restrictions on the sale of penny stocks:

•	Before the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser’s financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding and obtain the purchaser’s signature on such statement.
•	A broker-dealer must obtain from the purchaser an agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an “established customer.”
•	The Securities Exchange Act of 1934, or the Exchange Act, requires that before effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a “risk disclosure document” that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.
•	A dealer that sells penny stock must send to the purchaser, within 10 days after the end of each calendar month, a written account statement including prescribed information relating to the security.

These requirements can severely limit the liquidity of securities in the secondary market because fewer brokers or dealers are likely to be willing to undertake these compliance activities. As a result of our common stock not being listed on a national securities exchange and the rules and restrictions regarding penny stock transactions, an investor’s ability to sell to a third party and our ability to raise additional capital may be limited. We make no guarantee that market-makers will make a market in our common stock, or that any market for our common stock will continue.

Our principal stockholders have significant influence over us, they may have significant influence over actions requiring stockholder approval, and your interests as a stockholder may conflict with the interests of those persons.

Based on the number of outstanding shares of our common stock held by our stockholders as of July 15, 2013, our directors, executive officers and their respective affiliates owned approximately 12% of our outstanding shares of common stock and our largest stockholder owned approximately 29% of the outstanding shares of our common stock. As a result, those stockholders have the ability to exert a significant degree of influence with respect to the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. The interests of these persons may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership could harm the market price of our common stock by (i) delaying, deferring or preventing a change in corporate control, (ii) impeding a merger, consolidation, takeover or other business combination involving us, or (iii) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

In preparing our consolidated financial statements, our management determined that our disclosure controls and procedures, and that our internal controls over financial reporting, were ineffective as of March 31, 2013, which could result in material misstatements in our financial statements. If we continue to fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover other material weaknesses and other deficiencies in our internal controls over financial reporting, our stock price could decline and raising capital could be more difficult.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. As of March 31, 2013, our management determined that our disclosure controls and procedures were ineffective, and that there was a material weakness in our internal controls over financial reporting, due to insufficient segregation of duties in our finance and accounting function because of limited personnel, based on the absence of finance and accounting personnel other than the Chief Financial Officer. This resulted in not ensuring appropriate segregation of duties between incompatible functions, and made it more difficult to ensure review of financial reporting issues sufficiently in advance of the dates on which filings are required to be made with the SEC and to ensure that financial information is adequately analyzed and reviewed on a timely basis to detect misstatements. These above deficiencies represent a material weakness in our internal control over financial reporting given that they result in a reasonable possibility that a material misstatement to the annual or interim financial statements would not have been prevented or detected.

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If remedial measures are insufficient to address the ineffectiveness of our disclosure controls and procedures and our internal controls over financial reporting, or if other material weaknesses or significant deficiencies in our internal controls are discovered or occur in the future and the ineffectiveness of our disclosure controls and procedures continues, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, and we could become subject to class action litigation. Internal control deficiencies and ineffective disclosure controls and procedures could also cause investors to lose confidence in our reported financial information. We can give no assurance that the measures we plan to take in the future will remediate the ineffectiveness of our disclosure controls and procedures or that any material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or adequate disclosure controls and procedures or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could decline.

Our stockholders may experience significant dilution as a result of any additional financing using our securities, as the result of the securities that we issued in our June 2013 private placement transaction, or as a result of anti-dilution provisions in our Notes and Warrants.

We will need to raise significant additional capital in order to maintain and continue our operations. To the extent that we raise additional funds by issuing equity securities or securities convertible into or exercisable for equity securities, our stockholders may experience significant dilution. In addition, conversion of the Notes or exercise of the Warrants that we issued in our June 2013 private placement transaction, or exercise of other outstanding options or warrants, could result in there being a significant number of additional shares outstanding and dilution to our stockholders. Moreover, the Notes and related Warrants include anti-dilution provision providing that, with certain exceptions, if we issue shares of common stock or options, warrants, convertible securities or other common stock equivalents, at an effective price per share less than the conversion price of the Notes or the exercise price of the Warrants (as applicable), the conversion price of the Notes or the exercise price of the Warrants and number of shares issuable upon exercise of the Warrants will be adjusted downward to equal the per share price of the securities issued in such transaction, entitling the holders to acquire a larger number of shares upon conversion of the Notes or exercise of the Warrants, which could result in dilution to our stockholders.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on a stockholder’s investment will only occur if our stock price appreciates.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

Our common stock is currently traded on the OTCQB, and there have been and may continue to be periods when it could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, conversion of outstanding convertible notes or debentures and sale of the shares issuable upon conversion of such notes or debentures, or other events that cause stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock. If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, the market price of our common stock could decline. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our obligations to the holders of our secured convertible promissory notes are secured by a security interest in substantially all of our assets. If we default on those obligations, the Note holders could foreclose on our assets.

As described elsewhere in this prospectus under the heading “Description of Private Placement and Secured Convertible Promissory Notes and Warrants,” on June 26, 2013, we completed a private placement transaction in which we issued the Notes with an aggregate principal amount of $6,502,158, and related Warrants. Our obligations under the Notes and the related transaction documents are secured by a security interest in substantially all of our assets and those of our principal subsidiaries. As a result, upon an event of default of our obligations under the Notes or the transaction documents, the holders of the Notes could foreclose on their security interest and liquidate some or all of these assets, which would materially harm our business, financial condition and results of operations and could require us to reduce or cease operations.

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Risks Associated with Our Proposed Reverse Stock Split

We have submitted a proposal for consideration by our stockholders at our annual meeting of stockholders scheduled to be held on October 15, 2013, to authorize our board of directors to effect a reverse stock split of our common stock. There are risks associated with a reverse stock split, if it is approved and effected.

As described in greater detail below under the heading “Description of Securities – Proposed Reverse Stock Split,” we have filed a definitive proxy statement with the SEC relating to our 2013 annual meeting of stockholders, or the Meeting, scheduled to be held on October 15, 2013. One of the proposals to be submitted to our stockholders for approval at the Meeting is a proposal to effect a reverse stock split of our issued and outstanding common stock, if our board of directors, or the Board, in its discretion determines to effect a reverse stock split, by a ratio of not less than one-for-two and not more than one-for-twenty-five at any time within 18 months after the date of the Meeting, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion, referred to as the Reverse Stock Split, with a possible reduction in the number of shares of common stock authorized in our amended and restated certificate of incorporation, or the Restated Certificate, depending on the exact ratio of the Reverse Stock Split, as described in the proxy statement. The Board reserves the right to elect to abandon and not effect the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that effecting the Reverse Stock Split is not in the best interests of the Company and its stockholders.

There are no assurances that the Reverse Stock Split will be either approved or implemented. If the Reverse Stock Split is effected, however, there are certain risks associated with the Reverse Stock Split, including the following:

•	We would have additional authorized shares of common stock that the Board could issue in the future without stockholder approval, and such additional shares could be issued, among other purposes, in financing transactions or to resist or frustrate a third-party transaction that is favored by a majority of the independent stockholders. This could have an anti-takeover effect, in that additional shares could be issued, within the limits imposed by applicable law, in one or more transactions that could make a change in control or takeover of us more difficult.

•	There can be no assurance that the Reverse Stock Split, if completed, will achieve the benefits that we hope it will achieve. We cannot make any assurances that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Similarly, we cannot make any assurances that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock and the company after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

•	If the Reverse Stock Split is effected, the resulting per share price of our common stock may not be sufficiently high to attract new investors and, consequently, the trading liquidity of our common stock may not improve.

•	Even though the Board is submitting the Reverse Stock Split proposed to our stockholders for approval with the primary intent of increasing the market price of our common stock to enhance our ability to meet the initial listing requirements of The NASDAQ Capital Market or NYSE Amex and to make our common stock more attractive to a broader range of institutional and other investors, even if the Reverse Stock Split is effected we may not be able to satisfy all of the other requirements for listing our common stock on a stock exchange.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward looking statements give our current expectations or forecasts of future events. These forward-looking statements are not historical facts, but are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Forward looking statements involve risks and uncertainties and include statements regarding, among other things, our expectations for revenues and profitability, prospective products, market acceptance, future performance results, expenses, the outcome of contingencies such as legal proceedings, our strategies and opportunities, anticipated trends in our market, our anticipated needs for working capital, current or planned clinical trials, anticipated research and development activities, anticipated dates for commencement of clinical trials, anticipated completion dates of clinical trials, anticipated meetings with the FDA or other regulatory matters concerning our product candidates, anticipated dates for submissions to obtain required regulatory marketing approvals, anticipated dates for commercial introduction of products, and other statements concerning our future operations and activities. These statements are often, but not always, made through the use of word or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “ongoing,” “intend,” “plan,” or “would,” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These forward-looking statements are not guarantees of future performance and concern matters that could subsequently differ materially from those described in the forward-looking statements. Actual events or results may differ materially from those discussed in this prospectus. Except as may be required by applicable law, we undertake no obligation to update any forward-looking statements or to reflect events or circumstances arising after the date of this prospectus. In addition, the statements contained throughout this prospectus concerning future events or developments or our future activities in each instance assume that we are able to obtain sufficient funding to support such activities and continue our operations and planned activities in a timely manner. There can be no assurance that this will be the case. Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring. Failure to timely obtain sufficient funding, or unexpected developments or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring. You should not place undue reliance on any forward-looking statements.

USE OF PROCEEDS

We are registering shares of our common stock pursuant to registration rights granted to the selling securityholders. We will not receive any of the proceeds from the sale of the common stock by the selling securityholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling securityholders.

If all the Warrants held by the selling stockholders in this offering are exercised for cash, we could receive proceeds of up to approximately $8,421,110 from the exercise of those Warrants. We intend to use the estimated net proceeds received upon exercise of the Warrants, if any, for working capital and general corporate purposes, including payment of obligations and liabilities that we incur from time to time. We cannot assure you that any Warrants will be exercised or that such exercises will be cash exercises rather than net cashless exercises.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our common stock is quoted on the OTCQB under the symbol “ADMP.” Immediately following the offering, we expect to have one class of common stock and no classes of preferred stock outstanding. As of August 1, 2013, there were approximately 105 registered holders of record of our common stock, and the last reported sale price of our common stock on the OTCQB on that date was $0.56 per share.

The following table sets forth the high and low sales price of our common stock on the OTCQB for each quarterly period during the fiscal years ended March 31, 2013 and 2012, for the first quarter of our fiscal year ended June 30, 2013, and after the end of the first quarter, as quoted in U.S. dollars.

PERIOD	High	Low
Fiscal Year Ended March 31, 2012:
First Quarter (April 2011 - June 2011)	$0.25	$0.18
Second Quarter (July 2011 - September 2011)	$0.26	$0.17
Third Quarter (October 2011 - December 2011)	$0.30	$0.15
Fourth Quarter (January 2012 - March 2012)	$0.25	$0.15
Fiscal Year Ended March 31, 2013:
First Quarter (April 2012 - June 2012)	$0.77	$0.23
Second Quarter (July 2012 - September 2012)	$0.70	$0.48
Third Quarter (October 2012 - December 2012)	$1.05	$0.57
Fourth Quarter (January 2013 - March 2013)	$0.95	$0.58
Fiscal Year Ended March 31, 2014:
First Quarter (April 2013 - June 2013)	$0.76	$0.38
Second Quarter (July 2013 - September 17, 2013)	$0.67	$0.38

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DIVIDEND POLICY

We have not previously declared or paid any dividends on our common stock. The payment of dividends on our common stock in the future will depend on our profitability at the time, cash available for those dividends, and such other factors as our board of directors may consider appropriate. Under the terms of our transaction documents relating to the Notes and Warrants issued in our June 2013 private placement transaction, as long as the Notes are outstanding we are prohibited from paying cash dividends without the prior written consent of a majority in interest of the holders of such Notes. We do not anticipate paying dividends on our common stock in the foreseeable future.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

General

Company Overview

We are an emerging pharmaceutical company focused on combining specialty pharmaceuticals and biotechnology to provide innovative medicines for patients and physicians. Within our group of specialty pharmaceutical products, we are currently developing four products in the allergy and respiratory markets, including a dry powder inhaler technology that we recently exclusively licensed and have rights to acquire from 3M Company. Our goal is to create low cost therapeutic alternatives to existing treatments. Consistent across all specialty pharmaceuticals product lines, Adamis intends to pursue section 505(b)(2) regulatory approval filings with the FDA whenever possible in order to reduce the time needed to get to market and to save on costs, compared to full NDA filings for new drug products. Within our group of biotechnology products, we are focused on the development of therapeutic vaccine product candidates and cancer drugs for patients with unmet medical needs in the multi-billion dollar global cancer market.

Our general business strategy is to generate revenue through launch of our allergy and respiratory products in development, in order to generate cash flow to help fund expansion of our allergy and respiratory business, as well as support our future cancer and vaccine product development efforts. To achieve our goals and support our overall strategy, we will need to raise a substantial amount of funding and make substantial investments in equipment, new product development and working capital.

Recent Developments

 On August 1, 2013, we entered into an agreement to exclusively license and, upon final payment and a closing before December 31, 2013 or, in certain circumstances June 30, 2014, acquire assets relating to 3M Company’s patented Taper dry powder inhaler, or DPI, platform technology under development for the treatment of asthma and chronic obstructive pulmonary disease, or COPD. The Taper DPI technology was being developed by 3M to compete with other dry powder inhalers such as GlaxoSmithKline’s Advair Diskus®. We intend to utilize the Taper DPI assets initially to develop a pre-metered inhaler device for the treatment of asthma and COPD, to deliver the same active ingredients as GlaxoSmithKline’s Advair Diskus®. Upon completion of product development and clinical trials and if required regulatory approvals are obtained, we intend to commercially market the inhaler product to compete for a share of the Advair market with a branded generic version utilizing the acquired technology. Pursuant to the agreement, we made an initial payment of $3.0 million to 3M and acquired an exclusive license to the DPI assets, and upon a final payment to 3M of $7.0 million before December 31, 2013 or, in certain circumstances $8.0 million before June 30, 2014, and satisfaction of other customary closing conditions, the DPI assets will be transferred to us. If we do not make the final payment before the required dates, 3M may terminate the license and the agreement.

Going Concern and Management’s Plan

Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on our financial statements for the years ended March 31, 2013 and 2012 indicating that we have incurred recurring losses from operations and have limited working capital to pursue our business alternatives, and that these factors raise substantial doubt about our ability to continue as a going concern. As of March 31, 2013 and June 30, 2013, we had cash and cash equivalents of $0 and approximately $3.4 million, respectively, an accumulated deficit as of June 30, 2013 of approximately $39.0 million, no accounts receivable and substantial liabilities and obligations. We incurred net losses of approximately $7.2 million and $1.0 million for the year ended March 31, 2013 and the three months ended June 30, 2013, respectively. We will need significant funding in the short term to continue operations, satisfy our obligations and fund the future expenditures that will be required to conduct the clinical and regulatory work to develop our product candidates. Such additional funding may not be available or may not be available on reasonable terms. If we do not obtain required additional equity or debt funding, our cash resources will be depleted and we could be required to materially reduce or suspend operations, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained.

The above conditions raise substantial doubt about our ability to continue as a going concern. The financial statements included elsewhere herein were prepared under the assumption that we would continue our operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. In preparing these consolidated financial statements, consideration was given to our future business as described elsewhere herein, which may preclude us from realizing the value of certain assets. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. Without additional funds from debt or equity financing, sales of assets, sales or out-licenses of intellectual property or technologies, or from a business combination or a similar transaction, we will soon exhaust our resources and will be unable to continue operations. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

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Our management intends to attempt to secure additional required funding primarily through additional equity or debt financings. We may also seek to secure required funding through sales or out-licensing of intellectual property assets, seeking partnerships with other pharmaceutical companies or third parties to co-develop and fund research and development efforts, or similar transactions. However, there can be no assurance that we will be able to obtain required funding. If we are unsuccessful in securing funding from any of these sources, we will defer, reduce or eliminate certain planned expenditures and delay development or commercialization of some or all of our products. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that could result in our stockholders losing some or all of their investment in us.

Results of Operations

Our consolidated results of operations are presented for the fiscal years ending March 31, 2013 and 2012, and for the three months ending June 30, 2013 and 2012.

Year Ended March 31, 2013 and Year Ended March 31, 2012

Revenues. Adamis had no revenues during the year ending March 31, 2013 and 2012, respectively.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 2013 and 2012 were approximately $2.0 million and $2.6 million, respectively. Selling, general and administrative expenses consist primarily of legal fees, accounting and audit fees, consulting expenses, and employee salaries. The elimination of a reserve for product returns accounted for approximately $168,000 of the decrease in selling, general and administrative expenses. Reductions in salaries and consulting expenses accounted for approximately $168,000 and $261,000, respectively, of the decrease during the 12 months ended March 31, 2013.

Research and Development Expenses. Our research and development costs are expensed as incurred. Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed. Research and development expenses were approximately $1.2 million and $2.2 million for the fiscal years ended March 31, 2013 and 2012, respectively, which were expensed. The decrease in research and development expenses for fiscal 2013 compared to fiscal 2012 was primarily due to reduced availability of capital in fiscal 2013 compared to fiscal 2012.

Other Income (Expenses). Other income (expense) for fiscal 2013 and 2012 was approximately $(3,800,000) and $(30,000), respectively. Other income (expense) consist primarily of changes in the value of derivative and conversion features of our convertible notes, as well as interest expense paid in connection with various notes payable. The increase in the value of derivative and conversion features of our convertible notes, as well as interest expense for fiscal 2013, in comparison to fiscal 2012 was due to the issuance of convertible notes in fiscal 2013.

Three Months Ended June 30, 2013 and 2012

Revenues. Adamis had no revenues during the three month periods ending June 30, 2013 and 2012, respectively.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ending June 30, 2013 and 2012 were approximately $515,000 and $489,000, respectively. Selling, general and administrative expenses consist primarily of legal fees, accounting and audit fees, professional/consulting fees and employee salaries.

Research and Development Expenses. Our research and development costs are expensed as incurred. Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed. Research and development costs were approximately $225,000 and $236,000 for the three months ending June 30, 2013 and 2012, respectively.

Other Income (Expense). Interest expense for the three month period ending June 30, 2013 and 2012 was approximately $(405,000) and approximately $(295,000), respectively. Interest consists primarily of interest expense in connection with various notes outstanding at June 30, 2013, and the amortization of debt issuance costs as well as the amortization of the discounts on the notes for the three months ended June 30, 2013. The increase in interest expense for the three month period ended June 30, 2013, in comparison to the same period for fiscal 2013 was due to the new notes payable entered into during the first quarter of fiscal 2014. The change in fair value of the derivative liability for the period was approximately $41,000 and the change in the fair value of the conversion feature was approximately $62,000. The June 26, 2013 notes contain full ratchet anti-dilution provisions and the corresponding changes in fair value are recorded in Other Income (Expense).

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Liquidity and Capital Resources

We have incurred net losses of approximately $7.2 million and $4.9 million for the years ended March 31, 2013 and 2012, respectively, and net losses of approximately $1.0 million for the three months ended June 30, 2013. Since our inception, June 6, 2006, and through June 30, 2013, we have an accumulated deficit of approximately $39.0 million. Since inception and through June 30, 2013, we have financed our operations principally through debt financing and through private issuances of common stock. Since inception, we have raised a total of approximately $29.1 million in debt and equity financing transactions, consisting of approximately $15.7 million in debt financing and approximately $13.4 million in equity financing transactions. We expect to finance future cash needs primarily through proceeds from equity or debt financings, loans, sales of assets, out-licensing transactions, and/or collaborative agreements with corporate partners. We have used the net proceeds from debt and equity financings for general corporate purposes, which have included funding for research and development, selling, general and administrative expenses, working capital, reducing indebtedness, pursuing and completing licenses, acquisitions or investments in other businesses, products or technologies, and for capital expenditures.

Net cash used in operating activities from continuing operations for fiscal 2013 and 2012 was approximately $2.6 million and $3.3 million, respectively. The decrease in the use of cash was due primarily to an increase in accounts payable and accrued other expenses. We expect net cash used in operating activities to increase going forward as we continue product development and other business activities, assuming that we are able to obtain sufficient funding.

Net cash provided by financing activities from continuing operations was approximately $2.6 million in fiscal 2013 and approximately $2.1 million in fiscal 2012. Results for fiscal 2013 were affected by proceeds from the issuance of five notes.

Net cash used in operating activities for the three months ended June 30, 2013 and 2012, was approximately $(1,680,000) and $(1,223,000), respectively. We expect net cash used in operating activities to increase going forward as we engage in additional product research and development and other business activities, assuming that we are able to obtain sufficient funding.

Net cash provided by financing activities was approximately $5,094,000 and $1,936,000 for the three months ended June 30, 2013 and 2012. Results for the three months ended June 30, 2013, were affected by $5.3 million of proceeds received from the a private placement completed in June 2013 and the reduction of a promissory note from a related party.

On December 31, 2012, we issued a convertible promissory note in the principal amount of $600,000 and 600,000 shares of common stock to a private investor, and received gross proceeds of $600,000, excluding transaction costs and expenses. Interest on the outstanding principal balance of the note accrues at a rate of 10% per annum compounded monthly and is payable monthly commencing February 1, 2013 with an original maturity date of September 30, 2013. The maturity date of the note is extended to March 26, 2014 as a result of the June 2013 financing transaction. In consideration for the amendment of the maturity date, the company granted the private investor warrants to purchase 375,000 shares of common stock. At any time on or before the maturity date, the investor has the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $0.55 per share, subject to adjustment for stock dividends, stock splits, reverse stock splits, or other similar events. The proceeds from the note were used to retire the October 25, 2012 note.

On June 26, 2013, we completed the closing of a private placement financing transaction with a small number of accredited institutional investors. Pursuant to a subscription agreement and other transaction documents, we issued the Notes and Warrants, and received gross cash proceeds of $5,300,000, of which $286,349 was used to pay for transaction costs, fees and expenses. The Notes have an aggregate principal amount of $6,502,158, including a $613,271 principal amount Note issued to Gemini in exchange for its previously outstanding June 2012 convertible note, which is no longer outstanding. The maturity date of the Notes is December 26, 2013. Our obligations under the Notes and the other transaction documents are guaranteed by our principal subsidiaries and, pursuant to a Security Agreement entered into with the investors, are secured by a security interest in substantially all of our assets and those of the subsidiaries. The Notes are convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50. The initial exercise price of the Warrants is $0.715 per share. The Warrants are exercisable for a period of five years from the date of issuance.

As noted above under the heading "Going Concern and Management's Plan," Adamis has substantial liabilities and obligations. If we do not obtain additional equity or debt funding, our cash resources will be depleted and we will be required to materially reduce or suspend operations. Even if are successful in obtaining additional funding to permit us to continue operations at the levels that we desire, substantial time will pass before we obtain regulatory marketing approval for any products and begin to realize revenues from product sales, and during this period Adamis will require additional funds. No assurance can be given as to the timing or ultimate success of obtaining future funding.

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Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements, and our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies and estimates are most critical to aid in understanding and evaluating our reported financial results. For further discussion of our accounting policies, see Note 3 in the accompanying notes to our audited consolidated financial statements appearing elsewhere in this prospectus.

Stock-Based Compensation. We account for stock-based compensation transactions in which we receive employee services in exchange for options to purchase common stock. Stock-based compensation cost for restricted stock units, or RSUs, is measured based on the closing fair market value of our common stock on the date of grant. Stock-based compensation cost for stock options is estimated at the grant date based on each option's fair-value as calculated by the Black-Scholes option-pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period.

Derivative Financial Instruments. Derivatives are recognized as either assets or liabilities in the consolidated balance sheets and are measured at fair value. The treatment of gains and losses resulting from changes in the fair values of derivative instruments is dependent on the use of the respective derivative instrument and whether they qualify for hedge accounting. As of March 31, 2013 and June 30, 2013, no derivative instruments qualified for hedge accounting.

Accounting Standards Codification (ASC) 815 - Derivatives and Hedging provides guidance to determine what types of instruments, or embedded features in an instrument, are considered derivatives. This guidance can affect the accounting for convertible instruments that contain provisions to protect holders from a decline in the stock price, or down-round provisions. Down-round provisions reduce the exercise price of a convertible instrument if a company either issues equity share for a price that is lower than the exercise price of those instruments, or issues new convertible instruments that have a lower exercise price.

We recognize the derivative assets and liabilities at their respective fair values at inception and on each reporting date. We utilized a binomial option pricing model to develop our assumptions for determining the fair value of the conversion and anti-dilution features of its notes. See Note 8 in the accompanying audited financial statements for further discussion of derivative instruments.

Off Balance Sheet Arrangements

At March 31, 2013 and June 30, 2013, we did not have any off balance sheet arrangements.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (FASB) issued accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward exists. Under this guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Other than a potential change in presentation within a potential consolidated balance sheet, this accounting guidance will not have an impact on our consolidated financial position, results of operations or cash flows.

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BUSINESS

In the discussion below, all statements concerning market sizes, annual U.S. sales of products, U.S. prescriptions and rates of prescriptions, the incidence of diseases or conditions in the general population, and similar statistical or market information are based on data published by the following sources: IMS Health Sales Perspectives, Retail and Non-Retail Combined Report, referred to as the IMS Report; National Data Corporation's Epinephrine Prescription and Dollar Data, referred to as the NDC Report; Commercial and Pipeline Insight: Allergic Rhinitis, published by DataMonitor, referred to as the DataMonitor Report; AAAAI - American Academy of Allergy, Asthma and Immunology Allergy Statistics for the U.S., referred to as the AAAAI Statistics; American Cancer Society, Cancer, Facts & Figures 2013, referred to as ACS Statistics; and SEER Cancer Statistics Review, 1975-2007, National Cancer Institute, referred to as the NCI Statistics.

Overview and Business Strategy

We are an emerging pharmaceutical company focused on combining specialty pharmaceuticals and biotechnology to provide innovative medicines for patients and physicians. Within our group of specialty pharmaceutical products, we are currently developing four products in the allergy and respiratory markets, including a dry powder inhaler technology that we recently exclusively licensed and have the rights to acquire from 3M Company. Our goal is to create low cost therapeutic alternatives to existing treatments. Consistent across all specialty pharmaceuticals product lines, we intend to pursue section 505(b)(2) regulatory approval filings with the FDA whenever possible in order to reduce the time needed to get to market and to save on costs, compared to full New Drug Application, or NDA, filings for new drug products. Within our group of biotechnology products, we are focused on the development of therapeutic vaccine product candidates and cancer drugs for patients with unmet medical needs in the multi-billion dollar global cancer market. The current status of our development programs is as follows:

Product Portfolio

Allergy/Respiratory Products	Target Indication	Development Status (1)
Epinephrine PFS	Anaphylaxis	Submit for regulatory approval to sell
Taper DPI	Asthma/COPD	Phase 3 trial
APC-1000	Asthma/COPD	Phase 3 trial
APC-3000	Allergic Rhinitis	Phase 3 trial

Cancer Products	Target Indication	Development Status (1)
TeloB-VAX (vaccine)	Prostate Cancer	Phase 2 trial
APC-100	Prostate Cancer	Phase 1 trial (2)
APC-200	Prostate Cancer	Preclinical
APC-300	Prostate Cancer	Preclinical

(1)	Represents the next development or regulatory stage that Adamis intends to pursue.
(2)	Phase 1/2a clinical trial has been commenced.

Anaphylaxis

American Academy of Allergy Asthma and Immunology, or AAAAI, defines anaphylaxis as a serious, life-threatening allergic reaction. The most common anaphylactic reactions are to foods, insect stings, medications and latex. According to AAAAI data, an estimated 5% of the U.S. population suffers from insect sting anaphylaxis, up to 6% are latex sensitive, and up to 1.5% of adults and 5% of children under three years of age experience food related anaphylaxis. AAAAI estimates that approximately 3,000 people in the U.S. die each year from anaphylaxis.

Anaphylaxis requires immediate medical treatment, including an injection of epinephrine. The number of prescriptions for epinephrine products has grown annually, as the risk of anaphylaxis has become more widely understood. According to the IMS Report, total prescriptions for EpiPen® products have historically grown at a rate of approximately 15% per year and have more than doubled in the five-year period from 2007 to 2012. We cannot provide any assurances concerning any possible future rates of annual growth or whether annual prescriptions will decline or grow.

Epinephrine Pre-Filled Syringe

Our most advanced product candidate, Epinephrine Injection USP 1:1000 0.3mg Pre-filled Single Dose Syringe, or the Epinephrine PFS, is a simple syringe designed to deliver a premeasured 0.3 mg dose of epinephrine for the treatment of anaphylaxis. The syringe is protected in a hard plastic carrying case small enough to fit, for example, in a shirt pocket.

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We believe that there is an opportunity for a simple, low-cost, intuitive pre-filled syringe to compete in this market. We believe that our Epinephrine PFS has the potential to compete against other marketed products based on the following:

Lower Price. We expect to introduce the Epinephrine PFS product at a price point reflecting a discount to the price of the leading products. A lower-priced option may be attractive to individuals that pay cash for their epinephrine products, professional users such as hospitals and first responders, and military and prison systems.

Ease of Use. Auto-injectors, such as EpiPen®, Twinject® and Auvi-Q, are powerful spring-loaded auto-injector devices. If not administered properly, they can misfire or be misused. Our Epinephrine PFS product will allow users to administer a pre-measured epinephrine dose quickly with a device that is intuitive and does not have moving parts that the user cannot control.

We believe that the Epinephrine PFS product, if introduced, may acquire a share of the market based on the price differential between the expected price of the Epinephrine PFS product and the price at which the market-leading product is currently sold, which may motivate purchasers and reimbursing payors to choose the lower cost alternative. We believe that the Epinephrine PFS product has the potential to compete successfully, although there can be no assurance that this will be the case.

With the help of our contract manufacturer, we have accumulated what we believe is all of the required data, and are preparing a 505(b)(2) submission to the FDA for approval for sale of the Epinephrine PFS product. We hope to receive an approval sometime in calendar year 2014. We estimate that approximately $1.5 million to $2.1 million will be required over the next 12 months to support the regulatory application and a commercial launch of the Epinephrine PFS product following marketing approval.

Asthma and COPD

According to the National Institute of Health, or NIH, asthma is a chronic lung disease that inflames and narrows the airways. Asthma causes recurring periods of wheezing, chest tightness, shortness of breath, and coughing. Asthma affects people of all ages, but it most often starts during childhood. NIH has stated that more than 25 million people in the U.S. have been diagnosed with asthma and has estimated that about 7 million of that group are children.

COPD, or chronic obstructive pulmonary disease, is a progressive disease that makes it difficult to breathe. COPD can cause coughing that produces large amounts of mucus, wheezing, shortness of breath, chest tightness, and other symptoms. According to the NIH, cigarette smoking is the leading cause of COPD. Most people who have COPD smoke or used to smoke. However, long-term exposure to other lung irritants such as air pollution, chemical fumes, or dust may also contribute to COPD.

According to IMS Health data, the global asthma and COPD prescription market is more than $34 billion and is averaging 7% growth per year. One product in particular, Advair Diskus® marketed by GlaxoSmithKine, generated more than $4.6 billion in U.S. sales in 2012, according to IMS data. The Advair Diskus® is a dry powder inhaler, or DPI, product that combines fluticasone propionate, or fluticasone and salmeterol xinafoate, or salmeterol. Inhaled fluticasone belongs to the family of medicines known as corticosteroids or steroids. It works by preventing certain cells in the lungs and breathing passages from releasing substances that cause asthma symptoms. Inhaled salmeterol is a long-acting bronchodilator. Bronchodilators are medicines that are breathed in through the mouth to open up the bronchial tubes (air passages) in the lungs. It relieves cough, wheezing, shortness of breath, and troubled breathing by increasing the flow of air through the bronchial tubes. The combination of the two medicines, as in the Advair Diskus®, is used when a patient's asthma has not been controlled sufficiently on other asthma medicines, or when a patient's condition is so severe that more than one medicine is needed every day.

Taper DPI

Adamis entered into an agreement dated as of August 1, 2013 with 3M Company to exclusively license and, upon final payment acquire, assets relating to 3M Company's patented Taper dry powder inhaler, or DPI, technology under development by 3M. The Taper DPI technology was under development as a device designed to efficiently deliver dry powder by utilizing a 3M proprietary microstructured carrier tape, to be supplied by 3M under a separate supply agreement to be negotiated with 3M. We believe that, once developed, the device can be utilized to deliver a wide variety of different drug compounds. We intend to utilize the Taper DPI assets initially to develop a pre-metered inhaler device for the treatment of asthma and chronic obstructive pulmonary disorder, or COPD, to deliver the same active ingredients as GlaxoSmithKline's Advair Diskus®. Upon completion of product development and clinical trials and if required regulatory approvals are obtained, we intend to commercially market the inhaler product to compete for a share of the Advair market with a branded generic version utilizing the Taper technology.

We believe that one advantage of the Taper DPI technology is that it can deliver drug particles without the need for lactose or formulation excipients. The majority of current dry powder products use lactose carrier excipients to enhance flowability; however, they have the disadvantage of increased bulk and require a mechanism for detaching the drug from the surface of the lactose. Lactose carrier formulations require a complicated blending process and delivery that is highly sensitive to excipient powder properties. There are currently no excipient-free dry powder inhalers in the U.S. market.

Due to the design of Taper DPI, it can efficiently deliver drug without the need for formulation excipients. As such, it enables consistent dose metering and delivery across a broad dosing range. In addition, high fine particle fractions are achievable, which could allow more active drug to be delivered deep into the patient's lungs.

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We are currently preparing an investigational new drug application, or IND, to be submitted to the FDA for approval to begin human testing of Taper DPI. Assuming receipt of sufficient funding and if clinical trials are initiated and successfully completed, we intend to pursue an abbreviated new drug application under Section 505(b)(2) of the Food, Drug & Cosmetic Act, as amended, or FDCA, to seek approval for sale in the U.S. market. We also intend to seek to identify opportunities to market Taper DPI based products outside of the U.S.

Additional Allergy Products

Additional product candidates in our allergy and respiratory product pipeline include a steroid hydrofluoroalkane, or HFA, metered dose inhaler product, referred to as APC-1000, for asthma and COPD and an HFA pressurized metered dose nasal steroid for the treatment of seasonal and perennial allergic rhinitis, referred to as APC-3000. The market for inhaled nasal steroids, or INS, as estimated by us based on the DataMonitor Report, is at least $3 billion annually. INS products are sold under prescription for seasonal allergic rhinitis. Our product candidates, if developed and approved for marketing, will target a small niche within this market. During fiscal 2011, we entered into a strategic manufacturing, supply, and product development agreement with Beximco Pharmaceuticals Ltd. Beximco is a leading manufacturer of pharmaceutical formulations and active pharmaceutical ingredients in Bangladesh. Beximco has a large number of products covering broad therapeutic categories, including asthma and allergy inhalers, antibiotics, anti-hypertensives, anti-diabetics, and anti-retrovirals. We intend to develop the APC-1000 product with Beximco. Once developed, we anticipate that we will transfer the specifications to Beximco for manufacturing. Adamis and Beximco intend to introduce a number of separate drugs into the U.S. over the next several years in the allergy and respiratory areas and may co-develop certain drugs. The anticipated dates of development and introduction of APC-1000 and APC-3000 will depend on a number of factors, including the availability of adequate funding to support product development efforts. We expect APC-3000 to be considered a "new" drug by the FDA, and accordingly we believe that we will be required to submit data for an application for approval to market APC-3000 pursuant to Section 505(b)(2) of the Food Drug and Cosmetics Act, or FDCA, although there are no assurances that this will be the case. Total time to develop the APC-3000 product, including manufacture of the product, clinical trials and FDA review, is expected to be approximately 25 months from inception of full product development efforts. Factors that could affect the actual launch date for our allergy and respiratory product candidates include the outcome of discussions with the FDA concerning the number and kind of clinical trials that the FDA will require before the FDA will consider regulatory approval of the product, any unexpected difficulties in licensing or sublicensing intellectual property rights for other components of the product such as the inhaler, any unexpected difficulties in the ability of our suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, unexpected events affecting Beximco's participation in developing and manufacturing products, and receipt of adequate funding to support product development and sales and marketing efforts.

Cancer

Cancer is a group of diseases in which malignant cells grow out of control and spread to other parts of the body. According to the NIH, cancer begins in your cells, which are the building blocks of your body. Normally, your body forms new cells as you need them, replacing old cells that die. Sometimes this process goes afoul, new cells grow when you don't need them, and old cells do not die when they should. Extra cells can form a mass called a tumor. Those tumors can be benign or malignant (cancerous). Cells from malignant tumors can invade nearby tissues and can spread to other parts of the body, called metastasis. Most treatment plans include surgery, radiation or chemotherapy. Some may involve hormone therapy, biologic therapy, or stem cell transplantation.

We believe that there is a significant market opportunity for our product candidates, should they be successfully developed, approved and commercialized. We believe that there is a significant need for new products and that there is growing interest in targeted therapies for the treatment of cancer. Worldwide sales of products used in the treatment of cancer were $52.4 billion in 2009, according to IMS, fueled by strong acceptance of innovative and effective targeted therapies.

TeloB-VAX

In April 2011, we acquired exclusive rights to patented telomerase-based cancer vaccine technology from the Regents of the University of California and the Dana-Farber/Harvard Cancer Center. We intend to pursue development of the technology initially for what we believe may be a novel cell-based vaccine product candidate for cancer, tentatively named TeloB-VAX. The technology is intended to activate the body's natural defense machinery to stimulate an immune response against one of nature's most common tumor markers, telomerase reverse transcriptase, or telomerase. We believe that a vaccine product, if developed, will utilize the patient's own B cells as antigen producing and antigen presenting cells.

In a Phase 1 study completed at UCSD in castrate resistant prostate cancer patients, the vaccine product candidate was shown to be safe and well tolerated. The vaccine was found to be immunogenic, and was shown to induce a specific CD8 T cell response. More important, the T cells induced post-vaccination were shown to specifically kill prostate cancer cells. We believe that if future trials are successful and a vaccine product is developed, such a vaccine product may have a number of competitively advantageous features, including: prolonged antigen presentation by B cells; induction of an immune response after a single injection; no need for complicated culture procedures; much fewer steps; and potentially lower cost than other competitive products. This vaccine product candidate is covered by what we believe is a unique patented platform technology using a cancer antigen marker, telomerase, that is increased in approximately 85% of all tumors.

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We believe that this technology may represent one of the first concrete opportunities to program the immune system to mobilize killer lymphocytes to combat cancer cells, including progenitor cancer stem cells that were shown to also express telomerase. Since telomerase is increased in over 85% of all cancers, a vaccine product could potentially be used to treat multiple additional telomerase-expressing cancer types, such as breast, lung, and colon cancer.

Prostate Cancer

According to the American Cancer Society and the National Cancer Institute, prostate cancer is the second-most common cancer in American men and the second leading cause of cancer death in American men. The ACS estimated that for 2013 in the United States, approximately 238,000 new cases of prostate cancer will be diagnosed and about 29,700 men will die of prostate cancer in 2013.

The Human Prostate and Prostate Cancer; Disease and Market Background

In the discussion below concerning prostate cancer, all statistics, data and information concerning incidence of disease or other conditions in the general population, market sizes, annual U.S. sales of products, U.S. prescriptions and rates of prescriptions, and similar statistical or market information are based on data published by or in the following sources: MedTrack and IMMS data reports, American Cancer Society, or ACS, Statistics and National Cancer Institute, or NCI, Statistics.

The prostate is a walnut-sized gland located in front of the rectum and underneath the urinary bladder. It is found only in men. The prostate starts to develop before birth and continues to grow until a man reaches adulthood. This growth is fueled by male hormones, the so-called androgens. The main androgen produced by men is the hormone testosterone. Testosterone can be converted by the body into dihydrotestosterone, which in turn signals the prostate to grow. The prostate stays at adult size in adult males as long as the male hormone is present at physiological levels.

A prostate cancer develops when cells in the prostate begin to grow out of control, and a cancerous tumor can form. Several types of cells are found in the prostate, but over 99% of prostate cancers develop from gland cells within the prostate. Prostate cancer, or PCa, is one of the most invasive malignancies and a leading cause of cancer related deaths in many countries. According to the American Cancer Society and the National Cancer Institute, prostate cancer is the second-most common cancer in American men, and the second leading cause of cancer death in American men. The NCI has estimated that approximately 20% of patients present with locally advanced or metastatic prostate cancer at the time of diagnosis. Metastatic prostate cancer is advanced prostate cancer that has spread beyond the prostate and surrounding tissues into distant organs and tissues. The majority of men who die from prostate cancer die from the consequences of metastatic disease. According to the National Cancer Institute, the five-year survival rate of patients with prostate cancer that has metastasized to distant organs is only about 30%. Metastatic prostate cancer is generally divided into two states: the androgen hormone-sensitive, androgen-dependent or castrate sensitive PCa state, referred to as CS-PCa; and the castrate-resistant PCa state, or CR-PCa, also referred to as the androgen hormone-refractory, androgen-independent, or the Androgen Deprivation Therapy, or ADT, resistant state.

Testosterone and other male sex hormones, known collectively as androgens, can fuel the growth of prostate cancer cells. Androgens exert their effects on prostate cancer cells by binding to and activating the Androgen Receptor, which is expressed in prostate cancer and other cells. When they first metastasize to distant sites, most prostate cancers depend on androgen hormone for tumor growth. These prostate cancers are CS-PCa prostate cancers.

For patients with advanced, metastatic CS-PCa prostate cancer, the standard of care is treatment with hormonal ablation therapy, also known as ADT. ADT is used to suppress production or block the action of androgens. Accordingly, the leading therapies currently used for the treatment of prostate cancer, after it recurs following radiation or surgery, are focused on diminishing the production of androgens, or antagonizing the effects of androgens by blocking the Androgen Ligand Binding Domain on the Androgen Receptor inside prostate cancer cells with drugs known as anti-androgens. Thus, these two different effects are achieved through two separate therapeutic approaches. The first approach is often to reduce the amount of androgens produced in the body, primarily in the testes. This can be achieved by surgical castration by removal of both testicles, or alternatively through use of one or two different kinds of ADT drugs, called chemical castration.

Adamis, collaborators, and many others now commonly recognize that androgen deprivation therapy causes prostate cancer cell programmed cell death, referred to as apoptosis, and can also contribute to pathophysiological chronic inflammation in men with CS-PCa. There is significant published data supporting the important role of chronic inflammation in the change from CS-PCa to CR-PCa.

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Most animal and human prostate cancer initially is hormone-sensitive and thus initially responds to ADT. However, according to a study published in the October 7, 2004 issue of The New England Journal of Medicine, and other studies, virtually all hormone-sensitive metastatic prostate cancers (CS-PCa) are commonly believed to undergo changes that convert CS-PCa to the castration-resistant (CR-PCa) state within a median of 18-24 months after initiation of ADT. Once in this ADT resistant CR-PCa state, CR-PCa generally continues to grow even when there is a significant reduction of testosterone production. The change to the castration-resistant state is generally determined based on monitoring either rising levels of prostate-specific antigen, or PSA, in prostate patients' blood serum, or by documented disease progression as evidenced by radiographic imaging tests (via patient MRI or bone scans) or the CR-PCa patients' presentation of significant clinical symptoms, including pain with or without chronic fatigue. Metastatic prostate cancer that has become castration-resistant most often becomes more highly advanced, resistant to therapy, and extremely aggressive. These patients have a median survival of often only 10 to 16 months because, at present, there is no successful medium- or long-term chemotherapy or immunotherapy treatment for advanced metastatic CR-PCa. Treatment of patients with CR-PCa remains a clinical challenge.

In summary, the standard treatment for localized advanced, recurrent, and metastatic prostate cancer is ADT, which blocks the growth promoting effects of androgens and activates apoptosis. After an initial favorable response, progression to androgen-independence or castration resistance is the usual outcome for which there are currently no curative treatment options. Some survival extensions can sometimes be achieved using current Taxol-based chemotherapy protocols, or recently approved therapies such as Provenge and ZYTIGA.

In 2010, Adamis licensed patents and related intellectual property relating to three cancer drug candidates developed at the University of Wisconsin. We believe these drug candidates, named APC-100, -200 and -300, may offer significant new treatment opportunities for prostate cancer.

APC-100

APC-100 is the most advanced of the three drug candidates. In animal studies conducted to date, APC-100 demonstrated anti-androgenic and anti-inflammatory activities against prostate tumors growing in animal models and showed a strong safety profile in preclinical safety studies. In 2006, APC-100 was awarded the National Cancer Institute, or NCI, Rapid Award. The award is given for promising new drugs for the treatment of cancer and resulted in significant funding for research and development of APC-100. APC-100 has demonstrated desirable pharmacological characteristics as an oral or injectable anti-inflammatory and anti-androgenic drug candidate with multiple mechanisms of action. APC-100 significantly decreases secretion of human PSA by human prostate cancer cells growing in mice and also significantly increases the time-to-tumor progression and survival of mice with prostate sensitive and castrate resistant tumors. In animal studies, APC-100 was found to be more effective than Casodex or Flutamide, which are leading prostate cancer treatments.

In August 2011, we announced the enrollment of the first patient in a Phase 1/2a prostate cancer clinical study relating to the use of the APC-100 product to treat men with castrate-resistant prostate cancer. The study began at the University of Wisconsin Carbone Cancer Center and was extended to the Wayne State University Karmanos Cancer Institute. In the trial, each patient will be assessed for toxicity, biochemical responses (PSA), radiographic and clinical responses. After completion of the Phase 1/2a APC-100 trial, we expect that we would meet with the FDA to review the trial results and determine the continuation of the clinical development with Phase 2b studies.

Additional Cancer Products

APC-200 is a drug candidate for both castrate-sensitive and castrate resistant prostate cancer. In 2007, APC-200 was awarded the NCI Rapid Award. APC-200 blocks androgen-induced hydrogen peroxide production and inflammation and inhibits mouse prostate cancer. In animal studies conducted to date, APC-200 was an excellent inhibitor of chronic inflammation, also completely inhibiting oxidase mediated high rates of hydrogen peroxide production in vivo, and significantly delaying prostate cancer progression and death in the standard mouse prostate cancer model. APC-200 has repeatedly demonstrated a statistically significant therapeutic efficacy and a strong safety profile with highly desirable pharmacological therapeutic characteristics and with the capacity to be administered as either an oral or injectable drug. After conclusion of the pre-clinical development activities, such as GMP manufacturing of drug substance and drug product, as well as conclusion of the pre-clinical safety, pharmacology and toxicology studies, we anticipate filing and opening an Adamis-sponsored IND relating to the clinical investigation of oral APC-200 in PCa patients with castrate resistant prostate cancer, assuming adequate funding and no unexpected delays.

APC-300 is a multi-targeted small molecule therapeutic drug that we believe has the potential to demonstrate anti-inflammatory, pro-apoptotic anti-cancer activities for prostate cancer patients, including men with advanced metastatic castrate resistance prostate cancer. In pre-clinical in vivo studies conducted to date, APC-300 repeatedly demonstrated a significant ability to inhibit human tumor growth and kill both castrate-sensitive and castrate-resistant human prostate cancer tumors. It also materially decreased tumor volumes and suppressed local metastasis in human to mouse xenograft models, where malignant human prostate, pancreas, or melanoma tumor tissue was grafted onto athymic immunosuppressed experimental mice. We have not yet developed a clinical protocol and other materials for submission of an IND, due to funding limitations, and we expect to begin that process once we have adequate funding.

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Other Technologies

STI Technology

In addition, we have licensed patented vaccine technology that we believe has the potential to provide protection against a number of different viral infectious agents. This novel vaccination strategy, which employs DNA plasmids, appears, based on preclinical studies conducted to date, to have the ability to "train" a person's immune system to recognize and mount a defense against particular aspects of a virus's structure. If successful, we believe this technology will give physicians a new tool in generating immunity against a number of viral infections that have been difficult to target in the past.

The first target indication for this technology has yet to be determined, but will be based on market, technology, and patent position considerations. Disease targets might include therapeutic vaccines for Influenza, Hepatitis B and C, which are known to be involved in hepatocellular carcinomas, Human Papillomavirus, which is known to be involved in head and neck squamous cell carcinomas, and prostate cancer.

The licensed technology was developed by Dr. Maurizio Zanetti, M.D., a professor at the Department of Medicine at UCSD. Dr. Zanetti has developed and patented a method of DNA vaccination by somatic transgene immunization, or STI. We have entered into a worldwide exclusive license with Dr. Zanetti, through a company of which he is the sole owner, Nevagen, LLC, to utilize the technology within the field of viral infectious agents. We believe that the technology may have broad applications and intend to target viral disease indications for its initial proof of concept.

STI, also sometimes called TLI, has already been tested in Phase I studies in humans for other vaccine applications. An immune response was elicited in the study, and the results suggested that the procedure was safe and well tolerated. We have conducted certain experiments in mice utilizing the STI technology, but our testing is currently at the preclinical stage.

We currently intend to focus initially on the development of one or more of the other licensed prostate cancer product candidates and technologies, and as a result the timing of development of this viral vaccine technology is subject to uncertainty.

Savvy/C31G

We also have a microbicide product candidate, named Savvy (C31G). On December 7, 2010, we announced the successful completion of a Phase 3 contraceptive trial of C31G. The study met its primary endpoint and was conducted by the Eunice Kennedy Shriver National Institute of Child Health and Human Development (NICHD), National Institutes of Health (NIH), in the Contraceptive Clinical Trials Network at 14 sites in the United States. The clinical investigators found that C31G was not inferior in contraceptive efficacy to the comparator drug Conceptrol®. Moreover, the gel was well-tolerated and had a high degree of acceptability in women who completed the study. No drug-related serious adverse events were observed with C31G. Drug-related side effects of C31G were generally mild and did not lead to discontinuation. Currently, to our knowledge all spermicides commercially available in the U.S., including Conceptrol, contain the active ingredient nonoxynol-9, or N-9, in a carrier such as a gel, film, cream, foam, suppository, or tablet. N-9 has been reported in some studies to cause irritant and allergic reactions in some users. Although the Conceptrol® product was effective and well-tolerated in the trial, there were a lower number of drug-related events with the C31G gel and fewer women discontinued the study due to drug-related side effects. C31G does not contain N-9 and, if commercialized, may offer an alternative for women who seek a non-hormonal method of contraception. In addition, on September 9, 2013, we announced that a recently published study conducted by university researchers at Louisiana State University Health Science Center found that C31G was effective in treating Herpes Simplex Virus, or HSV, in an eye infection, ocular keratitis, animal model using live rabbits. The rabbit eye model utilized for the study mimics the disease in humans. In the same study the researchers also reported that ocular administration of C31G was safe and well tolerated, confirming earlier clinical studies that established C31G safety and tolerability in other applications. HSV-1 is the same virus that causes cold sores and is common in humans. In the eye, it usually causes an infection of the cornea, and that infection is the most common cause of cornea-derived blindness. In previous animal studies, C31G was also active against HSV-2, the cause of genital herpes.

Before considering any actions to seek regulatory approval for a C31G product, further meetings with the FDA would likely be required to discuss the regulatory pathways for submitting an NDA for marketing approval, including whether any additional trials will be required before an NDA is submitted. In considering commercialization alternatives, we would likely seek to enter into an out-licensing or similar transaction with organizations that have a focus or business unit in the area of antimicrobials or contraception, or in other fields where C31G may have potential as a product candidate. The C31G product candidate is held by our Biosyn, Inc. subsidiary, which we acquired in 2004. Provisions in the agreement pursuant to which we acquired Biosyn, and in certain of the funding agreements and other agreements relating to the C31G product, provide for payments to the former Biosyn shareholders upon marketing approval by the FDA (or, in certain circumstances, certain foreign regulatory authorities) of C31G for one or more indications and payments to certain other third parties in the event of sales or other revenues relating to C31G or certain other events. In addition, sale or out-licensing of the C31G product candidate may require the consent of one or more such third parties. As a result, commercialization of the product may require renegotiation of the provisions relating to the former Biosyn shareholders and such third parties. Accordingly, there can be no assurances that we will be able to successfully conclude a transaction involving C31G or concerning the amounts that we might receive from any such transaction, or that any C31G product will be submitted for regulatory approval or will be approved or marketed.

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Clinical Supplies and Manufacturing

We have no in-house manufacturing capabilities. We rely on third-party contract manufacturers to make the material used to support the development of our product candidates. We purchase the material used in our clinical trial activities from various companies and suppliers.

Sales and Marketing

We do not currently have sales or marketing capabilities. In order to commercially market any pharmaceutical product that we successfully advance through preclinical and clinical development and for which we obtain regulatory approval, we must either develop a sales and marketing infrastructure or collaborate with third parties with sales and marketing capabilities. Because of the early stage of our pharmaceutical development programs, we have not yet developed a sales and marketing strategy for any pharmaceutical products that we may successfully develop.

Customers and Distribution

We do not currently sell or distribute pharmaceutical products.

Competition

The biotechnology and pharmaceutical industries are extremely competitive. Our potential competitors in the field are many in number and include major pharmaceutical and specialized biotechnology companies. Many of our potential competitors have significantly more financial, technical and other resources than we do, which may give them a competitive advantage. In addition, they may have substantially more experience in effecting strategic combinations, in-licensing technology, developing drugs, obtaining regulatory approvals and manufacturing and marketing products. We cannot give any assurances that we can compete effectively with these other biotechnology and pharmaceutical companies. Our potential competitors in these markets may succeed in developing products that could render our products and those of our collaborators obsolete or non-competitive. In addition, many of our competitors have significantly greater experience than we do in the fields in which we compete.

Our allergy and respiratory products and inhaled nasal steroid product, if developed and launched, will compete with numerous prescription and non-prescription over-the-counter products targeting similar conditions, including, in the seasonal or perennial rhinitis areas, cough and cold, as well as prescription generic products, and with other inhaled nasal steroid products. In addition, a number of large pharmaceuticals companies produce pharmaceutical products, such as antihistamines, corticosteroids and anti-leukotriene agents, which manage allergy and respiratory symptoms. The Epinephrine PFS product, if commercialized, will compete against other self-administered epinephrine products, including EpiPen, EpiPen Jr. and Twinject. Our Taper product, if developed and commercialized, is expected to compete with allergy inhaler products offered by several companies, including GlaxoSmithKline. The development and commercialization of new drugs for cancer, and of vaccine products for viral infections, is highly competitive. Most of the larger pharmaceutical companies, and many smaller public and private companies, have products or are engaged in research and development activities in these fields.

Intellectual Property

Our success will depend in large part on our ability to:

•	obtain and maintain international and domestic patent and other legal protections for the proprietary technology, inventions and improvements we consider important to our business;
•	prosecute and defend our patents;
•	preserve our trade secrets; and
•	operate without infringing the patents and proprietary rights of other parties.

We intend to continue to seek appropriate patent protection for product candidates in our research and development programs where applicable and their uses by filing patent applications in the United States and other selected countries. We intend for these patent applications to cover, where possible, claims for composition of matter, medical uses, processes for preparation and formulations.

We own or are the licensees of a total of seven issued United States patents, and related U.S. applications and foreign patents and patent applications, relating to our APC-100, APC-200, APC-300, telomerase, STI, and C31G technologies and product candidates.

Although we believe that our rights under patents and patent applications provide a competitive advantage, the patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. We may not be able to develop patentable products or processes, and may not be able to obtain patents from pending applications. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. Any patents or patent rights that we obtain may be circumvented, challenged or invalidated by our competitors.

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We also rely on trade secrets, proprietary know-how and continuing innovation to develop and maintain our competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. We seek protection of these trade secrets, proprietary know-how and any continuing innovation, in part, through confidentiality and proprietary information agreements. However, these agreements may not provide meaningful protection for, or adequate remedies to protect, our technology in the event of unauthorized use or disclosure of information. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.

Government Regulation

Pharmaceutical Regulation

If and when we market any pharmaceutical products in the United States, they will be subject to extensive government regulation. Likewise, if we seek to market and distribute any such products abroad, they would also be subject to extensive foreign government regulation.

In the United States, the FDA regulates pharmaceutical products. FDA regulations govern the testing, manufacturing, advertising, promotion, labeling, sale and distribution of pharmaceutical products, and generally require a rigorous process for the approval of new drugs. We also may be subject to foreign regulatory requirements governing clinical trials and drug product sales if products are tested or marketed abroad. The approval process outside the United States varies from jurisdiction to jurisdiction and the time required may be longer or shorter than that required for FDA approval.

Regulation in the United States

The FDA testing and approval process requires substantial time, effort and money. We cannot assure you that any of our products will ever obtain approval. The FDA approval process for new drugs includes, without limitation:

•	preclinical studies;
•	submission of an Investigational New Drug application, or IND, for clinical trials;
•	adequate and well-controlled human clinical trials to establish safety and efficacy of the product;
•	review of a New Drug Application, or NDA; and
•	inspection of the facilities used in the manufacturing of the drug to assess compliance with the FDA's current Good Manufacturing Practices, or cGMP, regulations.

Preclinical studies include laboratory evaluation of the product, as well as animal studies to assess the potential safety and effectiveness of the product. Most of these studies must be performed according to good laboratory practices, a system of management controls for laboratories and research organizations to ensure the consistency and reliability of results. The results of the preclinical studies, existing clinical and/or human use data (if applicable) together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which we are required to file before we can commence any clinical trials for our product candidates in the United States. Clinical trials may begin 30 days after an IND is received, unless the FDA raises concerns or questions about the conduct of the clinical trials. If concerns or questions are raised, an IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. We cannot assure you that submission of any additional IND for any of our preclinical product candidates will result in authorization to commence clinical trials.

Clinical trials involve the administration of the product candidate that is the subject of the trial to volunteers or patients under the supervision of a qualified principal investigator. Each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at each institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, safety of human subjects and the possible liability of the institution arising from the conduct of the proposed clinical trial. Also, clinical trials must be performed according to good clinical practices, which are enumerated in FDA regulations and guidance documents.

Clinical trials typically are conducted in sequential phases: Phases 1, 2 and 3. The phases may overlap. The FDA may require that we suspend clinical trials at any time on various grounds, including if the FDA makes a finding that the subjects participating in the trial are being exposed to an unacceptable health risk.

In Phase 1 clinical trials, a drug is usually tested on patients to determine safety, any adverse effects, proper dosage, absorption, metabolism, distribution, excretion and other drug effects.

In Phase 2 clinical trials, a drug is usually tested on a limited number of subjects to preliminarily evaluate the efficacy of the drug for specific, targeted indications, determine dosage tolerance and optimal dosage, and identify possible adverse effects and safety risks.

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In Phase 3 clinical trials, a drug is usually tested on a larger number of subjects in an expanded patient population and at multiple clinical sites.

We cannot assure you that any of our current or future clinical trials will result in approval to market our products.

An NDA must include comprehensive and complete descriptions of the preclinical testing, clinical trials and the chemical, manufacturing and control requirements of a drug that enable the FDA to determine the drug's safety and efficacy. A NDA must be submitted, filed and approved by the FDA before any product that we may successfully develop can be marketed commercially in the United States.

The facilities, procedures and operations for any of our contract manufacturers must be determined to be adequate by the FDA before product approval. Manufacturing facilities are subject to inspections by the FDA for compliance with cGMP, licensing specifications and other FDA regulations before and after a NDA has been approved. Foreign manufacturing facilities are also subject to periodic FDA inspections or inspections by foreign regulatory authorities. Among other things, the FDA may withhold approval of NDAs or other product applications if deficiencies are found at the facility. Vendors that may supply us with finished products or components used to manufacture, package and label products are also subject to similar regulations and periodic inspections.

In addition, the FDA imposes a number of complex regulatory requirements on entities that advertise and promote pharmaceuticals, including, but not limited to, standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities, and promotional activities involving the Internet.

Failure to comply with FDA and other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA's review of NDAs, injunctions and criminal prosecution. Any of these actions could have a material adverse effect on us.

Section 505(b)(2) New Drug Applications

Most drug products obtain FDA marketing approval pursuant to an NDA or an Abbreviated NDA, or ANDA. A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on the FDA's findings of safety and efficacy of an existing product, or published literature, in support of its application. Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon the FDA's findings with respect to certain pre-clinical or clinical studies conducted for an approved product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is subject to existing exclusivity for the reference product and is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Thus approval of a Section 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Regulation Outside the United States

If we market our products in foreign countries, we also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product approval, pricing and reimbursement vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained before manufacturing or marketing the product in those countries. The approval process varies from country to country and the time required for such approvals may differ substantially from that required for FDA approval. There is no assurance that any future FDA approval of any of our clinical trials or drugs will result in similar foreign approvals or vice versa.

Additional Regulation

Third-Party Reimbursement

In the United States, physicians, hospitals and other healthcare providers that purchase pharmaceutical products generally rely on third-party payors, principally private health insurance plans, Medicare and, to a lesser extent, Medicaid, to reimburse all or part of the cost of the product and procedure for which the product is being used. Even if a product is approved for marketing by the FDA, there is no assurance that third-party payors will cover the cost of the product and related medical procedures. If they do not, end-users of the drug would not be eligible for any reimbursement of the cost, and our ability to successfully market any such drug would be materially and adversely impacted.

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Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country basis. In many foreign markets, including markets in which we hope to sell our products, the pricing of prescription pharmaceuticals is subject to government pricing control. In these markets, once marketing approval is received, pricing negotiations could take significant additional time. As in the United States, the lack of satisfactory reimbursement or inadequate government pricing of any of our products would limit their widespread use and lower potential product revenues.

Fraud and Abuse Laws

Federal and state anti-kickback and anti-fraud and abuse laws, as well as the federal Civil False Claims Act may apply to certain drug and device research and marketing practices. The Civil False Claims Act prohibits knowingly presenting or causing to be presented a false, fictitious or fraudulent claim for payment to the United States. Actions under the Civil False Claims Act may be brought by the Attorney General or by a private individual acting as an informer or whistleblower in the name of the government. Violations of the Civil False Claims Act can result in significant monetary penalties. The federal government is using the Civil False Claims Act, and the threat of significant liability, in its investigations of healthcare providers, suppliers and drug and device manufacturers throughout the country for a wide variety of drug and device marketing and research practices, and has obtained multi-million dollar settlements. The federal government may continue to devote substantial resources toward investigating healthcare providers', suppliers' and drug and device manufacturers' compliance with the Civil False Claims Act and other fraud and abuse laws. We may have to expend significant financial resources and management attention if we ever become the focus of such an investigation, even if we are not guilty of any wrong doings.

HIPAA

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the use of standard transactions, privacy and security standards and other administrative simplification provisions, by covered entities which include many healthcare providers, health plans and healthcare clearinghouses. HIPAA instructs the Secretary of the Department of Health and Human Services to promulgate regulations implementing these standards in the United States.

Other Laws

We are also subject to other federal, state and local laws of general applicability, such as laws regulating working conditions, and various federal, state and local environmental protection laws and regulations, including those governing the discharge of material into the environment.

License Agreements

Agreement Relating to Taper DPI Technology

On August 1, 2013, we entered into an agreement to initially license and, with an additional payment, fully acquire from 3M Company certain intellectual property and assets relating to 3M's Taper Dry Powder Inhaler, or DPI, technology under development for the treatment of asthma and COPD. The intellectual property includes patents, patent applications and other intellectual property relating to the Taper assets.

Pursuant to the terms of the agreement, Adamis made an initial non-refundable payment to 3M of $3.0 million and obtained an exclusive worldwide license to the assets and intellectual property in all indications in the dry powder inhalation field through December 31, 2013. Upon a subsequent closing payment by Adamis of an additional $7.0 million before December 31, 2013, and satisfaction of other customary closing conditions, ownership of the assets and intellectual property will be transferred to Adamis, with Adamis granting back to 3M a license to the intellectual property assets outside of the dry powder inhalation field.

Under the agreement, if Adamis has not made the closing payment and the closing has not occurred by December 15, 2013, then 3M may in its discretion elect to accept payment of the closing payment by delivery of a number of shares of Adamis common stock equal to $14,000,000 divided by the average of the closing prices of the Adamis common stock for the 30 trading days preceding the business day before the closing date.

If the closing does not occur by December 31, 2013, then the exclusive license converts to a non-exclusive license, and 3M can license, transfer, assign or otherwise enter into any transaction involving the assets with any third party. If after December 31, 2013, 3M sells or enters into an agreement with a third party to sell or exclusively license in any territory any of the assets, then 3M may terminate the agreement with us. If at any time prior to June 30, 2014 3M has not entered into such an agreement with a third party and Adamis tenders the closing payment in cash plus a premium of $1,000,000, and the other closing conditions are satisfied or waived, then the assets will be transferred to Adamis with the same effect as if the closing had occurred before December 31, 2013. If the closing does not occur by June 30, 2014, 3M may terminate the agreement. Pursuant to the agreement, after full payment of the purchase price 3M has agreed to provide certain services to assist with transfer and transition of the assets to us. The agreement includes certain other customary provisions, including representations and warranties, warranty disclaimers and indemnification provisions.

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The design of the Taper DPI inhaler uses proprietary 3M technology to store the active pharmaceutical ingredients on a microstructured carrier tape. Under the agreement, 3M and Adamis have agreed to work in good faith to negotiate and enter into a separate supply agreement before the closing providing for the supply of the drug delivery tape to be used with the product.

License Agreements Relating to APC-100, APC-200 and APC-300

Pursuant to an agreement entered into in February 2010, a privately held company assigned to us all of its rights under exclusive license agreements relating to the APC-100, APC-200 and APC-300 product candidates, in return for consideration consisting of shares of our common stock. Under the license agreement, Wisconsin Alumni Research Foundation, or WARF, is the licensor of the patents, patent applications and related intellectual property relating to the compounds. Under each separate agreement, WARF grants to us, as the licensee, an exclusive license, with rights of sublicense, under the patents and patent applications identified in the agreement, for the fields of human nutraceuticals, preventatives, therapeutics and diagnostics and for all territories worldwide that are covered by any of the licensed patents.

The license agreements include milestones that we, as the licensee, agree to meet by certain dates, relating to obtaining cumulative funding by certain dates, the filing of an IND relating to a covered product, enrollment of a first patient under a Phase II clinical trial by certain dates, and filing of an NDA with the FDA relating to a covered product by certain dates. WARF has the right to terminate the license agreement with advance notice if we fail to meet any of the funding milestones or commercialization milestones. Under each agreement, we agree to pay WARF a milestone payment of $25,000 upon the filing of the first IND or comparable regulatory filing for a covered product, and additional payments upon the achievement of the additional milestones, aggregating approximately $600,000.

Under all of the agreements, we agree to pay product royalties to WARF based on net sales of covered products, at a rate of 5% of net sales. The agreements include customary stacking provisions providing for a reduction in royalties if we become obligated to pay royalties to other third parties on sales of covered products, but in all events the rate will be not less than 2.5% of net sales. In addition, if we receive any fees or other payments in consideration for any rights granted under a sublicense, and the fees or payments are not based directly on the amount or value of products sold by the sublicensee or provided as reimbursement for research and development costs incurred by us, then we are obligated to pay to WARF a percentage of such payments, ranging from 10% to 40% depending on what the stage of regulatory approval and clinical trial development at the time the payments are received. Each agreement provides that we will reimburse WARF for legal fees and other costs incurred in filing, prosecuting and maintaining the licensed patents during the term of the agreement. These amounts will accrue for a period of four years after the date of the agreement, after which time the accrued amounts will be paid in four annual installments.

The term of each agreement continues until the date that none of the licensed patents under the agreement remains an enforceable patent. We may terminate the agreement at any time with 90 days prior notice to WARF. WARF may terminate the agreement if the date of first commercial sale of a covered product does not occur by December 31, 2020 under the APC-100 and APC-200 agreements and December 31, 2021 under the APC-300 agreement. WARF may also terminate the agreement following our failure to meet a funding or commercialization milestone, or if we fail to pay amounts when due or deliver a development report or commits a material breach of the agreement and fail to cure the default within 90 days.

Telomerase Vaccine Technology

Our telomerase vaccine technology was licensed pursuant to exclusive license agreements entered into in April 2011 with the Regents of the University of California and the Dana-Farber Cancer Institute, Inc. Pursuant to the agreement with the University of California, we acquired a license to certain patents and related intellectual property rights relating to a telomerase-based cancer vaccine technology. We licensed a complementary patent based on technology from the Dana-Farber Cancer Institute, Inc. Under the terms of the license agreement, we licensed the patents and related intellectual property for a field that includes therapeutic and preventive cancer vaccines in humans, and for a territory that includes the United States. The term of the license extends through the expiration date of the longest-lived patent rights covered by the agreement. Under the agreement, we paid to the universities a small upfront license issue fee in connection with the execution of the license agreement. We will pay the universities a small annual maintenance fee on the first three anniversaries of the date of the agreement, increasing in an immaterial amount thereafter, until we or a permitted sublicensee is commercially selling a licensed product.

For the first indication of a licensed product, we will make payments upon reaching specified milestones in clinical development and obtaining U.S. regulatory approval for a licensed product, potentially aggregating approximately $1.87 million if all milestone payments are made, including obtaining U.S. regulatory approval for a licensed product. Similar payments apply to the second indication of a licensed product. The agreement also provides that we will pay the universities royalties, in the low single digits, payable on net sales of licensed products. The agreement includes customary provisions for adjusting the royalty rate in the case of a combination product that includes a licensed product and other products or product components. The agreement includes customary royalty stacking provisions providing for a reduction in the royalty rate if we are required to pay royalties to other third parties to acquire patent rights necessary to make, use or sell licensed products, up to one-half of the amounts otherwise due to the universities.

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If we enter into sublicenses of the licensed technology, then a portion of the sublicense fees received by us from the sublicensee is payable to the universities, with the exact percentage depending on the time during the product development, clinical trials and regulatory approval process that the sublicense is entered into. If we receive product royalty payments from sublicensees, we are obligated to pay a percentage of those fees to the universities, with the exact percentage depending on the status of product development and commercialization. Following commercial sales of a licensed product, the agreement provides for minimum annual royalties to the universities, with an increased amount starting with the third full year of sales. We are responsible for payment of patent costs relating to the licensed patents, including patent costs previously incurred by the universities. In the agreement, we agree to diligently proceed with the development, manufacture and sale of licensed products, and to satisfy certain development and regulatory submission milestones by certain dates. Failure to satisfy these obligations permits the universities to either terminate the license agreement or convert the license to a non-exclusive license. The universities may terminate the agreement if we fail to perform or violate any term of the agreement and do not cure the default within 60 days of notice. We may terminate the agreement upon 90 days' notice to the universities.

License Agreement Relating to Vaccine Technologies

On July 28, 2006, for consideration consisting of shares of our common stock and a $55,000 initial license fee, we entered into a worldwide exclusive license agreement with Nevagen, LLC, an entity owned by Dr. Zanetti, to utilize technology held by Nevagen within the field of viral infectious agents. The licensed intellectual property includes the use of the technology known as "Transgenic Lymphocyte Technology" covered by certain U.S. and foreign patents and patent applications. The license will terminate with the expiration of the U.S. patent for the intellectual property.

For the first product, we will make payments upon reaching specified milestones in clinical development and submission of an application regulatory approval, potentially aggregating $900,000 if all milestone payments are made. As of the date of this prospectus, no milestones have been achieved and no milestone payments have been made. The agreement also provides that we will pay Nevagen royalties, in the low single digits, payable on net sales received by us of covered products. If additional technologies are required to be licensed to produce a functional product, the royalty rate will be reduced by the amount of the royalty paid to the other licensor, but not more than one-half the specified royalty rate. Royalties and incremental payments with respect to influenza will continue until reaching a cumulative total of $10.0 million.

Adamis and Nevagen have the right to sublicense with written permission of the other party. In the event that Nevagen sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to us. If we sublicense the intellectual property for use in influenza to a third party, Nevagen will be paid a fixed percentage of all license fees, royalties, and milestone payments, in addition to royalties due and payable based on net sales.

If we grant a sublicense to another company for any indication in the field covered by the license agreement other than with respect to influenza, Nevagen will be paid a portion of all license fees, royalties and milestone payments, with the percentage declining over time based on the year in which the sublicense is granted. Certain incremental non-flu virus related sublicensing payments described in the license agreement are specifically excluded from the royalty cap.

All improvements of the intellectual property conceived of, or reduced to practice by us, or made jointly by us and Nevagen, will be owned solely by us. We granted Nevagen a royalty-free nonexclusive license to use any improvements made on the existing technology for research purposes only, but not for any commercial purposes of any kind. We have agreed to grant to Nevagen a royalty-free license for any improvement needed for the commercialization of the intellectual property for Nevagen's use outside the field licensed to us. If Nevagen sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to us. We also have the right of first offer to license certain related technologies from Nevagen, if and when it becomes available.

We have the right to terminate the agreement if it is determined that no viable product can come from the licensed technology. Upon such termination, we would be required to transfer and assign to Nevagen all filings, rights and other information in our control. We would retain the same royalty rights for license, or sublicense, agreements if the technology is later developed into a product. Either party may terminate the license agreement in the event of a material breach of the agreement by the other party that has not been cured or corrected within 90 days of notice of the breach.

Employees

As of July 1, 2013, we employed 8 regular full-time employees and no part-time employees. None of our employees are subject to a collective bargaining agreement or represented by a labor or trade union, and we believe that our relations with our employees is good. We believe that we have been successful in attracting skilled and experienced personnel, but competition for personnel is intense and there can be no assurance that we will be able to attract and retain the individuals needed.

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Properties

In April 2011, we leased approximately 2,400 square feet of office space in San Diego, California. The term of the lease is three years. The rent for the remaining months of the lease term is approximately $5,528 per month. There are no options to extend the lease term. Total rent expense was $64,948 and $71,050 for the years ended March 31, 2013 and 2012, respectively.

Legal Proceedings

In addition to the matters described below, we may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, which in our opinion will not have a material adverse effect on our financial condition, cash flows or results of operations.

Curtis Leahy, et. al. v. Dennis J. Carlo, et al.

Adamis and certain of its officers and/or directors, including Dennis Carlo, David Marguglio and Robert Hopkins, were named as defendants in May 2010 in a lawsuit entitled Curtis Leahy, et. al. v. Dennis J. Carlo, et al., filed in the San Diego superior court. The plaintiffs – Antaeus Capital Partners, Curtis Leahy, and David Amron – were Adamis shareholders. Plaintiffs asserted claims for violations of the California Corporations Code and claims for common law fraud and negligent misrepresentation, based on allegations that defendants misrepresented and omitted material information in private placement memoranda distributed by Adamis (before it was a public company) in 2006 and 2008 regarding, among other things, Adamis' license rights with respect to certain patented anti-viral technology.

In 2011, the plaintiffs unsuccessfully attempted to have the lawsuit certified as a class action on behalf of a putative class of shareholders who purchased stock pursuant to either or both of Adamis' 2006 and 2008 private placement memoranda. The court denied the plaintiff's motion, and plaintiffs appealed the court's order denying class certification.

Adamis filed a motion for summary judgment in March 2012. At the plaintiffs' request, in June 2013 the parties entered into preliminary settlement negotiations. Although Adamis believes that the plaintiffs' allegations were without merit, Adamis and its insurance carrier agreed to a settlement of the litigation with two of the plaintiffs, including the plaintiff who had sought to be certified as the class representative, with all amounts under the settlement paid by our insurance carrier. In August 2013, the court dismissed the remainder of the case without prejudice.

Agape World, Inc.

Agape World, Inc. is a company involved in an involuntary bankruptcy proceeding filed in 2009. Its principal, Nicholas Cosmo, was indicted on many counts of wire fraud and other claims, based on allegations that he operated a Ponzi scheme through Agape and other entities. Mr. Cosmo pled guilty in 2010 and to the company's knowledge is serving his sentence in prison. More than three years before the date of this prospectus, the bankruptcy trustee of Agape contacted Adamis by telephone, asserting that Agape World paid $1.0 million to Adamis for two million shares of common stock of Adamis, but that the stock was issued not to Agape World but instead to Mr. Cosmo, a principal of Agape World, and claiming that this constituted a fraudulent transfer. The company believes that the trustee has recovered the stock from the principal. The company responded to the trustee denying any fraudulent transfer or any other basis for a claim by the trustee. There has been no further communication between the trustee and Adamis for more than three years, and no suit or any action has been filed against Adamis. Management believes that the trustee has no basis for any fraudulent transfer or other claims against Adamis. Due to the limited nature of discussions with Agape, the early stage of this matter and the facts in this case, the outcome of this matter cannot be determined at this time.

The litigation described above could divert management time and attention from Adamis, could involve significant amounts of legal fees and other fees and expenses. An adverse outcome in any such litigation could have a material adverse effect on Adamis.

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MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth the names and ages of the members of our board of directors, or the Board, and our executive officers and the positions held by each as of July 31, 2013.

NAME	AGE	PRINCIPAL OCCUPATION/POSITION WITH ADAMIS
Dennis J. Carlo, Ph.D.	69	President, Chief Executive Officer and Director
Kenneth M. Cohen	58	Consultant, Director
Craig A. Johnson	51	Consultant, Director
David J. Marguglio	43	Senior Vice President of Corporate Development, Director
Tina S. Nova, Ph.D.	59	President of Genoptix, Inc., Director
Robert O. Hopkins	53	Vice President, Finance and Chief Financial Officer
Karen K. Daniels	60	Vice President of Operations
Thomas Moll, Ph.D.	48	Vice President of Research

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Executive Biographies

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Dennis J. Carlo, Ph.D. Dr. Carlo became President, Chief Executive Officer and a director of Adamis in April 2009 in connection with the closing of the merger transaction between Cellegy Pharmaceuticals, Inc. and Adamis Corporation, which was formerly known as Adamis Pharmaceuticals Corporation, or Old Adamis; pursuant to the merger, Cellegy was the surviving corporation in the merger and changed its name to Adamis Pharmaceuticals Corporation. Dr. Carlo was a co-founder of Old Adamis and served as its President and Chief Executive Officer, and a director, from October 2006 to April 2009. From 2003 to 2006, he served as president of Telos Pharmaceuticals, a private biotechnology company, from 2003 to 2006. From 1982 to 1987, he served as Vice President of Research and Development and Therapeutic Manufacturing at Hybritech Inc., a pharmaceutical and life science company which was acquired by Eli Lilly & Co in 1985. After the sale to Lilly, Dr. Carlo, along with Dr. Jonas Salk, James Glavin and Kevin Kimberland, founded Immune Response Corporation, a public biotechnology company, where he served as its President and Chief Executive Officer from 1994 to 2002. Before then, he held various positions with life science companies, including Merck & Co. Dr. Carlo received a B.S. degree in microbiology from Ohio State University and has a Ph.D. in Immunology and Medical Microbiology from Ohio State University. In 1991 Dr. Carlo received the Ernst & Young entrepreneur of the year award.

Kenneth M. Cohen. Mr. Cohen has served as one of our directors since January 2011. He is an advisor to companies, entrepreneurs and investors in the life sciences area. He was a co-founder of publicly held Somaxon Pharmaceuticals and served as its President and Chief Executive Officer from August 2003 through December 2007 and continued as a director until June 2008. Previously, he was an independent advisor to various biotechnology and pharmaceutical companies, entrepreneurs and investors, including Synbiotics Corporation, Applied NeuroSolutions, Inc. and Highbridge Capital Management. From May 1996 to April 2001, he was President and Chief Executive Officer of Synbiotics Corporation, a veterinary diagnostics company. From March 1995 to February 1996, Mr. Cohen was Executive Vice President and Chief Operating Officer for Canji Incorporated, a human gene-therapy company, until its acquisition by Schering-Plough Corporation in February 1996. Prior to joining Canji, he was Vice President of Business Affairs at Argus Pharmaceuticals, Inc. and Vice President of Marketing and Business Development for LifeCell Corporation. Mr. Cohen began his career at Eli Lilly and Company in 1978, where, among many different responsibilities over 10 years, he directed business planning for the Medical Instrument Systems Division and managed the launch of Prozac. He received an A.B. in biology and chemistry from Dartmouth College and an M.B.A. from the Wharton School of The University of Pennsylvania.

Craig A. Johnson. Mr. Johnson has served as one of our directors since February 2011. He served as Chief Financial Officer of PURE Bioscience, Inc. from August 2011 to May 2012, and Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. from 2010 to 2011. Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. from 2004 until the company's acquisition by Raptor Pharmaceuticals Corp. in October 2009, and then as Vice President of TPTX, Inc., a wholly owned subsidiary of Raptor Pharmaceutical Corp. through March 2010. From 1994 to 2004, he was employed by MitoKor, Inc. and last held the position of Chief Financial Officer and Senior Vice President of Operations. Prior to joining MitoKor, Mr. Johnson served as a senior financial executive for several early-stage technology companies, and he also practiced as a Certified Public Accountant with Price Waterhouse. Mr. Johnson served as a director and the chairman of the audit committee for Ardea Biosciences, Inc., from 2008 until the company's acquisition by AstraZeneca PLC in June 2012. Mr. Johnson received his B.B.A. in accounting from the University of Michigan and is a certified public accountant.

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David J. Marguglio. Mr. Marguglio joined Adamis as Vice President, Business Development and Investor Relations, and a director in April 2009 in connection with the closing of the merger transaction between Cellegy and Old Adamis. Mr. Marguglio was a co-founder of Old Adamis and served as its Vice President of Business Development and Investor Relations, and a director, since its inception in June 2006 until April 2009. From 1996 to 2006, he held various positions with Citigroup Global Markets, Smith Barney and Merrill Lynch. Before entering the financial industry, from 1994 to 1996, he founded and ran two different startup companies, the latter of which was eventually acquired by a Fortune 100 company. From 1993 to 1994, he served as financial counsel for the commercial litigation division of a national law firm. He received a degree in finance and business management from the Hankamer School of Business at Baylor University.

Tina S. Nova, Ph.D. Dr. Nova has served as a member of our Board of Directors since February 2011. Dr. Nova is a co-founder of Genoptix, Inc., a medical laboratory diagnostics company, and has served as its President since 2000. Dr. Nova also served as Genoptix' Chief Executive Officer and as a member of its board of directors from 2000 until Novartis AG acquired Genoptix in February 2011. Dr. Nova was a co-founder of Nanogen, Inc., a provider of molecular diagnostic tests, and she served as its Chief Operating Officer and President from 1994 to 2000. Dr. Nova served as Chief Operating Officer of Selective Genetics, a targeted therapy, biotechnology company, from 1992 to 1994, and in various director-level positions with Ligand Pharmaceuticals Incorporated, a drug discovery and development company, from 1988 to 1992, most recently as Executive Director of New Leads Discovery. Dr. Nova has also held various research and management positions with Hybritech, Inc., a former subsidiary of Eli Lilly & Company, a pharmaceutical company. Dr. Nova also served as a member of the board of directors of Cypress Bioscience, Inc., a company focused on developing drugs for functional somatic syndromes. Dr. Nova was the Chair of the board of directors of BIOCOM from March 2001 to March 2002. Dr. Nova holds a B.S. in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.

Robert O. Hopkins. Mr. Hopkins became Vice President, Finance and Chief Financial Officer of Adamis in April 2009 in connection with the closing of the merger transaction between Cellegy and Old Adamis. He joined Old Adamis in April 2007 as Vice President, Finance and Chief Financial Officer. From 2000 to 2004, he was an Executive Vice President and the Chief Financial Officer of Chatham Capital Corp. In that position he managed financial operations for a corporation that held several hospitals, an extensive life sciences operation and a number of other business units within its portfolio. Mr. Hopkins served as Chief Financial Officer of Veritel Corp. from 1999 and 2000, a biometric software company. He has also served as Chief Operating Officer for Circle Trust Company from 2004 to 2005, during which time he was responsible for corporate reorganization after acquiring a troubled trust company. From 2005 until Mr. Hopkins joined Old Adamis in April 2007, he consulted for Acumen Enterprises providing analysis and business plans for the various projects with which the company was involved. From 1997 to 1999, Mr. Hopkins was Senior Vice President for Finance for the Mariner Post-Acute Network, Atlanta, Georgia. In this position he was responsible for financial management of a division consisting of 12 long-term, acute care hospitals. Among his previous medical-related experience, he has served as Assistant Administrator of Finance for Kindred Hospitals; President and Chief Executive Officer of Doctors Hospital of Hyde Park; and Vice President of Accounting for Cancer Treatment Centers of America. Mr. Hopkins received a B.S. degree in Finance from Indiana State University and an M.B.A. from Lake Forest Graduate School of Management.

Karen K. Daniels. Ms. Daniels joined Adamis in July 2009 as Vice President of Operations. She has over 30 years of experience in operational and engineering roles across diverse industries including electronics, medical devices, contract manufacturing and pharmaceutical manufacturing. Prior to joining Adamis, Ms. Daniels served as President of Althea Technologies from 2007 to 2009. Althea Technologies is a contract manufacturer for the pharmaceutical industry. She also served as Senior Director of Operations and Logistics for Vidacare, a medical device manufacturer from 2006 to 2007. From 2003 to 2006, she was President of Lambda Power. Ms. Daniels received a B.S. degree from the University of Arizona.

Thomas Moll, Ph.D. Dr. Moll joined Adamis Pharmaceuticals in February 2008 Vice President of Research. He has close to 20 years of experience in both academic and industrial preclinical research and development in the areas of inflammation, immunology and cancer biology. Prior to joining Adamis, Dr. Moll was Vice President of Research at privately held Telos Pharmaceuticals from 2003 to 2008. From 1998 to 2003 he was Vice President of Immunology at Cardion AG, a privately held German biotech company. Dr. Moll holds a diploma in Biology II from the University of Basel, Switzerland, and received his doctorate degree in Genetics and Biochemistry from the University of Vienna, Austria.

Director Experience, Qualifications, Attributes and Skills

We believe that the backgrounds and qualifications of our directors, considered as a group, provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have executive experience at public companies, as well as experience serving on other companies' boards, which provides an understanding of different business processes, challenges and strategies facing boards and other companies. Further, our directors also have other experience that makes them valuable members and provides insight into issues relevant to Adamis, such as prior experience with financing transactions, acquisitions and licensing transactions.

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The following highlights the specific experience, qualification, attributes and skills of our individual Board members that have led our Nominating and Governance Committee and the Board to conclude that these individuals should serve on our Board:

Dennis J. Carlo, Ph.D., brings his executive experience, including his experience in senior management positions at several companies in the life science industry including Immune Response Corporation, Hybritech Inc. and Merck & Co., his extensive knowledge of the markets in which we compete and intend to compete, and his deep knowledge of Adamis gained from his position as chief executive officer of Adamis.

Kenneth M. Cohen brings his extensive leadership, business and scientific knowledge of the life science industry, including his service as an officer and director of private and public biotechnology companies including Somaxon Pharmaceuticals and the knowledge gained from consulting to numerous companies in the biotechnology and pharmaceuticals industries and to entrepreneurs and investors in the life science area, as well as his previous experience working at large pharmaceutical companies.

Craig A. Johnson brings his extensive public accounting, financial and executive management background and experience at many pharmaceutical and life science companies including Pure Bioscience, Inc., NovaDel Pharma Inc., TorreyPines Therapeutics, Inc. and MitoKor, Inc., as well as his service on the board of directors and audit committee of Ardea Bioscience, Inc.

David J. Marguglio brings his executive experience, including his experience in business development of new companies and financial services background, and his deep knowledge of Adamis gained from his position as an officer of Adamis.

Tina S. Nova, Ph.D., brings her extensive leadership, business and scientific expertise, including her background of founding, financing, developing and operating companies in the healthcare industry, her service in senior management positions at several public and private companies in the life science industry including Genoptix, Inc., Nanogen and Selective Genetics, her experience in successfully developing, launching and commercializing medical products, and her service on other public company boards of directors.

Family Relationships

There is no family relationship between any of our officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, during the last 10 years, none of our directors, executive officers (including those of our subsidiaries), promoters or control persons have:

•	had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;
•	been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;
•	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; or
•	been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Leadership Structure and Role in Risk Oversight

Our Board evaluates its leadership structure and role in risk oversight on an ongoing basis. At the present time, the Board has not appointed a director to act as Chair of the Board or as a lead independent director, although Dr. Carlo has typically functioned as chairman of meetings of the board of directors for purposes of conducting board meetings. The Board does not currently have a policy, one way or the other, with respect to whether the same person should serve as both the chief executive officer and chair of the Board or, if the roles are separate, whether the chair of the Board should be selected from the non-employee directors or should be an employee.

The Board is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. The Board believes this division of responsibilities is the most effective approach for addressing the risks facing Adamis. Through our President and Chief Executive Officer, and other members of management, the Board receives periodic reports regarding the risks facing Adamis. Our independent directors meet without the presence of management in connection with regularly scheduled Board meetings. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment. Each of the standing committees of the Board is composed entirely of independent directors, with each of the committees having a separate chair. Each of our Board committees also considers the risk within its area of responsibilities. Our non-management members of the Board meet in executive session at each Board meeting.

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Director Independence

The Board annually determines the independence of each director, based on the independence criteria set forth in the listing standards of the Marketplace Rules of NASDAQ. In making its determinations, the Board considers all relevant facts and circumstances brought to its attention as well as information provided by the directors and a review of any relevant transactions or relationships between each director or any member of his or her family, and Adamis, its senior management or Adamis' independent registered public accounting firm. Based on its review, the Board determined that each member of the board of directors, other than Dr. Carlo and Mr. Marguglio who are executive officers of Adamis, is independent under the NASDAQ criteria for independent board members, and that each member of the standing committees of the Board is independent under such criteria.

Our Audit Committee is responsible for overseeing risk management and on at least an annual basis reviews and discusses with management policies and systems pursuant to which management addresses risk, including risks associated with our audit, financial reporting, internal control, disclosure control, legal and regulatory compliance, and investment policies. Our Audit Committee also serves as the contact point for employees to report corporate compliance issues. Our Audit Committee regularly reviews with our Board any issues that arise in connection with such topics. Our full Board regularly engages in discussions of risk management to assess major risks facing the Company and reviews options for their mitigation.

Committees of the Board

Our Board has the following three committees: (1) Audit Committee, (2) Compensation Committee, and (3) Nominating and Governance Committee. The members of each committee are Kenneth M. Cohen, Craig A. Johnson and Tina S. Nova, Ph.D. Mr. Johnson is Chair of the Audit Committee; Dr. Nova is Chair of the Compensation Committee; and Mr. Cohen is Chair of the Nominating and Governance Committee. Copies of the charter of each committee were attached as appendices to our proxy statement for our 2012 annual meeting of stockholders filed with the SEC on August 28, 2012.

Audit Committee

The Audit Committee assists the full Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Subject to an approved charter, the Audit Committee reviews our financial results, accounting practices, internal control systems, financial reporting processes and the reliability of our financial statements, and the fee arrangements with our independent auditors, as well as their independence and performance, is responsible for appointing, replacing and discharging our independent auditors, and meets with our independent auditors concerning the scope and terms of their engagement and the results of their audits. The Audit Committee also recommends to our stockholders the appointment of the independent registered public accounting firm. The Audit Committee also reviews and approves related party transactions. The Board has determined that each member of the Audit Committee is "independent" as defined by the applicable NASDAQ rules and by the Sarbanes-Oxley Act of 2002 and regulations of the SEC, and that Mr. Johnson qualifies as an "audit committee financial expert" as defined in such regulations.

The Audit Committee meets with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. The Audit Committee discusses these matters with our independent registered public accounting firm and with appropriate financial personnel from Adamis. Meetings are held with participation from the independent registered public accounting firm. The independent registered public accounting firm is given unrestricted access to the Audit Committee. In addition, the Audit Committee reviews our budget and capital requirements, and reports its recommendations to the full Board for approval and to authorize action.

Compensation Committee

Principal functions of the Compensation Committee include: (i) reviewing and recommending approval of compensation arrangements of our chief executive officer and our other executive officers, (ii) to the extent the Board delegates such authority to the committee, administering our equity incentive plans and agreements, (iii) reviewing and making recommendations to the Board with respect to incentive compensation and equity plans, and (iv) performing other duties regarding compensation for employees and consultants as the Board may from time to time delegate to the committee. Subject to provisions of any applicable employment agreements, the compensation committee typically reviews base salary levels and total compensation for executive officers at least annually. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation—that is, changes in base salary, and non-equity and equity incentive plan compensation—of the chief executive officer and our other named executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total direct compensation.

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Our full Board ultimately makes the final decisions regarding the chief executive officer's and the other named executive officers' total direct compensation; to the extent that the chief executive officer or other officer is also a director, such person is not present during voting or deliberations of the Board or the Compensation Committee concerning his or her compensation. With respect to equity compensation, the compensation committee or the Board grants stock options or other equity awards, often after receiving a recommendation from our chief executive officer (except in the case of awards to the chief executive officer). The compensation committee has authority in its discretion to retain its own compensation consultants and to obtain advice and assistance from internal or external legal, accounting or other advisors. The committee did not retain any compensation consultants in connection with establishing compensation levels for officers for fiscal 2013. Management plays a role in the compensation-setting process. The most significant aspects of management's role are to evaluate employee performance and recommend salary levels and equity compensation awards. Our chief executive officer usually makes recommendations to the compensation committee and the Board concerning compensation for other executive officers.

Compensation Committee Interlocks and Insider Participation

No executive officer has served as a director or member of the Board or the Compensation Committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of or member of our Board or our Compensation Committee. Dr. Carlo, our President and Chief Executive Officer, may participate in discussions with the Compensation Committee regarding salaries and incentive compensation for our named executive officers, except for discussions regarding his own salary and incentive compensation.

Nominating and Governance Committee

Subject to an approved charter, the general functions of the Nominating and Governance Committee are (i) to recruit, evaluate and nominate candidates to be presented for appointment or election to serve as members of the Board, (ii) to recommend nominees for Board committees, (iii) to recommend corporate governance guidelines applicable to the Company, and (iv) to oversee the evaluation of the Board.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Company will provide any person, without charge, a copy of the Code. Requests for a copy of the Code may be made by writing to the Company at Adamis Pharmaceuticals Corporation, 11455 El Camino Real, Suite 310, San Diego, California 92130; Attention: Chief Financial Officer. The Company intends to disclose any amendment to, or a waiver from, a provision of its code of business conduct and ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of its code of business conduct and ethics, through reports on Form 8-K filed with the SEC or by posting such information on its website, www.adamispharmaceuticals.com.

Summary Compensation Table

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Adamis during fiscal year 2013 and 2012 to (i) each person who served as Adamis' chief executive officer during fiscal 2013, (ii) the two most highly compensated officers other than the chief executive officer who were serving as executive officers at the end of fiscal 2013 and whose total compensation for such year exceeded $100,000, and (iii) up to two additional individuals for whom disclosures would have been provided in this table but for the fact that such persons were not serving as executive officers as of the end of fiscal 2013, of which there were none (sometimes referred to collectively as the "named executive officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Dennis J. Carlo, Ph.D.	2013	$500,000		158,258	(3)	150,075	(1)	—	$19,471	(2)	$827,804
President and Chief Executive Officer	2012	$500,000		—		48,000	(1)	—	$15,515	(2)	$563,515

Robert O. Hopkins	2013	$225,000		63,724	(3)	52,526	(1)	—	$15,829	(2)	$357,079
Vice President, Chief Financial Officer	2012	$225,000		—		10,000	(1)	—	$11,446	(2)	$246,446

David J. Marguglio	2013	$250,000		79,129	(3)	75,037	(1)	—	$18,751	(2)	$422,918
Senior Vice President, Corporate Development	2012	$250,000		—		10,000	(1)	—	$15,515	(2)	$275,515

(1)	Reflects the grant date fair value for financial statement reporting purposes with respect to stock options granted during the years ended March 31, 2013 and 2012, respectively, calculated in accordance with applicable rules and regulations and authoritative guidance. For a discussion of assumptions used to estimate fair value, please see Note 13 to our audited financial statements appearing elsewhere herein. The actual amount ultimately realized from the equity awards will likely vary based on a number of factors, including, but not limited to, Adamis' actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. Each option is intended to be an incentive stock option. Each option has a term of 10 years from the grant date, subject to earlier termination of the term as provided in our 2009 Equity Incentive Plan, or the Plan. Reflects stock options granted on March 6, 2013 to the named executive officers to purchase shares of common stock, as follows: Dr. Carlo, 535,982 shares; Mr. Hopkins, 187,594 shares; and Mr. Marguglio, 267,991 shares. Each fiscal 2013 option had an exercise price equal to $0.67 per share. For each 2013 award, the option vests at a rate of 1/36 per month becoming exercisable ratably monthly over a period of three years from the grant date. Reflects stock options granted in fiscal 2012 to the named executive officers to purchase shares of common stock, as follows: Dr. Carlo, 600,000 shares; Mr. Hopkins, 125,000 shares; and Mr. Marguglio, 125,000 shares. Each option vested and became exercisable immediately on the grant date with respect to one-third of the shares covered by the option, with the remaining two-thirds of the option shares vesting and becoming exercisable ratably monthly over a period of two years from the grant date. Each fiscal 2012 option had an exercise price equal to $0.19 per share.

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(2)	For fiscal 2013 and 2012, reflects premiums paid by Adamis on behalf of each of Messrs. Carlo, Marguglio and Hopkins for health, dental, and vision insurance.
(3)	Reflects restricted stock unit awards granted on March 6, 2013, with respect to the following numbers of shares of common stock: Dr. Carlo, 236,206 shares (124,378 vesting March 6, 2014 and 111,828 vesting in three equal annual installments from the award date); Mr. Hopkins, 95,110 shares (55,970 vesting March 6, 2014 and 39,140 vesting in three equal annual installments from the award date); and Mr. Marguglio, 118,103 shares (62,189 vesting March 6, 2014 and 55,914 vesting in three equal annual installments on the anniversary of the award date). The fair market value of the shares at the time of issuance was $0.67 per share. For a discussion of assumptions used to estimate fair value, please see Note 13 to our audited financial statements appearing elsewhere herein.

Outstanding Equity Awards at Year-End

The following table provides a summary of equity awards outstanding at March 31, 2013, for each of our named executive officers.

	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name
Dennis J. Carlo, Ph.D.	(1)	14,888	521,094		$0.67	3/5/2023
	(2)	516,625	83,375	—	$0.19	9/11/2021	(5)	124,378	$83,333	—	$—
	(3)	839,583	135,417		$0.27	8/20/2020	(6)	111,828	$74,925

Robert O. Hopkins	(1)	5,211	182,386		$0.67	3/5/2023
	(2)	107,630	17,370	—	$0.19	9/11/2021	(5)	55,970	$37,500	—	$—
	(3)	430,556	69,444		$0.27	8/20/2020	(6)	39,140	$26,224
	(4)	159,833	—		$0.27	8/20/2020

David J. Marguglio	(1)	7,444	260,547		$0.67	3/5/2023
	(2)	107,630	17,370	—	$0.19	9/11/2021	(5)	62,189	$41,667	—	$—
	(3)	473,611	76,389		$0.27	8/20/2020	(6)	55,914	$37,462

(1)	The options vest with respect to 1/36 monthly of the shares subject to the option, and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).
(2)	The options vest with respect to one-third of the shares immediately and monthly thereafter with respect to 1/24 of the shares subject to the option, and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).
(3)	The options vest with respect to one-sixth of the shares subject to the option on the six-month anniversary of the grant date and monthly thereafter with respect to 1/36 of the shares subject to the option, and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).
(4)	The options are fully vested and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).
(5)	The RSUs are fully vested at the end of one year and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).
(6)	The RSUs vest as to one-third of the shares subject to the RSU in three equal annual installments on the anniversary of the award date (subject to earlier termination upon the events described in the Plan or the applicable award agreement, including termination of employment).

There were no options or other derivative securities exercised in fiscal 2013 by our named executive officers. In addition, there were no shares acquired by our named executive officers upon the vesting during fiscal 2013 of restricted stock or restricted stock units.

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Employment Agreements and Potential Payments Upon Termination or Change in Control

On November 9, 2010, Adamis entered into employment agreements with certain of its officers. The agreements provide for the employment of the following persons to the following positions: Dennis J. Carlo, Ph.D., President and Chief Executive Officer; David J. Marguglio, Vice President of Business Development; and Robert O. Hopkins, Vice President of Finance and Chief Financial Officer. On July 2, 2012, we entered into employment agreements with Karen K. Daniels, Vice President of Operations, and Thomas Moll, Vice President of Research. The agreements provide for the employment of Ms. Daniels and Dr. Moll in their current officer positions.

The agreements provide for base compensation at the following annual rates: Dr. Carlo, $500,000; Mr. Marguglio, $250,000; and Mr. Hopkins, Ms. Daniels and Dr. Moll, $225,000. Under the agreements, the officers are eligible to participate in benefit programs that are routinely made available to executive officers, including any executive stock ownership plans, profit sharing plans, incentive compensation or bonus plans, retirement plans, Company-provided life insurance, or similar executive benefit plans maintained or sponsored by Adamis.

Except with respect to titles, salary amounts, and severance and benefit periods following certain kinds of employment terminations or change of control events, the agreements are similar in all material respects.

The agreements are terminable at any time by either party. If Adamis terminates the officer's employment at any time, the officer will be entitled to receive any unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which the officer is entitled by virtue of the officer's past employment with Adamis. The agreements provide that if the officer's employment is terminated without cause (as defined in the employment agreements), the officer will be entitled to receive severance payments at the officer's then-annual base salary for the following periods from the date of termination: Dr. Carlo, 18 months; and Messrs. Marguglio, Hopkins and Moll and Ms. Daniels, nine months. These payments will be accelerated in the event of a change of control transaction. The officers would also receive continued medical, dental and vision benefits pursuant to COBRA at our expense for such periods (or until the officer becomes employed full-time by another employer). In addition, in the event of a termination without cause, a number of unvested stock options will accelerate, vest and be exercisable in full as if the officer had remained employed during the severance periods described above, and all options will remain exercisable for a period of one year after the date of termination. The agreements also provide that if officer is terminated without cause or the officer terminates the officer's employment for good reason (as defined in the employment agreements), in each case within 90 days before a change in control or within 13 months after the date of a change in control, the officer will also be entitled to receive the severance and medical benefits described above. Good reason is defined in the agreements to include events such as material reduction in base salary or responsibilities and duties or required relocation out of the San Diego area. In addition, in the event of a change in control, all unvested options held by the officer will accelerate and be exercisable in full and any unvested shares will vest in full. The company's obligation to pay the severance benefits described above is conditioned on the officer's timely execution of a general release of claims. Upon termination of employment by reason of death or disability, any options that are vested and exercisable on the termination date will remain exercisable for 12 months after the date of cessation of service.

IRC Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid to our named executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, our compensation program is designed to reward executives for the achievement of our performance objectives. Our equity incentive plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under our plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee and the Board consider it important to retain flexibility to design compensation programs that are in the best interests of Adamis and its stockholders and, to this end, the committee and the Board reserve the right to use their judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee or the Board believe that compensation is appropriate and in the best interests of Adamis and our stockholders, after taking into consideration changing business conditions and performance of our employees.

Compensation of Directors

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. Adamis does not pay employee directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the Compensation Committee's recommendations and determines the amount of director compensation.

Pursuant to its charter, the Compensation Committee may engage the services of outside advisors, experts, and others to assist them. During fiscal 2013, the Compensation Committee did not engage the services of outside advisors, experts or others to assist in setting director compensation.

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The following table shows amounts earned by each director during the fiscal year ended March 31, 2013, other than Dr. Carlo and Mr. Marguglio, who are named executive officers and received no additional compensation for their services as a director.

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (4)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Kenneth M. Cohen	$38,000	13,250	$10,850	—	—	—	$62,100
Craig A. Johnson	$43,000	15,125	$10,850	—	—	—	$68,975
Tina S. Nova, Ph.D.	$37,000	13,250	$10,850	—	—	—	$61,100

(1)	Reflects the amount of fees earned during the year ended March 31, 2013.
(2)	Amounts reflect the grant date fair value for financial statement reporting purposes with respect to stock options granted during the year ended March 31, 2013, calculated in accordance with applicable rules and regulations and authoritative guidance. The assumptions used for these calculations are included in Note 13 to our audited consolidated financial statements appearing elsewhere herein. Represents options awarded to each of Mr. Cohen, Mr. Johnson and Dr. Nova to purchase 35,000 shares of common stock. The exercise price of the options is $0.75 per share. The options have a term of 10 years and vest and become exercisable as to 1/36 of the option shares per month over a period of three years.
(3)	The aggregate number of option awards outstanding at March 31, 2013, for each of Mr. Cohen, Mr. Johnson and Dr. Nova, was 120,000.
(4)	Amounts reflect the grant date fair value for financial statement reporting purposes with respect to restricted stock unit awards granted during the year ended March 31, 2013. The fair market value of the stock on the day of the award was $0.67 per share. The restricted stock units represent a contingent right to receive 19,776, in the case of Mr. Cohen and Dr. Nova, and 22,575 in the case of Mr. Johnson, shares of common stock, vesting on March 6, 2014.

Upon joining the Board, and pursuant to the provisions of the Plan regarding option awards to non-employee directors, each of Mr. Cohen, Mr. Johnson and Dr. Nova was granted an initial stock option to purchase 50,000 shares. The options have a term of 10 years and an exercise price equal to the fair market value of the common stock on the date of grant. The initial option vests and becomes exercisable with respect to 25,000 of the shares subject to the option on the grant date. The option vests and becomes exercisable with respect to the remaining 25,000 of the shares subject to the option monthly over a period of three years from the grant date at the rate of 1/36 of the option shares each month. Under the provisions of the Plan, each non-employee director also receives a succeeding annual grant, on the first business day after the annual meeting of stockholders, to purchase 25,000 shares of common stock (pro rated if the director joined the Board within the preceding 12 months), with the annual grant vesting and becoming exercisable as to 1/36 of the total shares subject to the annual grant on each monthly anniversary of the date of grant, such that succeeding grants are fully vested and exercisable on the third anniversary of the date of grant, so long as the non-employee director continuously remains a director, consultant or employee of Adamis. Non-employee directors are also eligible to receive additional option or other awards under the Plan.

In general, under the company's policies concerning fees for non-employee directors, non-employee directors of Adamis are entitled to receive the following amounts of cash compensation for service as a director: each non-employee director is entitled to receive an annual fee of $25,000 per year, paid quarterly in arrears; the Chair of the Audit Committee is entitled to receive $10,000 per year, paid quarterly in arrears; the Chair of the Compensation Committee and the Nominating and Governance Committee are each entitled to receive $5,000 per year, paid quarterly in arrears; and each non-employee director is entitled to receive $1,500 for each meeting attended in person, and $500 for each meeting attended telephonically so long as the telephonic meeting is more than one hour. Each director is also entitled to reimbursement of reasonable expenses incurred in connection with board-related activities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of July 15, 2013 (the "Table Date"), regarding beneficial ownership of the Common Stock to the extent known to us, by (i) each person who is a director or a nominee for director, (ii) each named executive officer in the Summary Compensation Table, (iii) all directors and named executive officers as a group, and (iv) each person who is known by us to be the beneficial owner of 5% or more of the outstanding Common Stock. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

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Directors	Shares Beneficially Owned (1)		Percent
Dennis J. Carlo, Ph.D.	9,582,330	(2)	9.0
Kenneth M. Cohen	131,250	(3)	*
Craig A. Johnson	80,556	(4)	*
David J. Marguglio	4,134,569	(5)	3.9
Tina S. Nova, Ph.D.	80,556	(6)	*
Other Named Officers
Robert O. Hopkins	1,686,849	(7)	1.6
Other Beneficial Owners
Eses Holdings (FZE)	29,620,555	(8)	28.3
Gemini Master Fund (Ltd.)	7,698,622	(10)	7.3
All Adamis directors and named officers as a group (6 persons) (9)	15,696,110		14.5

*	Less than 1%.
(1)	Based upon information supplied by officers, directors and principal stockholders. Beneficial ownership is determined in accordance with rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of common stock subject to an option that is currently exercisable or exercisable within 60 days of the Table Date are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Adamis Pharmaceuticals Corporation, 11455 El Camino Real, Suite 310, San Diego, California 92130. The percentages in the table are based on 104,876,409 shares of common stock outstanding, see "Description of Securities – General."
(2)	Includes 7,818,000 shares of Common Stock owned of record, 100,000 shares of Common Stock held of record by a family member and beneficially owned by Dr. Carlo, and 1,664,330 shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date. Excludes 446,652 shares of Common Stock underlying options, which become exercisable over time after such period.
(3)	Includes 50,000 shares of Common Stock owned of record by the Cohen-Salsitz family trust and 81,250 shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date. Excludes 24,306 shares of Common Stock underlying options which become exercisable or vest over time after such period.
(4)	Includes 0 shares of Common Stock owned of record and 80,556 shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date. Excludes 24,306 shares of Common Stock underlying options, which become exercisable over time after such period.
(5)	Includes 3,414,904 shares of Common Stock owned of record and 719,665 shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date. Excludes 223,326 shares of Common Stock underlying options, which become exercisable or vest over time after such period.
(6)	Includes 0 shares of Common Stock owned of record and 80,556 shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date. Excludes 24,306 shares of Common Stock underlying options, which become exercisable over time after such period.
(7)	Includes 870,750 shares of Common Stock owned of record and 816,099 shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date. Excludes 156,328 shares of Common Stock underlying options which become exercisable or vest over time after such period.
(8)	Based on an Amendment No. 1 to Schedule 13D filed on behalf of Eses Holdings (FZE) with the SEC on July 5, 2011 and subsequent Form 4 filings made by the named stockholder with the SEC. The address for Eses Holdings (FZE) is Sharjah Airport International Free Zone, Executive Suite, P.O. Box 9366, Sharjah, United Arab Emirates.
(9)	Includes 3,442,455 shares of Common Stock issuable upon the exercise of options as of or within 60 days after the Table Date.
(10)	The address for Gemini Master Fund, Ltd. is Appleby Trust (Cayman) Ltd., Clifton House #1350, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands. All of the securities reflected in the table are owned directly by Gemini Master Fund, Ltd. Gemini Strategies LLC, Inc. is the investment manager of Gemini Master Fund, Ltd., and Steven Winters is the President of Gemini Strategies LLC, Inc. Each of Gemini Strategies LLC, Inc. and Steven Winters expressly disclaim any equitable or beneficial ownership of such securities. Includes (i) 5,245,536 shares of common stock owned by Gemini Master Fund, Ltd., (ii) 1,226,543 shares issuable upon conversion of our Notes issued in the June 26, 2013 private placement transaction, and 1,226,543 shares issuable upon exercise of our Warrants issued in the June 26, 2013 private placement transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the matters described below, and other than compensation to, and transactions with, our directors and executive officers as disclosed above under the heading "Management," which disclosures are incorporated herein by reference, to our knowledge, other than as set forth below, during the last three years there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were a party, in which the amount involved exceeded the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at the end of our last two completed fiscal years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

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On November 10, 2010, we completed a private placement transaction with Eses Holdings (FZE), a foreign investor, pursuant to a common stock purchase agreement and a registration rights agreement. The purchase agreement provided for the sale of up to 40 million shares of our common stock to the purchaser at a price of $0.25 per share, for up to $10.0 million of gross proceeds. An initial closing was held on November 10, 2010, pursuant to which we received $5.0 million in gross proceeds and issued 20 million shares of common stock. At subsequent closings linked to the achievement of various milestones, the last of which occurred in February 2012, we received an additional $2.5 million and issued an additional 10 million shares of common stock. On May 1, 2012, we exercised our option to terminate the purchase agreement by sending notice to the purchaser. As the result of the termination of the purchase agreement, the purchaser no longer has the option to purchase any additional shares of stock. Certain provisions of the purchase agreement survive termination, including the purchaser's right to have an observer attend meetings of the board of directors and to receive certain materials that are provided to the directors in connection with such meetings.

On April 2, 2012, we completed the closing of a private placement financing transaction with Gemini Master Fund, Ltd., or Gemini, pursuant to a securities purchase agreement. We issued a 10% Senior Convertible Note in the aggregate principal amount of $1.0 million and 1,000,000 shares of our common stock, and received gross proceeds of $1.0 million, excluding transaction costs and expenses. Interest on the note was payable at a rate of 10% per annum and was payable on the maturity date. During the third quarter of fiscal 2013 the note and accrued interest of approximately $73,000 was converted at $0.25 per share into 4,293,370 shares of common stock before its maturity date, and the note is no longer outstanding.

On June 11, 2012, we completed the closing of a private placement financing transaction with Gemini. We issued a 10% Senior Convertible Note in the aggregate principal amount of $500,000 and 500,000 shares of common stock, and received gross proceeds of $500,000, excluding transaction costs and expenses. As amended, the maturity date was July 11, 2013. In connection with the closing of the June 2013 Note and Warrant financing transaction described elsewhere in this prospectus, the Gemini note was exchanged for $613,271 principal amount of Notes and Warrants, and the June 2012 Gemini note is no longer outstanding.

We made payments to Dr. Carlo, our chief executive officer, in repayment of loans previously made by Dr. Carlo to the company, which bear interest at 10% per annum, totaling approximately $208,333, $10,000 and $24,400 of payments for fiscal 2011, fiscal 2012, and fiscal 2013 and thereafter to the date of this prospectus, respectively. At June 30, 2013, the amount of outstanding notes relating to the loans was $72,979, and accrued interest was $74,680. In addition, in April 2013 we repaid approximately $7,640 to Dr. Thomas Moll, our Vice President of Research, which was advanced by Dr. Moll to us in March 2013.

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DESCRIPTION OF PRIVATE PLACEMENT AND

SECURED CONVERTIBLE PROMISSORY NOTES AND WARRANTS

Financing Transaction; Securities Purchase Agreement

On June 26, 2013, which we sometimes refer to below as the issue date or the closing date, we completed the closing of a private placement financing transaction, sometimes referred to as the Transaction, with a small number of accredited institutional investors. Pursuant to a Subscription Agreement, referred to as the Purchase Agreement, and other transaction documents, we issued Secured Convertible Promissory Notes, referred to as the Notes, initially convertible into 13,004,316 shares of common stock, sometimes referred to as the Conversion Shares, and common stock purchase warrants, referred to as the Warrants, to purchase up to 13,004,316 shares of common stock, sometimes referred to as the Warrant Shares, and received gross cash proceeds of $5,300,000, reflecting an approximately 10% original issue discount from the principal amount of the Notes and excluding transactions costs, fees and expenses. The Notes have an aggregate principal amount of $6,502,158, including a $613,271 principal amount Note issued to Gemini, along with a related Warrant in exchange for its previously outstanding June 2012 convertible note for which we previously received $500,000 of gross cash proceeds, which note is no longer outstanding. Each investor received a Warrant to purchase a number of Warrant Shares equal to the number of Conversion Shares that are initially issuable upon conversion of the Note issued to that investor. Except for Gemini, which is not a selling stockholder, the purchasers of the Notes and Warrants in the Transaction are the selling stockholders described in this prospectus.

The Notes

Maturity Date

Unless earlier converted or redeemed, the Notes mature six months from the closing date, December 26, 2013, referred to as the Maturity Date.

Conversion; Conversion Price

A holder may, at any time, convert some or all of any outstanding and unpaid principal and accrued unpaid interest of the Note into shares of common stock, at an initial conversion price of $0.50 per share. We are obligated to deliver shares within three trading days after the holder gives a notice of conversion to us. During the pendency of an event of default, the conversion price, if lower than $0.50 or the then-applicable conversion price, will be 80% of the lowest volume weighted average price, or VWAP, for any five consecutive trading days during any 30-day period commencing on the issue date and before a conversion date. In addition, if the holder converts a Note in connection with an underwritten public offering or a registered direct public offering resulting in $10,000,000 or more of gross proceeds to us, referred to as a Qualified Offering, then the conversion price, if lower than the price as determined above, will be 85% of the lowest sales, conversion, exercise or purchase price of any common stock or common stock equivalent issued in connection with the Qualified Offering.

Redemption or Conversion in Connection With a Qualified Offering

Not later than two trading days before the closing of a Qualified Offering, a holder must elect in writing to either (a) accelerate the Maturity Date to not later than 20 trading days after the final closing of such Qualified Offering and receive payment equal to 115% of the outstanding principal amount and interest, if any, on the Note, or (b) exercise the holder's conversion rights, with such conversion to be effective at the closing of the Qualified Offering, at a conversion price of 85% of the lowest sales, conversion, exercise or purchase price of any common stock or common stock equivalent issued in connection with the offering if such price is lower than the then-current conversion price. The holder may elect either or both of the foregoing alternatives provided the entire outstanding principal amount and interest is subject to such election. Except in connection with a Qualified Offering, we may not redeem or prepay the Notes.

Events of Default

The occurrence of any of the following events of default will, at the option of the holder, make all principal, interest and other amounts due on the Note immediately due and payable: (a) the company fails to pay any installment of principal or other sums due under the Note, (b) the company breaches any material non-payment covenant or other term or condition of the transaction documents, in any material respect and if susceptible to cure, has failed to cure such breach within five days after delivery of a notice of such breach, (c) any material representation or warranty of the company made in the transaction documents is false or misleading in any material respect, (d) any dissolution, liquidation or winding up by the company or a material subsidiary of a substantial portion of their business, (e) cessation of operations by the company or a material subsidiary, (f) the failure by the company or any material subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and which failure could reasonably be expected to result in a material adverse effect on the company, and such breach is not cured with 20 days after written notice to the company from the holder, (g) the company or any material subsidiary makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed, (h) any money judgment is entered or made in a non-appealable adjudication against the company or any material subsidiary or any of its property or other assets for more than $100,000 in excess of the company's or such material subsidiary's insurance coverage, unless stayed vacated or satisfied within 30 days,

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(i) certain bankruptcy or insolvency proceedings, (j) an event resulting in the common stock no longer being quoted on the OTCQB, failure to comply with the requirements for continued quotation on the OTCQB for a period of 20 consecutive trading days, or notification from the OTCQB that the company is not in compliance with the conditions for such continued quotation and such non-compliance continues for 20 days following such notification, (k) within 30 days following the consummation of one or more private placement or public offering transactions after the closing date in which the company has received in the aggregate at least $10.0 million of net proceeds, a default by the company or any material subsidiary under any one or more obligations in an aggregate monetary amount in excess of $150,000 for more than 30 days after the due date, (l) an SEC or judicial stop trade order or OTCQB suspension, (m) the company's failure to timely deliver common stock to the holder pursuant to and in the form required by the Notes, the Purchase Agreement and the Warrants or, if required, a replacement Note or Warrant following a partial conversion or exercise, (n) failure by the company to have reserved for issuance upon conversion of the Notes or upon exercise of the Warrants, the number of shares of common stock as required in the transaction documents and to have cured such failure with any applicable time periods provided for in the transaction documents, (o) the restatement of any financial statements filed by the company with the SEC for any date or period from two years prior to the closing date and until the Notes are no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a material adverse effect on the company, (p) the company's failure to materially comply with the registration obligations set forth in the Purchase Agreement, (q) a failure by the company to notify the holders of any material event of which the company is obligated to notify the holders pursuant to the terms of the transaction documents, and (r) a default by the company of a material term, covenant, warranty or undertaking of any other agreement to which the company and the holders are parties, or the occurrence of an event of default under any such other agreement to which the company and the holders are parties which is not cured after any required notice and/or cure period.

After the Maturity Date and during the pendency of an event of default, a default interest rate of 12% per annum applies, and the holder's conversion rights continue until the Note is paid in full regardless of the occurrence of an event of default. In addition, if an event of default occurs, each holder may require us to redeem all or any portion of the Notes in cash, by paying to the holder a sum of money determined by multiplying the amount of outstanding principal amount designated by holder by, at the holder's election, the greater of (i) 115% or (ii) a fraction the numerator of which is the highest closing price of the common stock for the 30 days preceding the date of the holder's demand and the denominator of which is the lowest applicable conversion price during such 30-day period, together with accrued but unpaid interest and any other amounts due under the transaction documents.

Ranking; Guarantees; Security Agreement

The Notes are senior secured obligations of the company. Our obligations under the Notes and the other transaction documents are guaranteed by our principal subsidiaries and, pursuant to a Security Agreement entered into with the investors, are secured by a security interest in substantially all of our assets and those of the subsidiaries. Pursuant to the Security Agreement, upon an event of default the investors have the right to foreclose on all of the collateral securing the company's obligations under the transaction documents, and have customary rights of a secured party to dispose of the collateral to help satisfy payment of our obligations under the transaction documents. In addition, if any proceeding under any bankruptcy or insolvency law is commenced by or against Adamis or a subsidiary, or if any of the collateral becomes the subject to any bankruptcy or insolvency proceeding, the holder is entitled, to the maximum extent permitted under applicable law, to an order from the court granting immediate relief from the automatic stay pursuant to the federal bankruptcy laws to permit the holder to exercise all of holder's rights and remedies pursuant to the security agreement and other transaction documents or applicable law.

Adjustments to Conversion Price; Anti-Dilution Adjustments

The conversion price of the Notes, and the number and kind of shares or other securities to be issued upon conversion of the Notes, are subject to adjustment for stock splits, combinations or similar events, and are also subject to price anti-dilution adjustments.

Under the Purchase Agreement, if at any time the Notes or Warrants are outstanding, other than in connection with Excluded Issuances as described below, we agree to issue or issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity for a price per share or conversion or exercise price per share which is less than the conversion price for the Notes in effect at such time, or less than the Warrant exercise price in effect at such time, without the consent of a majority in interest of the Note holders, then the conversion price or exercise price (as applicable) will automatically be reduced to such other lower price. The conversion price of the Notes and exercise price of the Warrants will be calculated separately for the Conversion Shares and Warrant Shares.

Under the transaction documents, the following kinds of issuances of common stock or common stock equivalents by us are defined as Excluded Issuances and do not result in adjustments to the conversion price of the Notes or the exercise of the Warrants pursuant to the anti-dilution provisions of the Notes and Warrants: (i) issuance of securities as full or partial consideration in connection with a bona fide strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, or pursuant to acquisitions of assets or intellectual property (or licensing of or rights to use assets or intellectual property) or similar strategic transactions approved by a majority of our non-employee directors, in each case so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (ii) issuance of securities in connection with bona fide strategic license agreements and other bona fide partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights,

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(iii) issuance of common stock or the issuances or grants of options, restricted stock, restricted stock units or other equity awards to purchase common stock to officers, employees, and directors, and up to 200,000 shares or awards to consultants who perform consulting services to Adamis, pursuant to any option or equity incentive plan or agreement adopted for such purpose approved by a majority of our non-employee directors, (iv) the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the issue date of the Notes on the unamended terms disclosed in our filings with the SEC, (v) as a result of the exercise of Warrants or conversion of Notes which are granted or issued pursuant to the transaction documents, (vi) securities issued pursuant to stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the common stock resulting in a proportionate and an equitable adjustment to the conversion price of the Notes or the exercise price of the Warrants, and (vii) placement agent warrants issuable to licensed broker-dealers in connection with the transactions contemplated by the Purchase Agreement or underwriter warrants issued as compensation to licensed broker-dealers in connection with underwritten public offerings.

Fundamental Transactions

If, at any time while the Notes are outstanding, (a) Adamis effects any merger or consolidation of Adamis with or into another entity, (b) Adamis effects any sale of all or substantially all of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by Adamis or another entity) for more than 50% of the outstanding shares of common stock is completed, (d) Adamis consummates a stock purchase agreement or other business combination with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of common stock, (e) any person or group is or becomes the beneficial owner of 50% or more of the aggregate common stock or any material subsidiary, (f) Adamis effects any reclassification (other than stock splits or reverse stock splits or similar proportionate changes) of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (g) a majority of the members of Adamis' board of directors as of the closing date are no longer serving as directors of Adamis, except as a result of natural causes or as a result of hiring additional outside directors in order to meet stock exchange requirements, each of the above events referred to as a Fundamental Transaction, then, unless prior written consent of the holders had been obtained by Adamis, the Notes will thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable to holders of common stock on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately before such Fundamental Transaction. Additionally, in connection with the occurrence of a Fundamental Transaction, the holder may either (i) accelerate the Maturity Date of the Notes as of the date of the Fundamental Transaction and receive payment for the then outstanding principal amount of the Note and any other amounts owed to the holder pursuant to the transaction documents, or (ii) redeem the Note together with any other amounts owed to the holder pursuant to the transaction documents.

Delays in Delivering Shares; Removal of Legends

Upon conversion of a Note or exercise of a Warrant, we are required to promptly deliver to the holder the shares that are issuable upon such conversion or exercise. In the case of a delay in the delivery of Conversion Shares or Warrant Shares later than the period provided in the Notes or Warrants, the transaction documents provide for monetary penalties for each trading day after the required delivery date during which the shares are not delivered. As compensation for late delivery, we agreed to pay to a holder for late issuance of Conversion Shares the amount of $100 per trading day (increasing to $200 per trading day after 10 trading days) after the required delivery date for each $10,000 of Note principal amount and interest (and proportionately for other amounts) being converted of the corresponding Conversion Shares which are not timely delivered. Also, the holder may revoke all or part of the relevant conversion notice, whereupon we and the holder will each be restored to their respective positions immediately prior to the delivery of such conversion notice, except that the damages payable in connection with our default will be payable through the date of the notice of revocation or rescission.

In addition, if we fail to timely deliver Conversion Shares or Warrant Shares and if the holder purchases shares of common stock to deliver in satisfaction of a sale by the holder of the common stock which holder was entitled to receive upon such conversion or exercise, then Adamis is obligated to pay to holder, in addition to any remedies available to or elected by the holder, the amount by which (a) the holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (b) the aggregate principal and/or interest amount of the Note or Warrant (as applicable) for which such conversion or exercise request was not timely honored, together with interest thereon at a rate of 15% per annum.

If (i) Adamis is prohibited from issuing Conversion Shares, or (ii) an event of default occurs and continues beyond any applicable cure period, or (iii) Adamis or any material subsidiary liquidates, dissolves or winds up, then at the holder's election, Adamis must pay to holder a sum of money determined by multiplying the amount of outstanding principal amount designated by holder by, at the holder's election, the greater of (i) 115%, or (ii) a fraction the numerator of which is the highest closing price of the common stock for the 30 days preceding the date demand is made by holder and the denominator of which is the lowest applicable conversion price during such 30-day period, together with accrued but unpaid interest and any other amounts due under the transaction documents. The holder must receive payment on the same date as the conversion shares otherwise deliverable or within 10 days after request, whichever is sooner. Upon receipt of such mandatory redemption payment, the corresponding Note principal, interest and other amounts will be deemed paid and no longer outstanding.

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We agreed to remove restricted legends from Conversion Shares or Warrant Shares when the shares have been sold or may be sold without restrictions pursuant to Rule 144, or have been sold pursuant to the registration statement of which this prospectus is a part. If we delay in promptly delivering unlegended shares following a request by a holder, we agreed to pay late payment fees as liquidated damages in the amount of $100 per business day, increasing to $200 per business day after the tenth business day, for each day after the date that we are required to deliver unlegended shares for each $10,000 of purchase price of the unlegended shares that are subject to the delivery default. If during any 360-day period, the company fails to timely deliver unlegended shares when required as required for an aggregate of 30 days, then each holder holding securities that are subject to such default may, at its option, require the company to redeem all or any portion of the unlegended shares that are subject to such default at a price per share equal to the greater of (i) 120% of the purchase price paid or deemed paid by the holder for the unlegended shares that were not timely delivered, or (ii) a fraction in which the numerator is the highest closing price of our common stock during the 30-day period and the denominator of which is the lowest conversion price or exercise price, as the case may be, during such 30-day period, multiplied by the price paid by the holder for such common stock.

In addition to any other rights that are available to a holder, if the company fails to deliver to a holder unlegended shares as required pursuant to the Purchase Agreement and after the date that the unlegended shares are required to be delivered the holder, or a broker on the holder's behalf, purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by such holder of the shares of common stock which the holder was entitled to receive from the company, referred to as a Buy-In, then the company is obligated to promptly pay in cash to the holder, in addition to any remedies that are available to or elected by the holder, the amount by which (A) the holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price of the shares of common stock delivered to the company by the holder for reissuance as unlegended shares, together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full.

At any time commencing six months after the closing date and ending when the Notes are no longer outstanding, if a holder is not permitted to sell any of the Conversion Shares or Warrant Shares without such shares thereafter being subject to any resale restrictions or without any restrictive legend being put on the shares following their sale or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to holder of Rule 144, referred to as a Rule 144 Default, for any reason including but not limited to failure by the company to file quarterly, annual or any other filings required to be made by the company by the required filing dates, or the company's failure to make information publicly available which would allow a holder's reliance on Rule 144 in connection with sales of Conversion Shares or Warrant Shares, except due to the holder being an affiliate of the company, then the company is obligated to pay to the holder as liquidated damages for each 30 days (or such lesser pro-rata amount for any period less than 30 days) an amount equal to 1.5% of the purchase price of the Conversion Shares and Warrant Shares subject to such 144 Default. Such damages will not be payable in connection with shares for such times as such shares may be sold by the holder thereof without any legend or volume or other restrictions (other than the availability of current public information) pursuant to Rule 144 or pursuant to an effective registration statement.

Limitations on Conversion and Issuance

Under the Notes, a holder of a Note is not entitled to convert on a conversion date that amount of the Note in connection with that number of shares of common stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on a conversion date, (ii) any common stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of common stock issuable upon the conversion of the Note with respect to which the determination is being made on a conversion date, which would result in beneficial ownership, determined as provided under the Exchange Act, by the holder and its affiliates of more than 4.99% of the outstanding shares of our common stock on such conversion date. Subject to the foregoing, a holder will not be limited to aggregate conversions of 4.99%. The holder has the authority to determine whether the foregoing restriction will limit any conversion, the extent such limitation applies and to which convertible or exercisable instrument or part thereof such limitation applies. In addition, a Note holder may waive the conversion limitations described above, in whole or in part, upon and effective after 61 days prior written notice to Adamis.

Warrants

Term; Exercise Price

The Warrants are exercisable for a period of five years from the date of issuance. The initial exercise price of the Warrants is $0.715 per share.

Exercise

The Warrants are exercisable by means of cash. However, if at any time commencing 120 days after the initial issuance date of the Warrants there is no effective registration statement registering, or no current prospectus available for the resale of, the Warrant Shares by the holder, then a holder may also exercise a Warrant at the holder's election, in whole or in part, at such time by means of a net exercise of the Warrant on a cashless basis.

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Failure to Deliver Warrant Shares

If we fail to timely deliver Warrant Shares and if the holder purchases shares of common stock to deliver in satisfaction of a sale by holder of the common stock which holder was entitled to receive upon such exercise, then in addition to any other remedies the holder may have, Adamis is obligated to pay to the holder the amount, if any, by which (x) the holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations. For example, if the holder purchases common stock having a total purchase price of $11,000 to cover a buy-in with respect to an attempted exercise of shares of common stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under the preceding sentence we would be required to pay the holder $1,000.

Limitations on Exercise and Issuance

Under the Warrants, a holder of a Warrant is not entitled to exercise a portion of a Warrant if giving effect to the effect to the exercise would result in the holder becoming a beneficial owner of more than 4.99% of our common stock. The holder may, in the holder's discretion, with 61 days prior notice to us increase or decrease this percentage limitation, but not in excess of 9.99%.

Call Provisions

Provided (i) there is an effective registration statement that covers resale of all of the Warrant Shares, or (ii) all of the Warrant Shares may be sold pursuant to Rule 144 upon cashless exercise without restrictions including without volume limitations or manner of sale requirements, each such event referred to as a Trigger Condition, the company has the option to "call" the exercise of any or all of the Warrant, referred to as a Warrant Call, from time to time by giving a Call Notice to the holder. The company's right to exercise a Warrant Call commences five trading days after either of the Trigger Conditions has been in effect continuously for 15 trading days. A holder has the right to cancel the Warrant Call up until the date the called Warrant Shares are actually delivered to the holder, such date referred to as the Warrant Call Delivery Date, if the Trigger Condition relied upon for the Warrant Call ceases to apply. A Call Notice may not be given within 30 days of the expiration of the term of the Warrants. In addition, a Call Notice may be given not sooner than 15 trading days after the Warrant Call Delivery Date of the immediately preceding Call Notice.

We may give a Call Notice only within 10 trading days after any 20-consecutive trading day period during which the VWAP of our common stock is not less than 250% of the exercise price for the Warrants in effect for 10 out of such 20-consecutive trading day period. The maximum amount of Warrant Shares that may be included in a Call Notice will be reduced for the holder to the extent necessary so as to prevent the holder from exceeding the beneficial ownership limitation described above. In addition, a Call Notice may not be given after the occurrence of an event of default. Subject to the foregoing, a holder must exercise the Warrant and purchase the called Warrant Shares within 14 trading days after the Call Date, or the Warrant will be cancelled with respect to the unexercised portion of the Warrant that was subject to the Call Notice. Call Notices generally must be given to all Warrant holders.

Adjustments to Exercise Price; Anti-Dilution Provisions

The Warrants provide for proportional adjustment of the number and kind of securities purchasable upon exercise of the Warrants and the per share exercise price upon the occurrence of certain events such as stock splits, combinations, reverse stock splits and similar events. The Warrants also include price anti-dilution provisions which provide for an adjustment to the per share exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants in circumstances generally similar to the Notes. If we, at any time while the Warrants are outstanding, sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share less than the exercise price of the Warrants then in effect, such lower price referred to as the Base Share Price and such issuances collectively referred to as a Dilutive Issuance, excluding in all cases Excluded Issuances, or if the price, conversion price or exercise price of any outstanding securities are reset or adjusted, then simultaneously with the consummation of each Dilutive Issuance the exercise price of the Warrants will be reduced to equal the Base Share Price and the number of Warrant Shares issuable upon exercise of the Warrants will be increased such that the aggregate exercise price of the Warrants, after taking into account the decrease in the exercise price, will be equal to the aggregate exercise price prior to such adjustment. Such adjustment shall be made whenever such common stock or common stock equivalents are issued. Upon the successful listing of our common stock on the NASDAQ Capital Market, the NYSE-Amex or any other national exchange or trading market, any Dilutive Issuance will result in the reduction of the exercise price to the Base Share Price but will not result in the increase of the number of Warrant Shares issuable upon exercise of the Warrants. If we enter into a variable rate transaction, despite the prohibition in the Purchase Agreement on entering into variable rate transactions, then we will be deemed to have issued common stock or common stock equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.

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Fundamental Transactions

If, at any time while the Warrants are outstanding we engage in a Fundamental Transaction (other than a change in the composition of the board of directors), then, upon any subsequent exercise of a Warrant, the holder will have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such transaction, the number of shares of common stock of the successor or acquiring corporation or of the company, if it is the surviving corporation, and any additional consideration, referred to as the Alternate Consideration, receivable as a result of such transaction by a holder of the number of shares of common stock for which the Warrant is exercisable immediately prior to such transaction. For purposes of any such exercise, the determination of the exercise price will be appropriately adjusted to apply to such Alternate Consideration.

If such a transaction is (1) an all cash transaction, (2) a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act, or (3) a transaction involving a person or entity not traded on a national securities exchange or trading market, the company or any successor entity will, at the holder's option which shall be exercised as of the consummation of the transaction, purchase the Warrant from the holder by paying to the holder concurrently with the consummation of the transaction for each Warrant Share that would be issuable upon such exercise immediately prior to the occurrence of such transaction, the higher of (i) an amount of cash equal to the Black Scholes Value, calculated as provided in the Warrant, of the remaining unexercised portion of the Warrant on the date of the consummation of such transaction, or (ii) the positive difference between the cash per share paid in such transaction minus the then - in effect exercise price. The company will cause any successor entity in a transaction in which the company is not the survivor to assume in writing all of the obligations of the company under the Warrant and the other transaction documents prior to such transaction.

Other

Rights Regarding Certain Future Transactions

For a period of one year after the closing date, the investors have a right of first refusal to purchase securities proposed to be offered and sold in the future by us, other than in connection with Excluded Issuances. In addition, until the later of (a) 18 months after the closing date, or (b) the Notes are no longer outstanding, the investors have the right to elect to substitute any term or terms of any other offering in connection with which the investor has a right to participate for any term or terms of the offering in connection with the Notes and Warrants then-owned by the investor, at the investor's election.

Covenants

In the Purchase Agreement we made several covenants and agreements with the investors, including the following: we agreed to (a) advise the investors of any stop orders or similar proceedings seeking to prevent or suspend any securities offering by us, (b) maintain our principal market listing on which our comment stock is traded and comply with applicable requirements of such market, (c) comply with our obligations under the Exchange Act and applicable requirements relating to the registration statement of which this prospectus is a part and use our commercially reasonable best efforts not to terminate or suspend such registration statement or our filing and reporting obligations under the Exchange Act, (d) reserve at least 150% of the shares necessary to allow the investors to convert all of their Notes and 100% of the shares necessary to allow the investors to exercise their Warrants, (e) maintain participation in the Depository Trust Company Automated Securities Transfer Program, (f) pay taxes when due and payable, (g) maintain customary insurance relating to our assets, (h) keep true records and books of account in accordance with GAAP applied on a consistent basis, (i) use all commercially reasonable efforts to comply in all material respects with requirements of governmental authorities relating to the conduct of our business, (j) use commercially reasonable efforts to maintain our corporate existence and intellectual property rights, and (k) keep our properties in good repair, working order and condition, reasonable wear and tear excepted.

Negative Covenants and Restrictions

The transaction documents include restrictions on our ability to engage in certain kinds of transactions. While the Notes are outstanding, we agreed that we would not, without the consent of a majority in interest of the investors: (a) create, incur, assume or suffer to exist any pledge, lien, security interest or other encumbrance (including any lease or title retention agreement), each of the above referred to as a Lien, upon any of our property, whether now owned or hereafter acquired, except for certain customary permitted Liens, (b) amend our certificate of incorporation or bylaws so as to materially and adversely affect any rights of the investors with respect to the Notes or Warrants except to increase the number of shares of common stock authorized or to designate a new series of preferred stock, or to effect a stock split or reverse stock split, (c) repurchase or make any dividend or distribution in respect of any of our stock, except pursuant to equity incentive plans or agreements upon events such as termination of employment, (d) except pursuant to agreements, plans, awards, arrangements or instruments described in our SEC filings, engage in any transactions with any officer, director, employee or any affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to our knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 in any rolling 12-month period in one or more transactions, other than (i) for payment of salary, or fees for services rendered, pursuant to and on the terms of a written contract in effect before the closing date, which contracts may be extended on terms customary and reasonable within the marketplace, (ii) reimbursement for authorized expenses incurred on our behalf, (iii) for other employee benefits, including stock option or other equity agreements under any equity incentive plan disclosed in our SEC filings, (iv) with respect to newly hired employees and officers on terms, conditions and arrangements, in the ordinary course of business, that are consistent with the foregoing, or (v) other transactions disclosed in our SEC filings, or (e) pay or redeem any financing related debt or securities, except as permitted pursuant to the transaction documents.

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We also agreed that as long as the Notes are outstanding we would not:

•	without the consent of a majority in interest of the Note holders, enter into or exercise any equity line of credit or similar agreement whereby we have the right to "put" our securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula, or issue or agree to issue any floating or variable priced equity linked instruments or any of the foregoing or equity with price reset rights;
•	except for permitted Liens, without written consent of a majority in interest of the Note holders, grant or allow any security interest to be taken in any of our assets; or issue or amend any debt, equity or other instrument which would give the holder thereof directly or indirectly, a right in any of our assets or any right to payment equal to or superior to any right of the investors as holders of the Notes in or to such assets or payment;
•	except as described above with respect to related party transactions with officers, directors, employees or affiliates, without a consent of a majority in interest of the Note holders, enter into, materially amend, materially modify or materially supplement, any agreement, transaction, commitment, or arrangement, in each case relating to the sale, transfer or assignment of any our tangible or intangible assets with any of our officers or directors (or any persons who were insiders at any time during the previous two years), or any affiliates or relatives of such persons, in a manner that materially adversely affects the rights of the investors under the transaction documents and other than the payment of salary and other compensation made in the ordinary course of our business consistent with past practices and industry standards for similarly situated entities; and
•	not file any registration statements until there is an effective registration statement for the unrestricted resale of the Conversion Shares and Warrant Shares.

Indemnification

Under the transaction documents, we agreed to indemnify, hold harmless, reimburse and defend the investors, the investors' officers, directors, agents, counsel, affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the investors or any such person which results, arises out of or is based upon (i) any breach of any representation or warranty, or material misrepresentation, by us in any of the transaction documents, or (ii) after any applicable notice and/or cure periods, any breach or default in performance by us of any covenant or undertaking to be performed by the company under any of the transaction documents. In no event will the liability of the investors under any of the transaction documents be greater in amount than the dollar amount of the net proceeds actually received by such investor or successor upon the sale of the shares of common stock that are issued upon conversion of the Notes or exercise of the Warrants.

Registration Rights

Under the Purchase Agreement, we agreed to file with the Commission a registration statement, of which this prospectus is a part, referred to below as the Registration Statement, in order to register the Registrable Securities for resale and distribution under the Securities Act of 1933, as amended, sometimes referred to as the 1933 Act or the Securities Act, on or before 60 days after the closing date, sometimes referred to below as the Filing Date. We agreed to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable following the Filing Date, but in any event not later than 120 days after the closing date, which date is sometimes referred to below as the Effective Date.

To the extent permitted by the Commission, we agreed to register not less than a number of shares of common stock in the Registration Statement that is equal to 125% of the Conversion Shares issued and issuable upon conversion of the Notes and 100% of the Warrant Shares issuable upon exercise of the Warrants, which are collectively referred to as the Registrable Securities. Any security that is a Registrable Security (including Warrant Shares after giving effect to cashless exercise of the Warrants) will cease being a Registrable Security once such Registrable Security has been issued without further transfer restrictions after a sale or transfer pursuant to Rule 144 under the 1933 Act or once such Registrable Security may be resold under Rule 144 without regard to any volume limitations or manner of sale requirements of Rule 144 (including, with respect to Warrant Shares, giving effect to the ability to net exercise the Warrants). At such time as there are no longer any Registrable Securities, and in all events one year after the closing date, Adamis may terminate the Registration Statement. We agreed to prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for a period of one year.

Not later than 20 days after first being permitted by applicable Commission rules and regulations, we agreed to amend the Registration Statement or file additional registration statements as necessary to register additional shares of common stock to allow the public resale of all common stock included in and issuable by virtue of the Registrable Securities. Subject to the provisions below describing Cut-Back Shares, it will be deemed a default of our obligations if at any time after the date the Registration Statement is declared effective by the Commission, referred to as the Actual Effective Date, the company has registered for unrestricted resale on behalf of the holders fewer than 90% of the amount of shares of common stock required to be registered in the Registration Statement (with any Cut-Back Shares being deemed as not required to be registered),

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the difference between the amount required to be registered and the actual amount of shares registered referred to as the Shortfall. In such event we have agreed to take all actions as are necessary to cause at least the amount of shares of common stock required to be registered therein to be registered within 45 days after the first day such Shortfall exists. Failure to file the registration statement in accordance with the preceding sentence within 30 days after the first day such Shortfall first exists or failure to cause such registration to become effective within 45 days after such Shortfall first exists is included in the definition of a Non-Registration Event. If we remove some of the Registrable Securities from the Registration Statement for reasons relating to SEC Rule 415 or to the status of a selling stockholder as an underwriter, such shares referred to as Cut-Back Shares, then the company will use its best efforts to file with the Commission, as promptly as allowed by SEC guidance, one or more registration statements to register for resale those Registrable Securities that were not registered for resale on the initial Registration Statement, as amended.

If we, at any time, propose to register any of our securities under the 1933 Act for sale to the public, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public, if the Registrable Securities are not otherwise registered for resale pursuant to an effective registration statement, we will notify the holders of the Registrable Securities and will cause such Registrable Securities as to which a holder has requested to be included in the registration. If the offering is an underwritten or a registered direct public offering, then the managing underwriter or managing placement agent may reduce the number of Registrable Securities that are included in the registration if the underwriter or placement determines that such inclusion would adversely affect the marketing of the securities to be sold by the company therein.

We are permitted to suspend the holders' sale of Registrable Securities pursuant to the Registration Statement for certain limited periods of time for reasons relating to the existence of material non-public information concerning the company, the need to amend or supplement the Registration Statement, or certain other similar circumstances. Such allowed delays may be imposed for not more than 45 days (which need not be consecutive days) in any 12-month period. A holder's inability to sell Registrable Securities during an allowed delay will not be deemed to be a breach or default, but will result in the accrual of liquidated damages under the provisions of the Purchase Agreement.

If (A) a registration statement is not declared effective within five days after receipt by the company or its attorneys of a written or oral communication from the Commission that the registration statement will not be reviewed or that the Commission has no further comments, (B) any registration statement described in the Purchase Agreement is not filed by the Filing Date, or is not declared effective by the Effective Date or any other applicable date set forth in the Purchase Agreement, or (C) any registration statement described in the Purchase Agreement is filed and declared effective, but shall thereafter cease to be effective without being succeeded within 22 business days by an effective replacement or amended registration statement or for a period of time which exceeds 30 days in the aggregate per year, defined as every rolling period of 365 consecutive days commencing on the effective date, each such event referred to as a Non-Registration Event, then the company is obligated to pay to the holders an amount in cash, referred to as Liquidated Damages, equal to 1.5% for each 30 days (or such lesser pro-rata amount for any period of less than 30 days) of the principal amount of the outstanding Notes and purchase price of Conversion Shares and Warrant Shares issued upon conversion of Notes and exercise of Warrants held by holders which are subject to such Non-Registration Event. The Liquidated Damages must be paid within 10 days after the end of each 30-day period or shorter period thereof for which Liquidated Damages are payable. In the event a registration statement is filed but is withdrawn prior to being declared effective by the Commission, then such registration statement will be deemed to have not been filed and Liquidated Damages will be calculated accordingly. Failure to timely respond to Commission communications relating to a registration statement is also a Non-Registration Event for which Liquidated Damages will be payable by the company, calculated from the date the response was required to have been made. Liquidated Damages will not be payable in connection with Registrable Securities for such times as such Registrable Securities may be freely sold by the holder thereof pursuant to Rule 144 without volume limitations.

All expenses incurred by the company in connection with the registration statements contemplated by the Purchase Agreement, including all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of FINRA, transfer taxes, and fees of transfer agents and registrars, are called Registration Expenses. All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called Selling Expenses. We agreed to pay all Registration Expenses in connection with any registration statement described in the Purchase Agreement. Selling Expenses in connection with each such registration statement will be borne by the holders.

We have agreed, to the extent permitted by law, and with certain exceptions relating to information supplied by the holders, to indemnify and hold harmless the holder, each of the officers, directors, agents, affiliates, members, managers, control persons, and principal shareholders of the holder, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such holder or underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which the holder, or such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the 1933 Act pursuant to the Purchase Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and to reimburse the holder, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. Each holder has agreed to indemnify us for similar losses and expenses, but only to the extent that any such loss or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such holder, as such, furnished in writing to the company by such holder specifically for use in such registration statement or prospectus, and provided, further, that the liability of the holder will be limited to the net proceeds actually received by the holder from the sale of Registrable Securities pursuant to such registration statement.

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Dollar Value of Underlying Securities and Potential Profits on Conversion of the Notes

The following table sets forth the potential profit to be realized upon conversion by the selling stockholders of the Notes based on the conversion price on June 26, 2013 and the closing price of our common stock on June 26, 2013, which was the closing date and the date that the Notes were issued.

Per share market price as of closing date	$0.66
Per share conversion price as of closing date	$0.50
Total shares underlying selling stockholder Notes based on $0.50 conversion price (1)	11,777,776
Aggregate market value of underlying selling stockholder conversion shares based on per share market price as of closing date	$7,773,332
Aggregate conversion price of underlying conversion shares	$5,888,888
Aggregate cash purchase price for the selling stockholder Notes (2)	$5,300,000
Total premium if all conversion shares were converted as of closing date (3)	$2,473,332
Percent premium of market value to purchase price of underlying shares (4)	32%

(1)	Represents the amount payable upon the maturity date of the Notes held by the selling stockholders, $5,888,888, converted at the initial conversion price of $0.50 per share.
(2)	Includes $5,300,000 gross proceeds from the selling stockholders in the Transaction.
(3)	Represents the difference between (i) the aggregate market value of the underlying selling stockholder Conversion Shares based on the market price of our common stock as of the closing date, and (ii) the aggregate cash purchase price paid by the selling stockholders for the Notes and Warrants.
(4)	Represents the ratio of (i) the amount of the total premium if all selling stockholder Conversion Shares were converted as of the closing date to (ii) the total market value of the underlying selling stockholder Conversion Shares based on the per share market price as of the closing date, expressed as a percentage.

The following table sets forth the potential profit to be realized upon exercise of the Warrants by the selling stockholders based on the exercise price at June 26, 2013 and the per share closing price of our common stock on June 26, 2013, the date of issuance of the Warrants.

Potential Profit from Exercise of the Warrants

Per share market price as of closing date	$0.66
Per share exercise price as of closing date	$0.715
Total shares underlying selling stockholder Warrants	11,777,776
Aggregate exercise price of underlying selling stockholder warrant shares	$8,421,110
Aggregate market value of underlying selling stockholder warrant shares based on market price as of closing date	$7,773,332
Total premium to market price of underlying warrant shares (1)	8%

(1)	Because the aggregate exercise price of the Warrants exceeds the market value of the underlying selling stockholder Warrant Shares as of the closing date, there is no positive premium between the market value and the exercise price. Represents the ratio of (i) the difference between the aggregate exercise price of the selling stockholder Warrant Shares and the market value of the selling stockholder Warrant Shares based on the market price of the common stock at the closing date, to (ii) the aggregate market value of the selling stockholder Warrant Shares based on the market price of the common stock on the closing date, expressed as a percentage.

Payments to Selling Stockholders and Affiliates

The following table includes information concerning certain payments that we could be required to make to the selling stockholders during the first year after the closing date upon the occurrence of certain events described in the table:

Payee	Payments Upon Qualified Offering (1)	Early Redemption Premiums (2)	Registration Penalties (3)	Total Maximum Payments During First 12 Months (4)
Selling Stockholders	$883,333	$883,333	$1,731,509	$2,614,842

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(1)	Represents the cash amount that would be payable by the company if the company completed an underwritten public offering or a registered direct public offering resulting in $10,000,000 or more of gross proceeds to us and all selling stockholders elected to accelerate the maturity date of the Notes and receive payment equal to 115% of the original outstanding principal amount of the Notes. Does not include the $5,888,888 original principal amount owed under the selling stockholder Notes that is payable on the maturity date; includes only the additional 15% that would be payable if all selling stockholders made such an election upon the occurrence of such an event.
(2)	Represents the cash amount that would be payable by the company if it were required to redeem the selling stockholder Notes as a result of an event of default or upon the liquidation, dissolution or winding up of the company or any material subsidiary, assuming (a) that all selling stockholders elected to receive mandatory redemption payments following such event, (b) mandatory redemption payment of 115% of the original outstanding principal amount of the Notes, and (c) that such payment is higher than the amount determined by multiplying the outstanding principal amount of the Notes by a fraction the numerator of which is the highest closing price of the common stock for the 30 days preceding the date that the redemption demand is made by holders of the Notes and the denominator of which is the lowest applicable conversion price of the Notes during such 30-day period. Does not reflect payment of any default interest rate; the default interest rate is 12% per annum upon the occurrence and continuance of an event of default.
(3)	Represents the penalties that would be payable if the company failed to obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the Purchase Agreement. Assumes that (a) the monetary penalties begin to accrue on October 24, 2013, 120 days after the date of issuance of the Notes and Warrants, (b) the monetary penalties continue to accrue until June 26, 2014, one year after the date of issuance of the Notes and Warrants, (c) all Warrants are exercised for cash and the Warrant Shares are held by the selling stockholders during the calculation period, and (d) that no Conversion Shares or Warrant Shares are covered by a registration statement at any time during such period. Does not reflect payment of any default interest rate.
(4)	Represents the sum of the registration penalties, and payments payable upon the earlier to occur of a qualified offering or redemption in connection with an event of default or liquidation event, as reflected in the table.

Net Proceeds from Private Placement of Convertible Notes and Warrants

The following table sets forth the gross proceeds received from the selling stockholders from the private placement of the Notes and Warrants, and calculates the net proceeds from the transaction after deduction of payments pursuant to the transaction documents. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change in control or other similar events. Based on the foregoing assumptions, the net proceeds represent approximately 94% of the gross proceeds.

Gross Proceeds from selling stockholders (1)	$5,300,000
Approximate Transaction Costs (including Placement Agent Fees) (1)	$296,000
Net Proceeds	$5,004,000

(1)	LifeTech Capital, a division of Aurora Capital LLC, acted as the placement agent for the private placement. We paid a fee of $190,000 to the placement agent, and issued common stock purchase warrants to the placement agent to purchase 844,444 shares of common stock at an exercise price equal to $0.715 per share. The amount in the table does not include approximately $152,000 attributable to the placement agent warrants, based on the grant date fair market value of the warrants based on the $0.66 per share market price of the common stock on the closing date of the transaction. Pursuant to the transaction documents, we also paid approximately $31,000 to the law firm that represented certain of the investors in the transaction for its services rendered in connection with the transaction, and $5,000 to the third party company that served as the collateral agent pursuant to the Security Agreement, and we paid a due diligence fee of $70,000 to Alpha Capital Anstalt, one of the investors in the transaction and a selling stockholder.

Comparison of Issuer Proceeds to Potential Selling Stockholder Profit

The following table summarizes certain information concerning the net proceeds that we may receive pursuant to the Notes and the Warrants held by the selling stockholders and potential selling stockholder profit, based on the assumptions described in the notes to the table. For purposes of this table, we have assumed that the selling stockholders will exercise all of the Warrants on a cash basis.

Total Gross Proceeds Receivable by the Company in the Transaction (1)	$13,721,110
Net proceeds to the Company assuming exercise of Warrants (2)	$13,425,110
Total possible profit to the selling stockholders (3)	$2,473,332
Percentage of profit over net proceeds (4)	18.4%

(1)	Includes gross proceeds to the company of $5,300,000 from the sale of the Notes and Warrants to the selling stockholders, and assumes full cash exercise of the Warrants held by the selling stockholders for an aggregate exercise price of $8,421,110. However, there is no assurance that any Warrants will actually be exercised or if they are exercised, whether they will be exercised for cash.
(2)	Reflects net proceeds as reflected in the "Net Proceeds from Private Placement of Convertible Notes and Warrants" table above.

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(3)	This number represents the total possible profit to the selling stockholders based on the aggregate discount to market price of the shares underlying the Notes as indicated in the above table entitled "Potential Profit from Conversion of Notes." Because the exercise price of the Warrants was higher than the market price of the common stock on the date of issuance thereof, the number in the table above reflected a profit of "0" with respect to the Warrants. However, this does not mean that the selling stockholders will not realize a profit on their investment, which could occur if the market price for the common stock exceeds the exercise price of the Warrants.
(4)	Reflects the ratio of the total possible profit to the selling stockholders, to the net proceeds to the company, expressed as a percentage.

Comparison of Shares Beneficially Owned by Selling Stockholders to Outstanding Shares

The following table compares the number of outstanding shares held by persons other than the selling stockholders, Company affiliates and, to our knowledge, affiliates of selling stockholders, with the number of shares beneficially owned by the selling stockholders. None of the selling stockholders or their affiliates have previously had any shares of our common stock registered for resale in any prior registration statement of the company.

Shares Outstanding Prior to the Private Placement Held by Persons Other than the Selling Stockholders, or Affiliates of the Company or Selling Stockholders	63,062,200

Shares Registered for Resale by Selling Stockholders or Affiliates of Selling Stockholders in Prior Registration Statements	0

Shares Registered for Resale by Selling Stockholders or Affiliates of the Selling Stockholders that Continue to be Held by Such Persons	0

Shares Sold in Registered Resale Transactions by the Selling Stockholders or Affiliates Thereof	0

Shares Beneficially Owned by the Selling Stockholders and Registered Hereby	23,555,552

Other Information

As of the date of this prospectus, the company does not believe that it will have the financial ability to make all payments on the Notes in cash when due unless it is able to obtain additional debt or equity funding before the Maturity Date of the Notes, either from cash exercise of the Warrants, from other offerings of equity or debt securities, or from other sources. As disclosed elsewhere in this prospectus, including under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Financial Resources" and "Risk Factors – We will require additional financing," subsequent sources of outside funding will be required to fund the company's working capital, capital expenditures, liabilities and operations.

Under the terms of the transaction agreements, none of the selling stockholders may engage in any short sales prior to 180 days after the June 26, 2013 closing date. Thereafter, subject to compliance with applicable securities laws, commencing 180 days after the closing date, the selling stockholders may enter into lawful hedging transactions in the course of hedging the position they assume and may also enter into lawful short sales or other derivative transactions relating to the Conversion Shares or Warrant Shares. Each selling shareholder has advised the company that no short sales were entered into during the period beginning when such selling shareholder obtained knowledge that the company was contemplating a private placement and ending upon the public announcement of any such private placement.

The company has not had any material relationships or arrangements with any of the selling stockholders, their affiliates, or any person with whom any selling shareholder has a contractual relationship (or any predecessors of those persons) regarding the Transaction. None of the selling stockholders has been involved in a transaction with the company prior to the June 26, 2013 purchase by the selling stockholders of the Notes and Warrants.

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THE SELLING STOCKHOLDERS

To our knowledge, none of the selling stockholders owns any shares of our common stock other than the shares that are being registered hereby that they beneficially own pursuant to the Transaction. The shares of common stock being offered by the selling stockholders are issuable to the selling stockholders pursuant to the terms of the Notes and Warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Notes and Warrants issued pursuant to the Purchase Agreement and except for the transactions described above in the section of this prospectus entitled "Description of Private Placement and Secured Convertible Promissory Notes and Warrants," the selling stockholders have not had any material relationship with us or our affiliates within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Notes and Warrants as of June 26, 2013 and assuming conversion of all Notes and exercise of all Warrants on that date, without regard to any maximum percentage ownership limitations or other limitations on conversions or exercises of the Notes and Warrants. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column lists the number of shares of common stock anticipated to be beneficially owned by the selling stockholders following the offering, assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. Because the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued upon conversion of the Notes and exercise of the Warrants may be more or less than the number of shares being offered by this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder, shares issuable upon conversion of the Notes or exercise of the Warrants are included with respect to that selling stockholder. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Offered (21)	Number of Shares of Common Stock Beneficially Owned After Offering

Brio Capital Master Fund Ltd. (1)	2,222,222	(2)	2,500,000	0

Midsummer Small Cap Master, Ltd. (3)	2,222,222	(4)	2,500,000	0

DAFNA LifeScience Select Ltd. (5)	1,051,112	(6)	1,182,501	0

DAFNA LifeScience Ltd. (7)	937,776	(8)	1,054,998	0

DAFNA LifeScience Market Neutral Ltd. (9)	233,332	(10)	262,499	0

Pacific Capital Management, LLC (11)	4,444,444	(12)	5,000,000	0

JEB Partners, L.P. (13)	888,888	(14)	999,999	0

Marco Polo, Inc. (15)	6,666,668	(16)	7,500,002	0

Alpha Capital Anstalt (17)	4,000,000	(18)	4,500,000	0

OEP Opportunities, L.P. (19)	888,888	(20)	999,999	0

(1)	Shaye Hirsch, director of Brio Capital Master Fund Ltd., has sole voting and dispositive power over these securities.
(2)	Represents 1,111,111 shares of common stock initially issuable pursuant to the terms of the Notes and 1,111,111 shares initially issuable upon exercise of the Warrants.
(3)	Joshua Thomas and Michel Amsalem have the power to vote and dispose of these securities.
(4)	Represents 1,111,111 shares of common stock initially issuable pursuant to the terms of the Notes and 1,111,111 shares initially issuable upon exercise of the Warrants.
(5)	Nathan Fischel and Fariba Ghodsian, managing members of DAFNA Capital Management, LLC, have voting and dispositive power with respect to these securities.
(6)	Represents 525,556 shares of common stock initially issuable pursuant to the terms of the Notes and 525,556 shares initially issuable upon exercise of the Warrants.

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(7)	Nathan Fischel and Fariba Ghodsian, managing members of DAFNA Capital Management, LLC, have voting and dispositive power with respect to these securities.
(8)	Represents 468,888 shares of common stock initially issuable pursuant to the terms of the Notes and 468,888 shares initially issuable upon exercise of the Warrants.
(9)	Nathan Fischel and Fariba Ghodsian, managing members of DAFNA Capital Management, LLC, have voting and dispositive power with respect to these securities.
(10)	Represents 116,666 shares of common stock initially issuable pursuant to the terms of the Notes and 116,666 shares initially issuable upon exercise of the Warrants.
(11)	Jonathan Glaser has voting and investment power over these securities.
(12)	Represents 2,222,222 shares of common stock initially issuable pursuant to the terms of the Notes and 2,222,222 shares initially issuable upon exercise of the Warrants.
(13)	James Besser is the Managing Member of JEB Partners, L.P. and has voting and dispositive power with respect to these securities.
(14)	Represents 444,444 shares of common stock initially issuable pursuant to the terms of the Notes and 444,444 shares initially issuable upon exercise of the Warrants.
(15)	David W. Hearst, Jr., President of Marco Polo, Inc., has voting and investment power over these securities.
(16)	Represents 3,333,334 shares of common stock initially issuable pursuant to the terms of the Notes and 3,333,334 shares initially issuable upon exercise of the Warrants.
(17)	Konrad Ackermann has sole voting and dispositive power over these securities.
(18)	Represents 2,000,000 shares of common stock initially issuable pursuant to the terms of the Notes and 2,000,000 shares initially issuable upon exercise of the Warrants.
(19)	James Cacioppo, as managing partner of One East Capital Advisors, LP, has voting and investment power over these securities.
(20)	Represents 444,444 shares of common stock initially issuable pursuant to the terms of the Notes and 444,444 shares initially issuable upon exercise of the Warrants.
(21)	Pursuant to the terms of the transaction documents, we are obligated to file a registration statement covering 125% of the shares issuable upon conversion of the Notes, and 100% of the shares issuable upon exercise of the Warrants.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, pursuant to one or more of the following methods:

•	on the OTCQB, OTC Bulletin Board or any securities exchange, market or trading facility or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date the Registration Statement of which this prospectus is a part is declared effective by the SEC;
•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the Notes, Warrants, Conversion Shares or Warrant Shares and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares registered hereby, from time to time, pursuant to this prospectus or any supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, Securities and Exchange Commission filing fees; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in connection with the registration statements required by the Purchase Agreement, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration statements, and we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF SECURITIES

General

As of the date of this prospectus, our authorized capital stock consisted of 200,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of September 17, 2013, there were 104,876,409 shares of our common stock outstanding; outstanding share information in this prospectus includes 2,854,741 shares represented by stock certificates of Old Adamis held by certain stockholders of Old Adamis who are entitled to receive certificates for common stock of the company upon compliance with procedures for surrender and exchange of their old stock certificates in connection with the April 2009 merger of the company and Old Adamis. As of September 17, 2013, no shares of preferred stock are issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company, and the consent of holders of the Notes is required for the payment of any such dividends on our common stock. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our certificate of incorporation provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Stock Options

As of June 30, 2013, we had outstanding stock options to purchase 6,629,140 shares, with a weighted average exercise price of $0.34 per share.

Warrants

As of June 30, 2013, we had warrants, other than the Warrants, to purchase 1,464,905 shares of common stock, with a weighted average exercise price of $0.89 per share and expiration dates ranging from September 2013 through July 2016.

Secured Convertible Promissory Notes

See the discussion above under the heading "Description of Private Placement and Secured Convertible Promissory Notes and Warrants" for a discussion of the principal terms of the Notes.

Warrants

See the discussion above under the heading "Description of Private Placement and Secured Convertible Promissory Notes and Warrants" for a discussion of the principal terms of the Warrants.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

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•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our certificate of incorporation and bylaws do not opt out of Section 203.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

•	permit our board of directors, or the Board, to issue up to 10,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate;
•	provide that the authorized number of directors may be changed only by resolution of the Board;
•	provide that all vacancies on the Board, including newly created directorships, may, except as otherwise required by law, or as determined otherwise by resolution of the Board, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
•	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and
•	provide the Board with the ability to alter its bylaws without stockholder approval.

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Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Indemnification of Directors and Officers

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our bylaws provide that we will indemnify our directors and officers, to the maximum extent permitted by the DGCL, or any other applicable law, except that we are not required to indemnify any director or officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law or the bylaws, (ii) the proceeding was authorized by the Board, or (iii) such indemnification is provided by us pursuant to the powers vested in the company under the DGCL or any other applicable law. In addition, our bylaws provide that we may indemnify our employees and other agents as set forth in the DGCL or any other applicable law. Our bylaws also provide for the advancement of expenses incurred by a person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that the person is or was a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the company of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal the indemnitee is not entitled to be indemnified for such expenses under the bylaws. We carry officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and amended bylaws, we have entered into indemnification agreements with our directors and executive officers. These agreements, among other things, allow for the advancement of expenses and indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by, or in the right of the company, arising out of such person's services as a director or officer of Adamis, any subsidiary of Adamis or any other company or enterprise to which the person provides services at Adamis' request.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission's opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

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Proposed Reverse Stock Split

We have filed a definitive proxy statement with the SEC relating to our 2013 annual meeting of stockholders, or the Meeting, scheduled to be held on October 15, 2013. One of the proposals to be submitted to our stockholders for approval at the Meeting is a proposal to effect a reverse stock split of our issued and outstanding common stock, if our board of directors,or the Board, in its discretion determines to effect a reverse stock split, by a ratio of not less than 1-for-2 and not more than 1-for-25 at any time within 18 months after the date of the Meeting, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion, referred to as the Reverse Stock Split, with a possible reduction in the number of shares of common stock authorized in our amended and restated certificate of incorporation, or the Restated Certificate, depending on the exact ratio of the Reverse Stock Split, as described in the proxy statement. The Reverse Stock Split would be implemented by means of an amendment to our amended and restated certificate of incorporation, or the Restated Certificate. The Board reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that effecting the Reverse Stock Split is not in the best interests of the company and its stockholders. In addition, the proposed amendment to our Restated Certificate will provide that if the actual ratio of the Reverse Stock Split determined by the Board is between certain ranges, then the number of authorized shares of common stock provided for in the Restated Certificate, which is currently 200,000,000 shares of common stock, will be reduced as follows: if the ratio is less than 1-for-5, then there will no change in the number of authorized shares; if the ratio is 1-for-5 or greater but less than 1-for-10, the number of authorized shares of common stock will be 125,000,000 shares; and if the ratio is 1-for-10 or greater, the number of authorized shares of common stock will be 100,000,000. The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing of a certificate of amendment to our Restated Certificate with the Secretary of State of the State of Delaware, referred to as the Effective Time. The exact timing of the filing of the certificate of amendment that would effect any Reverse Stock Split will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the company and our stockholders.

If approved by our stockholders, the Reverse Stock Split proposal would permit (but not require) the Board to effect a reverse stock split of our issued and outstanding common stock at any time prior to April 15, 2015, which is 18 months from the date of the Meeting, by a ratio of not less than 1-for-2 and not more than 1-for-25, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion. In determining a ratio, if any, following the receipt of stockholder approval, the Board may consider, among other things, factors such as:

•	the initial listing requirements of various stock exchanges;

•	the historical trading price and trading volume of our common stock;

•	the number of shares of our common stock outstanding;

•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Depending on the ratio for the Reverse Stock Split determined by the Board, no less than two and no more than 25 shares of existing common stock, as determined by the Board, will be combined into one share of common stock. The amendment to our Restated Certificate to effect a reverse stock split, if any, will include only the reverse split ratio determined by the Board, and all of the other proposed amendments at different ratios will be abandoned.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our board of directors is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our common stock to enhance our ability to meet the initial listing requirements of The NASDAQ Capital Market or NYSE Amex and to make our common stock more attractive to a broader range of institutional and other investors.

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on The NASDAQ Capital Market or NYSE Amex. For example, the NASDAQ Capital Market requires, among other items, an initial bid price of least $4.00 (or, in some circumstances, closing prices of $3.00 or $2.00) per share and following initial listing, maintenance of a continued price of at least $1.00 per share.

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The NYSE Amex requires an initial listing bid price of $3.00 (or $2.00 depending on the applicable listing standard). Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would, following the Reverse Stock Split, remain over the minimum bid price requirement of any such stock exchange. By effectively condensing a number of pre-split shares into one share of common stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain. In addition, even if we effect the Reverse Stock Split, there are no assurances that we will be able to satisfy the other requirements to obtain or maintain a listing on the NASDAQ Capital Market, NYSE Amex or other stock exchange.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. Additionally, we believe that the Reverse Stock Split may make our common stock more attractive to a broader range of institutional and other investors, as the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. However, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of our common stock. As a result, there can be no assurance that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Similarly, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock and the company after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective, referred to as the Effective Time, upon the filing of a certificate of amendment to our Restated Certificate with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by the Board based on its evaluation as to when it believes such action would be advantageous to the company and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to the Restated Certificate, the Board, in its sole discretion, determines that it is not in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on the date that is 18 months from the date of the Meeting, our board of directors will abandon the Reverse Stock Split.

After the Effective Time, our common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our common stock will continue to be listed on the OTCQB under the symbol "ADMP" subject to any future change of listing of our securities to a stock exchange. The Reverse Stock Split is not intended to be, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Exchange Act.

Registered and Beneficial Holders of Common Stock

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered "Book-Entry" Holders of Uncertificated Shares of Common Stock

Certain registered holders of our common stock may hold some or all of their shares electronically in uncertificated book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

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Holders of Certificated Shares of Common Stock

If we effect the Reverse Stock Split, stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder may surrender his, her or its certificate(s) representing shares of our common stock, or Old Certificates, to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock, or New Certificates. No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. The proposed certificate of amendment to our Restated Certificate to effect the Reverse Stock Split provides that no fractional shares will be issued in connection with the Reverse Stock Split. In lieu of fractional shares, stockholders who hold a number of share not evenly divisible immediately before the Reverse Stock Split will be entitled to receive a whole share of common stock for any fractional share that remains after aggregating all fractional shares held by the stockholder. We do not expect that the number of shares of common stock to be issued in connection with rounding up such fractional interests will be significant. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive a share as described above.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, restricted stock units, convertible or exchangeable securities entitling the holders to acquire, purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock or restricted stock unit awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based upon the reverse stock split ratio determined by the Board, subject to our treatment of fractional shares.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by the Board, a minimum of two and a maximum of 25 shares of existing common stock will be combined into one new share of common stock. The Reverse Stock Split will reduce the total number of outstanding shares of common stock by the exchange ratio determined by the Board in its discretion, and it will apply automatically to all shares of our common stock, including shares issuable upon the exercise or conversion of outstanding stock options, warrants and convertible securities. The table below provides certain approximate information relating to our common stock based on certain possible exchange ratios, based on share information as of September 17, 2013 (excluding treasury shares and without giving effect to the treatment of fractional shares).

	CURRENT	1:5	1:10	1:15	1:20	1:25
Authorized common stock	200,000,000	125,000,000	100,000,000	100,000,000	100,000,000	100,000,000
Common stock outstanding*	104,876,409	20,975,282	10,487,641	6,991,761	5,243,821	4,195,056
Common stock issuable upon exercise or conversion of outstanding options, warrants, convertible debentures and notes, restricted stock units*	37,184,209	7,436,842	3,718,421	2,478,947	1,859,210	1,487,368
Additional common stock reserved/unallocated under 2009 Equity Incentive Plan	11,439,742	2,287,948	1,143,974	762,649	571,987	457,590
Common stock authorized, but unissued and unreserved/unallocated	49,369,222	94,299,928	84,649,964	89,766,643	92,324,982	93,859,986

*	Please note that between the date of this prospectus and the date of any Reverse Stock Split, we could engage in transactions involving the issuance of securities that would increase the number of issued or issuable shares from the numbers reflected in the above tables.

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The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board. No shares of our preferred stock are outstanding and the total number of authorized shares of preferred stock will not be affected by the Reverse Stock Split.

The Reverse Stock Split will affect all holders of common stock uniformly and will not affect any stockholder's percentage ownership interest in the company, except that record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive one whole share for such fractional share. In addition, the Reverse Stock Split will not affect any stockholder's proportionate voting power (subject to the treatment of fractional shares).

A reverse stock split would effect a reduction in the number of shares of common stock issuable upon the exercise or conversion of our outstanding stock options, warrants, convertible notes and restricted stock units in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options and warrants, and the conversion price of our outstanding convertible notes, would increase, likewise in proportion to the reverse stock split ratio.

In connection with any reverse split, the Board would also make a corresponding reduction in the number of shares available for future issuance under our 2009 Equity Incentive Plan so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under the plan.

The Reverse Stock Split may result in some stockholders owning "odd lots" of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

Potential Anti-Takeover Effect; Authorized Shares of Common Stock

Because the number of authorized shares of common stock and preferred stock will not be reduced proportionately, the Reverse Stock Split will increase the ability of the Board to issue authorized and unissued shares without further stockholder action. Authorized but unissued shares of common stock and preferred stock are available for future issuance as may be determined by the Board without further action by our stockholders, unless stockholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction. These additional shares may be issued in the future for a variety of corporate purposes including, but not limited to, raising additional capital, strategic partnering arrangements, equity incentive plans, acquisitions of assets or businesses, stockholder right plans, and stock splits or stock dividends. Except for a stock split or stock dividend, future issuances of common shares will dilute the voting power and ownership of our existing stockholders and, depending on the amount of consideration received in connection with the issuance, could also reduce stockholders' equity on a per share basis. If the Board authorizes the issuance of additional shares after the Reverse Stock Split, the dilution to the ownership interest of our existing stockholders may be greater than would occur had the Reverse Stock Split not been effected. Many stock issuances do not require stockholder approval, and the Board generally seeks approval of our stockholders in connection with a proposed issuance only if required at that time.

The authorized shares could also be used to resist or frustrate a third-party transaction that is favored by a majority of the independent stockholders (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or management of the company or contemplating a tender offer or other transaction for the combination of the company with another company). This could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The newly available authorized shares resulting from the Reverse Stock Split have the potential to limit the opportunity for the company's stockholders to dispose of their stock at a premium. Despite these possible anti-takeover effects, our board of directors is not proposing the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device, nor is the Reverse Stock Split being proposed in response to any effort of which we are aware to accumulate shares of our capital stock or obtain control of the company.

Certain Risks Associated with the Reverse Stock Split

The proposed Reverse Stock Split, if effected, carries with it several significant risks.

If the Reverse Stock Split is effected, the resulting per share price of our common stock may not be sufficiently high to attract new investors and, consequently, the trading liquidity of our common stock may not improve.

While our Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per-share price that will attract certain types of investors, such as institutional investors or investment funds, and such share price may not satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not improve as a result of the Reverse Stock Split and could be adversely affect by a higher per share price.

64

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all of our common stock at the then market price) after the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split, or that the per share market price of our common stock following the Reverse Stock Split will either equal or exceed the current per share market price.

We cannot assure you that the market price per share of our common stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Stock Split. For instance, using the closing price of our common stock on August 26, 2013 of $0.40 per share as an example, if the Board were to implement the Reverse Stock Split at a one for ten ratio, we cannot assure you that the post-split market price of our common stock would be or would remain at a price of ten times greater than $0.40, or $4.00. In many cases, the market price of a company's shares declines after a reverse stock split, or the market price of a company's shares immediately after a reverse stock split does not reflect a proportionate or mathematical adjustment to the market price based on the ratio of the reverse stock split. Accordingly, the total market capitalization of our common stock and the Company after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price of our common stock prior to the Reverse Stock Split.

Even if the Reverse Stock Split is effected, we may not be able to satisfy all of the other requirements for listing our common stock on a stock exchange such as the NASDAQ Capital Market or the NYSE-AMEX.

As discussed above, the Board is submitting the Reverse Stock Split proposed to our stockholders for approval with the primary intent of increasing the market price of our common stock to enhance our ability to meet the initial listing requirements of The NASDAQ Capital Market or NYSE Amex and to make our common stock more attractive to a broader range of institutional and other investors. However, listing on either of these stock exchanges requires compliance with a variety of other qualitative and quantitative listing standards. For example, even if we effected the Reverse Stock Split, we would need to raise significant additional funding in order to satisfy some of the quantitative listing standards of any national stock exchange and to maintain any listing. Even if we effect the Reverse Stock Split, we may not be able to satisfy one or more applicable listing requirements and obtain a listing of the common stock on the NASDAQ Capital Market, the NYSE Amex, or other stock exchange. We cannot provide any assurances that we will ever seek, or be able to obtain or maintain, a listing of the common stock on the NASDAQ Capital Market, the NYSE Amex, or any other stock exchange.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right not to proceed with any reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of Delaware of the certificate of amendment to our Restated Certificate, even if the authority to effect a reverse stock split has been approved by our stockholders at the Meeting.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Weintraub Tobin Chediak Coleman Grodin, Law Corporation, Sacramento, CA.

EXPERTS

The financial statements as of March 31, 2013 and 2012 and for the two years in the period ended March 31, 2013, included in this prospectus have been so included in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may: read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or you can review these documents on the SEC's website, as described above.

65

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2013 AND 2012:

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2013 AND 2012:

PAGE
FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets	F-22

Condensed Consolidated Statements of Operations	F-23

Condensed Consolidated Statements of Cash Flows	F-24 - F-25

Notes to the Unaudited Consolidated Financial Statements	F-26 - F-32

i-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Adamis Pharmaceuticals Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”) as of March 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended March 31, 2013.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adamis Pharmaceuticals Corporation and Subsidiaries as of March 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and has limited working capital to pursue its business alternatives.  Management’s plans with regard to these matters are also described in Note 2.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN MCCANN P.C.
Certified Public Accountants

Boca Raton, Florida

July 3, 2013

F-1

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	March 31, 2012
ASSETS

CURRENT ASSETS
Cash	$—	$7,519
Prepaid Expenses and Other Current Assets	64,347	31,520
Debt Issuance Cost	286,582	—

Total Current Assets	350,929	39,039

ASSETS FROM DISCONTINUED OPERATIONS	—	130,000

Total Assets	$350,929	$169,039

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts Payable	$2,431,919	$2,020,713
Accrued Other Expenses	754,709	469,279
Accrued Bonuses	101,436	101,436
Conversion Feature Liability	162,456	—
Derivative Liability	50,545	—
Notes Payable	97,683	195,608
Convertible Notes Payable, net	982,997	—
Notes Payable to Related Parties	97,122	105,632

Total Liabilities	4,678,867	2,892,668

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock – Par Value $.0001; 10,000,000 Shares Authorized; Issued and Outstanding-None	—	—
Common Stock – Par Value $.0001; 200,000,000 Shares Authorized; 109,656,180 and 101,161,953 Issued, 104,427,992 and 95,933,765 Outstanding, Respectively	10,966	10,116
Additional Paid-in Capital	33,643,449	28,053,816
Accumulated Deficit	(37,977,124)	(30,782,332)
Treasury Stock - 5,228,188 Shares, at cost	(5,229)	(5,229)

Total Stockholders’ (Deficit)	(4,327,938)	(2,723,629)

	$350,929	$169,039

 The accompanying notes are an integral part of these Consolidated Financial Statements.

F-2

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2013	2012

REVENUE	$—	$—

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,008,255	2,649,234
RESEARCH AND DEVELOPMENT	1,209,318	2,165,968

Loss from Operations	(3,217,573)	(4,815,202)

OTHER INCOME (EXPENSE)
Interest Expense	(2,333,982)	(35,390)
Gain on Sale of Asset	—	5,297
Change in Fair Value Derivative Liability	(122,945)	—
Change in Fair Value of Conversion Feature Liability	(1,390,292)	—
Total Other Income (Expense)	(3,847,219)	(30,093)

Net (Loss) from Continuing Operations	(7,064,792)	(4,845,295)

DISCONTINUED OPERATIONS
Write-down of Discontinued Operations Receivable	(130,000)	(70,000)

Net (Loss) from Discontinued Operations	(130,000)	(70,000)

Net (Loss)	$(7,194,792)	$(4,915,295)

Basic and Diluted (Loss) Per Share:

Basic and Diluted (Loss) Per Share from Continuing Operations	$(0.07)	$(0.06)

Basic and Diluted (Loss) Per Share from Discontinued Operations	$—	$—

Basic and Diluted (Loss) Per Share	$(0.07)	$(0.06)

Basic and Diluted Weighted Average Shares Outstanding	99,599,545	89,477,725

The accompanying notes are an integral part of these Consolidated Financial Statements

F-3

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-In	Treasury Stock		Accumulated
	Shares	Amount	Capital	Shares	Amount	Deficit	Total

Balance March 31, 2011	86,818,532	8,682	24,483,918	(5,228,188)	(5,229)	(25,867,037)	(1,379,666)

Common Stock Issued for Note Conversions	4,093,101	409	818,210	—	—	—	818,619

Common Stock Issued for Cash at .25 per share	10,000,320	1,000	2,499,080	—	—	—	2,500,080

Common Stock Issued for Services	250,000	25	59,975	—	—	—	60,000

Warrants Issued for Services	—	—	21,000	—	—	—	21,000

Share Based Compensation	—	—	171,633	—	—	—	171,633

Net (Loss)	—	—	—	—	—	(4,915,295)	(4,915,295)
Balance March 31, 2012	101,161,953	$10,116	$28,053,816	(5,228,188)	$(5,229)	$(30,782,332)	$(2,723,629)

Common Stock Issued for Note Conversions at $0.25	4,293,370	430	2,912,913	—	—	—	2,913,343

Common Stock Issued for Note Conversions at $0.55	913,384	91	502,270	—	—	—	502,361

Common Stock Issued for Exercised Warrants	411,473	41	(41)	—	—	—	—

Common Stock Issued for Services	100,000	10	70,990	—	—	—	71,000

Common Stock Issued for Financings	2,776,000	278	1,591,722	—	—	—	1,592,000

Beneficial Conversion Feature	—	—	347,272	—	—	—	347,272

Share Based Compensation	—	—	164,507	—	—	—	164,507

Net (Loss)	—	—	—	—	—	(7,194,792)	(7,194,792)
Balance March 31, 2013	109,656,180	$10,966	$33,643,449	(5,228,188)	$(5,229)	$(37,977,124)	$(4,327,938)

The accompanying notes are an integral part of these Consolidated Financial Statements

F-4

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ending March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES

Net (Loss)	$(7,194,792)	$(4,915,295)

Adjustments to Reconcile Net (Loss) to Net Cash (Used in) Operating Activities:
Stock Issued for Interest	75,703	621
Vesting of Options for Compensation	164,507	171,633
Reduction in Notes Payable	(57,925)	—
Change in Derivative Liability Fair Value	122,945	—
Change in Conversion Feature Liability Fair Value	1,390,292	—
Amortization of Discount on Notes Payable	770,033	—
Amortization of Debt Issuance Cost	1,305,418	—
Amortization of Stock Issued for Services	36,792	364,884
Sales Returns Reserve Adjustment	—	(13,151)
Write-down of Discontinued Operations Receivable	130,000	70,000
Change in Assets and Liabilities:
(Increase) Decrease in:
Prepaid Expenses and Other Current Assets	1,381	(20,694)
Increase (Decrease) in:
Accounts Payable	411,207	757,515
Accrued Other Expenses	285,430	238,628

Net Cash (Used in) Operating Activities	(2,559,009)	(3,345,859)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash Received from Sale of Common Stock	—	2,500,080
Issuance of Note Payable	3,099,800	—
Payment of Notes Payable	(539,800)	(390,000)
(Payment of) Proceeds from Notes Payable to Related Parties	(8,510)	4,400

Net Cash Provided by Financing Activities	2,551,490	2,114,480

(Decrease) in Cash	(7,519)	(1,231,379)
Cash:
Beginning	7,519	1,238,898

Ending	$—	$7,519

The accompanying notes are an integral part of these Consolidated Financial Statements

F-5

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ending March 31,
	2013	2012
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$120,561	$33,859

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES

Common Stock issued for Exercised Warrants	$41	$—
Common Stock issued for Debt Issuance Cost	$1,592,000	$—
Note Payable Discounts from Derivative and Convertible Feature Liabilities	$539,764	$—
Additional Paid-In Capital from Notes Payable Discount	$347,272	$—
Conversion of Sales Return Liability to Notes Payable	$—	$147,866
Notes Payable converted to Common Stock	$1,500,000	$818,000
Common Stock issued for Interest	$75,703	$621
Stock Based Compensation Expense	$164,507	$171,633
Warrants Issued for Prepaid Services	$—	$21,000
Common Stock Issued for Prepaid Services	$71,000	$60,000
Additional Paid-In Capital Resulting from Reduction in Derivative and Conversion Feature Liabilities	$1,840,000	$—
Reduction in Notes Payable	$57,925	$—

The accompanying notes are an integral part of these Consolidated Financial Statements

F-6

NOTE 1:	NATURE OF BUSINESS

The company formerly named Adamis Pharmaceuticals Corporation, or Old Adamis, was founded in June 2006 as a Delaware corporation.  Effective April 1, 2009, Old Adamis completed a business combination transaction with Cellegy Pharmaceuticals, Inc., or Cellegy.  Before the merger, Cellegy was a public company and Old Adamis was a private company.  In connection with the consummation of the merger and pursuant to the terms of the definitive merger agreement relating to the transaction, Cellegy was the surviving corporation in the merger and changed its name from Cellegy Pharmaceuticals, Inc. to Adamis Pharmaceuticals Corporation (the “Company”, “Adamis Pharmaceuticals,” “Adamis,” “we” or “our”), and Old Adamis survived as a wholly-owned subsidiary and changed its corporate name to Adamis Corporation.  The Company has two wholly-owned subsidiaries:  Adamis Corporation; and Biosyn, Inc., which has rights to the C31G product.  Adamis Corporation has two wholly-owned subsidiaries:  Adamis Viral Therapies, Inc., or Adamis Viral, which was formed to focus on the Company’s cancer and vaccine technologies; and Adamis Laboratories, Inc., or Adamis Labs, which was formed to focus on the Company’s allergy and respiratory products.

The Company’s general business strategy is to generate revenue through launch of its allergy and respiratory products in development, in order to generate cash flow to help fund expansion of its allergy and respiratory business, as well as support its future cancer and vaccine product development efforts.

NOTE 2:	GOING CONCERN

The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, as shown in the accompanying consolidated financial statements, the Company has sustained substantial losses from continuing operations and has not introduced new revenue producing products since inception.  In addition, the Company has used, rather than provided, cash in its continuing operations.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  Management intends to attempt to secure additional required funding through equity or debt financings, sales or out-licensing of intellectual property assets, seeking partnerships with other pharmaceutical companies or third parties to co-develop and fund research and development efforts, or similar transactions.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 3:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include Adamis Pharmaceuticals and its wholly-owned operating subsidiaries.  All significant intra-entity balances and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements.  Actual results could differ from those estimates, and the differences could be material.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash, accounts payable and accrued liabilities approximate their fair value due to their short-term nature.  The Company’s notes payable approximate fair value based upon current rates available to the Company for loans with similar maturities.  The convertible notes payable have fixed interest rates and conversion features which are based upon the conversion price specified in the agreements.  Additionally, one of the convertible notes payable contains price anti-dilution features which are adjusted to fair value on a recurring basis.

Long-Lived Assets

The Company periodically assesses whether there has been permanent impairment of its long-lived assets held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated from the use and eventual disposition of the asset.

F-7

Derivative Instruments and Hedging Activities

Derivatives are recognized as either assets or liabilities in the consolidated balance sheets and are measured at fair value.  The treatment of gains and losses resulting from changes in the fair values of derivative instruments is dependent on the use of the respective derivative instrument and whether they qualify for hedge accounting.  As of March 31, 2013, no derivative instruments qualified for hedge accounting.  See Note 8 for further discussion of derivative instruments.

Discontinued Operations

As discussed in Note 4, the assets and liabilities at March 31, 2012, related to International Labs, Inc. (“INL”), the company’s former packaging division, have been accounted for as discontinued operations.  There are no operations related to INL in the accompanying consolidated financial statements.

Revenue Recognition

In accordance with our revenue recognition policy, revenue is recognized when title and risk of loss are transferred to the customer, the sales price to the customer is fixed and determinable, and collectability of the sales price is reasonably assured.  Reported revenue is net of estimated customer returns and other wholesaler fees.  Our policy regarding sales to customers is that we do not recognize revenue from, or the cost of, such sales, where we believe the customer has more than a demonstrably reasonable level of inventory.  We make this assessment based on historical demand, historical customer ordering patterns for purchases, business considerations for customer purchases and estimated inventory levels.  If our actual experience proves to be different than our assumptions, we would then adjust such allowances accordingly.

Stock-Based Compensation

The Company accounts for stock-based compensation transactions in which the Company receives employee services in exchange for options to purchase common stock.  Stock-based compensation cost for restricted stock units (“RSUs”) is measured based on the closing fair market value of the Company’s common stock on the date of grant.  Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes option-pricing model.  The Company recognizes stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period.

Research and Development

Research and development costs are expensed as incurred.  Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed.

Legal Expense

Legal fees are expensed as incurred and are included in selling, general and administrative expenses on the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the deferred income tax method.  Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets and liabilities from year to year.  In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies.  If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required.  Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria.

The Company accounts for uncertain tax positions in accordance with accounting guidance which requires the Company to recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit.  For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.  At the adoption date, the Company applied the guidance to all tax positions for which the statute of limitations remained open.  Upon implementation, the Company did not recognize any additional liabilities for unrecognized tax benefits.  Accordingly, the adoption of the guidance had no impact on the Company’s financial statements.  There have been no material changes in unrecognized tax benefits since April 1, 2009.

F-8

The Company is subject to income taxes in the United States Federal jurisdiction, California and Florida.  The Company is no longer subject to the United States Federal, California or Florida income examinations by tax authorities for the years before the year ended March 31, 2009.  The Company recognizes interest and penalty accrued related to unrecognized tax benefits in its income tax expense, if any.  No interest or penalties have been accrued for all presented periods.

Net Loss Per Share

The Company computes basic loss per share by dividing the loss attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period.  Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding.  Outstanding warrants at March 31, 2013 and 2012 were 1,800,505 and 2,473,245, respectively.  The outstanding options at March 31, 2013 and 2012 were 6,723,582 and 5,230,398, respectively.  Outstanding restricted stock units at March 31, 2013 and 2012 were 726,019 and 0, respectively.

Reclassifications

Certain reclassifications have been made to the March 31, 2012 financial statement presentation to correspond to the current year’s classification.  Total stockholders’ (deficit) and net loss are unchanged due to these reclassifications.

NOTE 4:	DISCONTINUED OPERATIONS

Effective July 18, 2008, the Company’s former packaging division (INL) was sold for $2,654,000.  On the closing date, $2,154,000 was paid to a lender to retire long-term debt.  Additionally, $500,000 of the purchase price was held in escrow to secure any of the Company’s indemnification obligations.  During 2011 and 2012, the Company settled a total of $150,000 of the amount held for indemnification obligations.  At March 31, 2013 and 2012, assets from discontinued operations consisted of $0 and $130,000, respectfully.

NOTE 5:	CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk consist principally of cash and accounts payable.

Cash

The Company at times may have cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit.  The Company maintains its cash with larger financial institutions.  The Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

Purchases and Accounts Payable

The Company had balances greater than 10% of trade accounts payable at March 31, 2013 with three vendors.  Vendor A had a balance that accounted for 23% of total accounts payables, Vendor B had a balance of 14% and Vendor C had a balance of 10% at March 31, 2013.  Comparatively, the Company had balances greater than 10% of trade accounts payable at March 31, 2012 with three vendors.  Vendor A had a balance that accounted for 26% of total accounts payables Vendor B had a balance of 13% and Vendor C had a balance of 11% at March 31, 2012.

NOTE 6:	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at March 31, 2013 and 2012:

	2013	2012
Prepaid Insurance	$4,000	$3,750

Prepaid Rent	10,827	10,827
Prepaid Consulting Fees	47,333	13,125
Other Current Assets	2,187	3,818

	$64,347	$31,520

F-9

NOTE 7:	NOTES PAYABLE

Ben Franklin Note

Biosyn (a wholly owned subsidiary of the Company and previously a wholly owned subsidiary of Cellegy) issued a note payable to Ben Franklin Technology Center of Southeastern Pennsylvania (“Ben Franklin Note”) in October 1992, in connection with funding the development of Savvy, a compound then under development to prevent the transmission of HIV/AIDS.

The Ben Franklin Note was recorded at its estimated fair value of $205,000 and was assumed by Cellegy as an obligation in connection with its acquisition of Biosyn in 2004.  The repayment terms of the non-interest bearing obligation include the remittance of an annual fixed percentage of 3.0% applied to future revenues of Biosyn, if any, until the principal balance of $777,902 (face amount) is satisfied.  Under the terms of the obligation, revenues are defined to exclude the value of unrestricted research and development funding received by Biosyn from nonprofit sources.  Absent a material breach of contract or other event of default, there is no obligation to repay the amounts in the absence of future Biosyn revenues.  Cellegy accreted the discount of $572,902 against earnings using the interest rate method (approximately 46%) over the discount period of five years, which was estimated in connection with the Ben Franklin Note’s valuation at the time of the acquisition.

Accounting principles generally accepted in the United States emphasize market-based measurement through the use of valuation techniques that maximize the use of observable or market-based inputs.  The Ben Franklin Note’s peculiar repayment terms outlined above affects its comparability with main stream market issues and also affects its transferability.  The value of the Ben Franklin Note would also be impacted by the ability to estimate Biosyn’s expected future revenues which in turn hinge largely upon future efforts to commercialize the product candidate, the results of which efforts are not known by the Company.  Given the above factors and therefore the lack of market comparability, the Ben Franklin Note would be valued based on Level 3 inputs.  As such, management has determined that the Ben Franklin Note will have no future cash flows, as we do not believe the product will create a revenue stream in the future.  As a result, the Note had no fair market value at the time of the merger between the Company and Cellegy (see Note 1).

G-Max Trust Notes

On December 29, 2009, the Company issued a Convertible Promissory Note (the “G-Max Note”) in the aggregate principal amount of $500,000 and 500,000 shares of common stock to The G-Max Trust (the “Investor”) in connection with a private placement to the Investor for gross proceeds of $500,500.  The market value of the common stock on the date issued was $0.25 per share, for a total value of $125,000.  A discount on the note payable of $124,500 was recorded as a result, and was being amortized to interest expense over the term of the G-Max Note.  The stock was restricted for six months from the date issued.  As of March 31, 2012, the net carrying amount was $0 and the net unamortized discount was $0.  The interest recognized in the contractual interest coupon was $0 and $12,638 for the years ended March 31, 2013 and 2012, respectively.

Interest on the outstanding principal balance of the G-Max Note accrued at a rate of 10% per annum compounded monthly and was payable monthly commencing February 1, 2010.  All unpaid principal and interest on the G-Max Note was due and payable on June 30, 2011 (the “Maturity Date”).

At any time on or before the Maturity Date, the Investor had the right to convert part or all of the principal and interest owed under the G-Max Note into common stock at a conversion price equal to $0.20 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock).  The conversion feature is considered beneficial to the Investor due to the purchase of the discounted shares.  The estimated value of the beneficial conversion feature was $249,500.  The entire amount was recorded as interest expense upon issuance as the G-Max Note was convertible at any time.  The effective annual interest rate of the G-Max Note was 84.8% after considering the discount and beneficial conversion feature.  The G-Max Note was converted into 2,500,000 shares of common stock on June 30, 2011.

On June 11, 2012, the Company issued a convertible promissory note in the aggregate principal amount of $500,000 and 500,000 shares of common stock to The G-Max Trust, and received gross proceeds of $500,000, excluding transaction costs and expenses. Interest on the outstanding principal balance of the note accrued at a rate of 10% per annum compounded monthly and is payable monthly commencing July 1, 2012.  All unpaid principal and interest on the note is due and payable on April 1, 2013.  At any time on or before the maturity date, the investor had the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $0.55 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock).  The market value of the common stock on the date issued was $0.74 per share, for a total value of $370,000.  Debt issuance cost of $370,000 was recorded as a result, and was being amortized over the term of the G-Max Note.  The stock is restricted for six months from the date issued.  Amortization of the debt issuance cost, which is included in interest expense, was $370,000 for the year ended March 31, 2013, and the remaining unamortized balance was $0.

The conversion feature of the G-Max Note was considered beneficial to the investor due to the conversion price for the convertible note being lower than the market value of the common stock on the date the note was issued.  The estimated value of the beneficial conversion feature was $172,727.  The beneficial conversion feature was being amortized over the term of the G-Max Note. The effective annual interest rate of the G-Max Note was 111.50% after considering the debt issuance cost and the beneficial conversion feature.

F-10

In January 2013, the G-Max Note and accrued interest payable of approximately $2,000 was converted at $.55 per share into 913,384 shares of common stock.  The entire value of the beneficial conversion feature was recorded as a charge to interest expense as a result.

On October 25, 2012 the Company entered into a zero coupon secured promissory note with The G-Max Trust, evidencing a loan from G-Max to the Company, and received gross proceeds of approximately $500,000.  The note had a stated maturity date of six months after the date of the note, April 25, 2013.  At maturity, we agreed to repay G-Max the sum of $588,000.  The note did not have a stated interest rate so long as we repaid the principal balance by the maturity date and there was no other event of default.  The note was also due and payable if we completed a financing transaction or series of transactions after the date of the note that result in proceeds to the Company of $2,000,000 or more.  As additional consideration for the loan, we issued to G-Max 176,000 shares of our common stock.  Pursuant to the terms of a security agreement and a stock escrow agreement, we issued 700,000 shares of our common stock as collateral for the timely repayment of the note, to be held by a third party escrow agent pursuant to the terms of the escrow agreement.  When the loan was repaid, then the collateral shares were to be returned to the Company and cancelled.  On December 31, 2012 the note was repaid and the shares held in escrow were cancelled.

Gemini Master Fund, Ltd. Notes

The Company completed a private placement financing transaction (the “January 2010 Financing”) with a small number of institutional investors led by Gemini Master Fund, Ltd., pursuant to a Securities Purchase Agreement.  The Company issued 10% Senior Secured Convertible Notes (the “Notes”) in the aggregate principal amount of approximately $1.5 million and 1,500,000 shares of common stock of the Company, and received gross proceeds of $1.5 million, excluding transaction costs and expenses.  The fair market value of the Company’s common stock on the date of the transaction was $ 0.41 per share.  A discount of approximately $600,000 was calculated as a result, and was being amortized to interest expense over the life of the Notes.  The stock was restricted for six months from the date issued.  As of March 31, 2012, the net carrying amount was $0 and the net amortized discount was $0.  Interest recognized on the contractual coupon was $0 and $11,724 for the years ended March 31, 2013 and 2012, respectively.

Interest on the Notes was payable at a rate of 10% per annum and was payable monthly on the first business day of each month.  Principal and any accrued and unpaid interest were due and payable on June 30, 2011.  The Notes were convertible into shares of the Company’s common stock at any time at the discretion of the investor at an initial conversion price per share of $0.20, subject to adjustment for stock splits, stock dividends and other similar transactions and subject to the terms of the Notes.  The conversion price was also subject to price anti-dilution adjustments providing that if the Company issues equity securities or securities convertible into equity securities at an effective price per share below the conversion price of the Notes (subject to certain exceptions), the conversion price of the Notes would be adjusted downward to equal the price of the new securities.  The conversion feature was considered beneficial to the investors due to the purchase of the discounted shares.  The estimated value of the beneficial conversion feature was approximately $2.2 million.  The entire amount was recorded as interest expense upon issuance since the Notes were convertible at any time.  The effective interest rate of the Notes was 210.4% after considering the discount and beneficial conversion feature.

During April through June 2011, certain of the Gemini Note holders exercised their conversion feature to convert their Notes into shares of the Company’s common stock.  A total of 1,593,102 shares were issued in the conversion of notes with a total converted amount of $318,620, including interest.  On June 30, 2011, the three remaining Gemini note holders accepted payment of the principal amounts owed.  The amount of the Notes paid and retired was $345,000.

On April 2, 2012, the Company completed the closing of a private placement financing transaction with Gemini Master Fund, Ltd. pursuant to a securities purchase agreement.  The Company issued a 10% Senior Convertible Note (the “Gemini Note”) in the aggregate principal amount of $1.0 million and 1,000,000 shares of our common stock, and received gross proceeds of $1.0 million, excluding transaction costs and expenses.  Interest on the Gemini Note is payable at a rate of 10% per annum and is payable on the maturity date of the Gemini Note.  Principal and accrued and unpaid interest is due and payable 9 months after the date of the Gemini Note.  The Gemini Note is convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.25, subject to adjustment for stock splits, stock dividends and other similar transactions and subject to the terms of the Gemini Note.  The conversion price is also subject to price anti-dilution adjustments providing that with the exception of certain excluded categories of issuances and transactions, if we issue equity securities or securities convertible into equity securities at an effective price per share less than the conversion price of the Gemini Note, the conversion price of the Gemini Note will be adjusted downward to equal the per share price of the new securities.  The Company bifurcated the conversion option derivative from the debt.  See Note 8.  Our obligations under the Gemini Note and the other transaction agreements are guaranteed by our principal subsidiaries, including Adamis Corporation, Adamis Laboratories, Inc. and Adamis Viral, Inc.  The market value of the common stock issued on April 2, 2012 was $0.25 per share, aggregated $250,000.  Debt issuance cost of $250,000 was recorded as a result and amortized over the term of the Gemini Note, and is included in interest expense.  The stock was restricted for six months from the date issued.  Debt issuance costs have been fully amortized as of March 31, 2013.

F-11

During the quarter ended December 31, 2012, the Gemini Note and accrued interest payable of approximately $73,000 was converted at $.25 per share into 4,293,370 shares of common stock.  Concurrent with the conversion, the Company settled the related derivative and conversion feature liabilities which had a total fair value of $1,840,000.  The fair value of the derivative and conversion feature liabilities on the day prior to conversion was determined using the intrinsic value.  This resulted in an increase to the derivative and conversion feature liabilities of $354,800.  On December 31, 2012, the balance of the adjusted fair value of the derivative and conversion feature liabilities totaling $1,840,000 was reclassified to additional paid in capital.  For further details on the conversion feature see Note 8.  The effective annual interest of the Gemini Note was 46.1% after considering the debt issuance cost and the conversion feature.

On June 11, 2012, the Company completed the closing of a private placement financing transaction with Gemini.  The Company issued a 10% Senior Convertible Note in the aggregate principal amount of $500,000 (“Gemini Note II”) and 500,000 shares of common stock, and received gross proceeds of $500,000, excluding transaction costs and expenses.  The maturity date was originally 9 months after the date of the note, but was extended to July 11, 2013 on the original maturity date.  The other material terms and conditions are similar to the Gemini Note described above, except that the initial conversion price per share is $0.55.  The market value of the common stock on the date issued was $0.74 per share, for a total value of $370,000.  Debt issuance cost of $370,000 was recorded as a result, and was amortized over the term of the Gemini Note II, and is included in interest expense.  The stock was restricted for six months from the date issued.  For further details on the conversion feature see Note 8.  Debt issuance costs have been fully amortized as of March 31, 2013.  At March 31, 2013, the net carrying value of the Gemini Note II was $500,000.  The effective annual interest rate of the Gemini Note II is 22.5% after considering the debt issuance cost and the beneficial conversion feature.

Convertible Promissory Note

On December 31, 2012, the Company issued a convertible promissory note in the principal amount of $600,000 and 600,000 shares of common stock to a private investor, and received gross proceeds of $600,000, excluding transaction costs and expenses.  Interest on the outstanding principal balance of the note accrues at a rate of 10% per annum compounded monthly and is payable monthly commencing February 1, 2013.  All unpaid principal and interest on the note is due and payable on September 30, 2013.  At any time on or before the maturity date, the investor has the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $0.55 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock).  The market value of the common stock on the date issued was $0.71 per share, for a total value of $426,000.  Debt issuance cost of $426,000 was recorded as a result, and is being amortized over the term of the note.  The stock is restricted for six months from the date issued.  Amortization of the debt issuance cost, which is included in interest expense, was $139,418 for the year ended March 31, 2013, and the remaining unamortized balance at March 31, 2013 was $286,582.

The conversion feature of the note is considered beneficial to the investor due to the conversion price for the convertible note being lower than the market value of the common stock on the date the note was issued.  The estimated value of the beneficial conversion feature was $174,545.  The beneficial conversion feature is being amortized over the term of the note.  This resulted in a charge to interest expense of $57,542 for the year ended March 31, 2013.  At March 31, 2013, the net carrying value of the note was $482,997.

The effective annual interest rate of the note is 107% after considering the debt issuance cost and the beneficial conversion feature.

Notes Payable

On November 30, 2010, the Company entered into a note payable with a drug wholesaler related to sales returns in the amount of $132,741.  The note bears interest at the prime rate, plus 2% (5.25% at March 31, 2013), and originally required monthly payments of $10,000.  The note is currently due on demand.  The outstanding balance on this note at March 31, 2013 and 2012 was $22,441 and $75,242, respectively.

On May 1, 2011, the Company entered into a non-interest bearing note payable with a drug wholesaler related to sales returns in the amount of $147,866.  The note required monthly payments of $10,000 with a final payment of $7,866 due on July 15, 2012.  The note is currently due on demand and now bears interest at 12% per annum.  The outstanding balance on this note at March 31, 2013 and 2012 was $94,463 and $120,366, respectively.

Notes Payable to Related Parties

The Company had notes payable to a related party reflecting loans by related parties to the Company, amounting to $97,122 and $105,632 at March 31, 2013 and 2012, respectively, which bear interest at 10%.  Accrued interest, which is included in accrued expenses, in the consolidated balance sheet, related to the notes was $72,655 and $63,934 at March 31, 2013 and 2012, respectively.

On various dates during the 12 months ended March 31, 2013 and 2012, and included in the amounts above, the Company issued promissory notes to the related party reflecting loans by a related party to the Company, for a total of $15,890 and $14,400, respectively, that bear interest at 10% with all principal and interest due on various maturity dates, originally.  The principal amount repaid during fiscal 2013 and 2012 was $24,400 and $10,000, respectively.  Interest continues to accrue on the unpaid principal balances.

F-12

NOTE 8:	DERIVATIVE LIABILITY AND FAIR VALUE MEASUREMENTS

Accounting Standards Codification (ASC) 815 - Derivatives and Hedging provides guidance to determine what types of instruments, or embedded features in an instrument, are considered derivatives.  This guidance can affect the accounting for convertible instruments that contain provisions to protect holders from a decline in the stock price, or down-round provisions.  Down-round provisions reduce the exercise price of a convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments, or issues new convertible instruments that have a lower exercise price.  We have determined that the conversion feature with the down-round provision on the Gemini notes should be treated as a derivative liability.  The Company is required to report the conversion feature liability and the derivative liability resulting from the down-round provision at fair value and record the fluctuation of the fair value in current operations.

The Company recognizes the derivative liabilities at their respective fair values at inception and on each reporting date.  The Company values its financial assets and liabilities on a recurring basis and certain nonfinancial assets and nonfinancial liabilities on a nonrecurring basis based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In order to increase consistency and comparability in fair value measurements, a fair value hierarchy that prioritizes observable and unobservable inputs is used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:	Observable inputs other that Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.
Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The Company recognizes the derivative liabilities at their respective fair values at inception and on each reporting date.  The Company utilized a binomial option pricing model (BOPM) to develop its assumptions for determining the fair value of the conversion and anti-dilution features of the Gemini note.  Key assumptions at March 31, 2013 for the June 11, 2012 note include a volatility factor of 92.1%, a discount rate of 1, a dividend yield of 0%, expected life of .28 years and a risk free interest rate of .07%.

The Company estimated the original fair values of the embedded conversion and anti-dilution features of the Gemini Note dated April 2, 2012 note to be $287,600 and $58,800, respectively.  The loss on the convertible feature liability is $1,397,291 and the loss on the derivative liability is $96,309.  As disclosed in Note 7, the note was converted to common stock during the quarter ended December 31, 2012.

The Company estimated the original fair values of the embedded conversion and anti-dilution features of the Gemini Note II dated June 11, 2012 note to be $169,455 and $23,909, respectfully.  The gain on the convertible feature liability is $7,000 and the loss on the derivative liability is $26,636 for the year ended March 31, 2013.  The carrying value of the conversion feature at March 31, 2013 is $162,456 and the carrying value of the anti-dilution feature for the same date is $50,545.

The derivative liabilities and conversion feature liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair values includes various assumptions about future activities and stock price and historical volatility as inputs.

Significant unobservable inputs for the derivative and conversion feature liabilities include the estimated probability of the occurrence of a down-round financing during the term over which the related debt is convertible and the estimated magnitude of the down-round.  These estimates which are unobservable in the market were utilized to value the anti-dilution features of the convertible debt as of March 31, 2013.

The table below provides a reconciliation of beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3).

	Derivative Liability	Convertible Feature Liability	Total
Balance, April 1, 2012	$—	—	—
Fair Value at Issuance	82,709	457,055	539,764
Net Change in Fair Value	122,945	1,390,292	1,513,237
Conversion of Debt	(155,109)	(1,684,891)	(1,840,000)
Balance, March 31, 2013	$50,545	$162,456	$213,001

F-13

NOTE 9:	LEGAL MATTERS

In addition to the matters described below, we may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, which in our opinion will not have a material adverse effect on our financial condition, cash flows or results of operations.

Cosmo Bioscience, Inc. et. al. v. Adamis Pharmaceuticals Corp. and Maurizio Zanetti

Cosmo Bioscience, Inc. et. al. v. Adamis Pharmaceuticals Corp. and Maurizio Zanetti was filed in San Diego Superior Court in May 2010.  Plaintiffs were affiliated Cosmo Bioscience entities who claimed to have sublicensed certain patented technology from Eurogen BV, an entity wholly owned and controlled by Maurizio Zanetti.  Plaintiffs claimed that Dr. Zanetti wrongfully terminated their license, and further that Dr. Zanetti improperly licensed the same technology to Adamis in violation of plaintiffs’ exclusive sublicense agreement.  Plaintiffs asserted a single claim for declaratory relief seeking a declaration that the Cosmo sublicense was in full force and effect, and that the Adamis license is invalid.  On February 21, 2013, the Court resolved the motion in Adamis’ favor and dismissed the action with prejudice, thereby precluding the plaintiffs from bringing the suit again.

Curtis Leahy, et. al. v. Dennis J. Carlo, et al.

In May 2010, Curtis Leahy, et. al. v. Dennis J. Carlo, et al. was filed in San Diego Superior Court.  The plaintiffs – Antaeus Capital Partners, Curtis Leahy, and David Amron – are Adamis shareholders.  The defendants named in the Complaint are Adamis, Dennis Carlo, David Marguglio, Robert Hopkins, and Richard Aloi, who are (or, in the case of Mr. Aloi, were) officers and/or directors of Adamis.  Plaintiffs assert claims for violations of Section 25401, 25501, and 25504 of the California Corporations Code, and claims for common law fraud and negligent misrepresentation based on the allegations that defendants misrepresented and omitted material information in private placement memoranda distributed by Adamis in 2006 and 2008 regarding, among other things, Adamis’ license rights with respect to certain patented anti-viral technology.

On May 27, 2011, plaintiffs filed a motion for class certification seeking to certify a putative class of shareholders who purchased stock pursuant to either or both of Adamis’ 2006 and 2008 private placement memoranda.  On June 28, 2011, the court issued an order denying the plaintiffs’ motion for class certification on the grounds that (1) plaintiffs failed to meet their burden to show that there are common issues of fact to certify the class, and (2) the individual plaintiffs were not adequate class representatives.  Plaintiffs have appealed the court’s order denying class certification.  The Company filed a motion for summary judgment on March 28, 2012.  In June 2013, the Company and plaintiffs have entered into preliminary settlement negotiations.

The litigation fees and costs have been submitted to our insurance carrier who has agreed to pay the fees and costs pursuant to the terms of our insurance policy, subject to a reservation of rights letter.

Agape World, Inc.

Agape World, Inc. is a company involved in an involuntary bankruptcy proceeding filed in 2009.  Its principal, Nicholas Cosmo, was indicted on many counts of wire fraud and other claims, based on allegations that he operated a Ponzi scheme through Agape and other entities.  Mr. Cosmo pled guilty in 2010 and to the Company’s knowledge is serving his sentence in prison.  More than three years before the date of this Report on Form 10-K, the bankruptcy trustee of Agape contacted Adamis by telephone, asserting that Agape World paid $1.0 million to Adamis for two million shares of common stock of Adamis, but that the stock was issued not to Agape World, but instead to Mr. Cosmo, a principal of Agape World, and claiming that this constituted a fraudulent transfer.  The Company believes that the trustee has recovered the stock from the principal.  The Company responded to the trustee denying any fraudulent transfer or any other basis for a claim by the trustee.  There has been no further communication between the trustee and Adamis for more than three years, and no suit or any action has been filed against Adamis.  Management believes that the trustee has no basis for any fraudulent transfer or other claims against Adamis.  Due to the limited nature of discussions with Agape, the early stage of this matter and the facts in this case, the outcome of this matter cannot be determined at this time.

The litigation described in this section could divert management time and attention from Adamis, could involve significant amounts of legal fees and other fees and expenses.  An adverse outcome in any such litigation could have a material adverse effect on Adamis.

NOTE 10:	LICENSING AGREEMENTS

On July 28, 2006, the Company entered into a nonexclusive, royalty free license agreement with an entity for the technology used to research and develop new viral therapies, and an exclusive royalty-bearing license requiring a small percentage of revenue received by the Company on future products developed and sold with a payment cap of $10,000,000.  The Company paid the entity an initial license fee and granted one of the entity’s officers the right to purchase 1,000,000 shares of common stock of the Company at price of $0.001 pursuant to a separate stock purchase agreement.  The Company also granted the entity a royalty-free non-exclusive license to use any improvements made on the existing technology for research purposes only.  The Company and the entity have the right to sublicense with written permission of each party.  In the event that the entity sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to the Company.

F-14

The Company is obligated to make the following milestone payments to the entity based on commencement of various clinical trials and submissions of an application to the FDA for regulatory approval:

Amount	Date due
$ 50,000	Within 30 days of commencement of Phase I/II clinical trial.

50,000	Within 30 days of commencement of a separate Phase II trial as required by the FDA.

300,000	Within 30 days of commencement of a Phase III trial.

500,000	Within 30 days of submission of a biological license application or a new drug application with the FDA.

Total milestone payments are not to exceed $900,000 and can only be paid one time and will not repeat for subsequent products.  At March 31, 2013 and 2012, no milestones have been achieved.

The agreement will remain in effect as long as the patent rights remain in effect.  Adamis has the right to terminate the agreement if it is determined that no viable product can come from the technology.  Adamis would be required to transfer and assign all filings, rights and other information in its control if termination occurs.  Adamis would retain the same royalty rights for license, or sublicense, agreements if the technology is later developed into a product.

Either party may terminate the license agreement in the event of a material breach of the agreement by the other party that has not been cured or corrected within 90 days of notice of the breach.

On September 22, 2006, the Company entered into an agreement with an entity to manufacture an influenza vaccine for the Company.  The agreement requires the Company to pay $70,000 upon commencement of the project, followed by monthly payments based upon services performed until the project is complete.  No product has been manufactured and no payments have been made as of March 31, 2013.  Once the project begins, the total payments will aggregate $283,420.  The project has an open ended start time.  Adamis may terminate the agreement upon notice to the other party, other than reimbursing the other party for non-cancellable materials and supplies ordered, and work in progress, through the date of the termination.

On February 24, 2010, the Company entered into an agreement with Colby Pharmaceutical Company (“Colby”) to acquire three separate exclusive license agreements, covering three small molecule anti-inflammatory compounds, named APC-100, APC-200 and APC-300, for the potential treatment of human prostate cancer, or PCa, in exchange for shares of the Company’s common stock.  Colby licensed the patents, patent applications and related intellectual property relating to the compounds pursuant to license agreements with a third party (“WARF”).  Pursuant to the agreement as amended, on February 25, 2010, the Company was assigned and transferred the license agreement relating to the APC-300 compound in consideration of the issuance of 800,000 shares of common stock to Colby.  The transfer of the license agreements relating to APC-100 and APC-200 occurred at a subsequent closing, pursuant to an amendment to the original agreement.  Under the amendment, Colby assigned and transferred to the Company the license agreements relating to APC-100 and APC-200 in consideration for the issuance to Colby of 5,000,000 shares of the Company’s common stock.  Additionally, the Company issued 1,250,000 shares to each of two parties related to Colby, for consulting services rendered to the Company in connection with the intellectual property covered by the license agreements.

Under the agreements, with respect to sublicenses granted by the Company, the Company is to pay WARF according to the following schedule:

1.	Forty percent (40%) of amounts received under each agreement entered into before an Investigational New Drug (“IND”) application is filed by the Company with the Federal Drug Administration (“FDA”) for a Product made a subject of the sublicense.
2.	Thirty percent (30%) of amounts received under each agreement entered into after the filing of an IND under item (1) above until completion of a Phase 1 clinical trial by the Company for that Product.
3.	Twenty-five percent (25%) of amounts received under each agreement entered into after completion of item (2) above until completion of a Phase II clinical trial by the Company for that Product.
4.	Twenty percent (20%) of amounts received under each agreement entered into after completion of item (3) above until a New Drug Application (“NDA”) has been approved by the FDA for that Product.
5.	Ten percent (10%) of amounts received under each agreement entered into after the NDA has been approved by the FDA for that Product.

Milestone Payments are outlined below:

1.	$25,000 upon the filing of the first IND or comparable regulatory filing for a human therapeutic Product.
2.	$150,000 upon the enrollment of its first patient under a Phase II clinical trial for the first human therapeutic Product.
3.	$200,000 upon the enrollment of its first patient under a Phase III clinical trial for the first human therapeutic Product.
4.	$250,000 for the first NDA or comparable regulatory approval for a human therapeutic Product.

F-15

These milestone payments occur only once for each of the compounds.

On April 18, 2011, the Company entered into an agreement with The Regents of the University of California (University) and the Dana-Farber Cancer Institute, Inc. (DFCI) to acquire the Telomerase Reverse Transcriptase as Antigen for Immunization in Cancer.  The term of the agreement expires with the last expiration of the last patent covered by the license.

Under the agreement, with respect to sublicenses granted by the Company, the Company is to pay the University and DFCI according to the following schedule:

1.	A license issue fee of $10,000, within 30 days after the effective date.
2.	License maintenance fees of $10,000 per year and payable on the first through third anniversary of the effective date and $20,000 annually thereafter on each anniversary until commercially selling a licensed product.
3.	Milestone payments in the amounts payable according to the following schedule or events:
	(i)	$25,000 upon dosing of 50% of the patients expected to be enrolled for a Phase I clinical trial for the first indication (if such a trial is needed) of a licensed product;
	(ii)	$25,000 upon the filing of an IND for the second indication of a licensed product;
	(iii)	$100,000 upon dosing of the first patient and $150,000 upon dosing of the 40th patient in a Phase II clinical trial for the first indication of a licensed product;
	(iv)	$250,000 upon dosing of the first patient for a Phase II clinical trial for the second indication of a licensed product;
	(v)	$600,000 upon dosing of the first patient for a Phase III clinical trial for the first indication of a licensed product;
	(vi)	$600,000 upon dosing of the first patient for a Phase III clinical trial for the second indication of a licensed product;
	(vii)	$1,000,000 upon receipt of US regulatory approval for each indication of a licensed product.
4.	An earned royalty of two percent (2%) on net sales of licensed products as defined in the agreement.

In addition, the Company will reimburse the University and DFCI for past and future patent costs as outlined in the agreement.

During the years ended March 31, 2013 and 2012, the Company paid license fees and reimbursed patent defense costs related to this agreement of approximately $7,900 and $46,200, respectively.

NOTE 11:	COMMITMENTS AND CONTINGENCIES

In addition to the matters described in Note 9, the Company may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, which in our opinion will not have a material adverse effect on our financial condition, cash flows or results of operations.

Office Lease

In April 2011, the Company leased approximately 2,400 square feet of office space in San Diego, California.  The term of the lease is three years.  The rent for the remaining 10 months is $55,283.  There are no options to extend the lease term.  Total rent expense was $64,948 and $71,050 for the years ended March 31, 2013 and 2012, respectively.

NOTE 12:	CAPITAL STRUCTURE

The Company is authorized to issue 200,000,000 shares of common stock and 10,000,000 shares of preferred stock with a par value of $0.0001 per share.

On November 10, 2010, the Company completed a private placement transaction (the “Financing”) pursuant to a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”).  The Purchase Agreement provided for the sale of up to 40,000,000 shares of common stock of Adamis to a foreign institutional investor (the “Purchaser”), at a price of $0.25 per share, for up to $10.0 million of gross proceeds.  An initial closing was held on November 10, 2010 pursuant to which the Company received $5,000,000 in gross proceeds and issued 20,000,000 shares of common stock.  Proceeds have been reduced by $36,664 for fees incurred related to the private placement transaction.

During the first fiscal quarter ending June 30, 2011, certain holders of the Gemini Notes exercised their conversion feature to convert their notes into shares of the Company’s common stock.  A total of 1,593,101 shares were issued in the conversion of notes and accrued interest with a total converted amount of $318,619.

On June 30, 2011, the holder of the G-Max Note converted the entire $500,000 principal amount of the note into 2,500,000 shares of common stock at the conversion price stated in the note.

F-16

On June 30, 2011, the Purchaser received 2,200,000 shares of common stock at $0.25 per share in connection with the Financing, for cash proceeds totaling $550,000.  Effective July 21, 2011, the Purchaser received an additional 2,200,000 shares of common stock at $0.25 per share in connection with the second cash payment of $550,000 pursuant to the amendment to the Purchase Agreement.

On August 1, 2011, the Company entered into a consulting agreement with a consultant to assist the Company in the evaluation of potential product and technology candidates and related product financing structures and arrangements, and the development of the Company’s general business plan.  As compensation, the Company issued 250,000 shares of its common stock, with a value of $60,000.  The value was capitalized and was amortized over the five-month term of the agreement.

On November 10, 2011, the Company issued 2,800,000 shares of common stock to the Purchaser under the second amendment to the Purchase Agreement for cash proceeds totaling $700,000.

On January 31, 2012, the Purchaser received 1,500,000 shares of common stock at $0.25 per share in connection with the Financing, for cash proceeds totaling $375,000.  Effective February 13, 2012, the Purchaser received an additional 499,680 shares of common stock at $0.25 per share in connection with the second cash payment of $124,920.  On February 29, 2012, the Purchaser received 800,640 shares of common stock at $0.25 per share in connection with the Financing, for cash proceeds totaling $200,160 pursuant to the third amendment to the Purchase Agreement.

On April 2, 2012, the Company issued 1,000,000 shares of common stock to Gemini as part of the $1,000,000 Gemini Note transaction as described in Note 7 above.

On June 11, 2012, the Company issued 500,000 shares of common stock to G-Max as part of the $500,000 note transaction described in Note 7 above.

On June 11, 2012, the Company issued 500,000 shares of common stock to Gemini as part of the $500,000 note transaction described in Note 7 above.

On October 25, 2012, the Company issued 176,000 shares of common stock to G-Max as part of the $588,000 note transaction described in Note 7 above.

During the quarter ended December 31, 2012, Gemini converted its April 2012 note into common stock, and the Company issued 4,293,370 shares in conversion of the $1,000,000 principal and interest of $73,343.

On December 28, 2012, the Company issued 100,000 shares of common stock to a consultant for services to be provided through December 2013.

On December 31, 2012, the Company issued 600,000 shares of common stock to a private investor as part of the $600,000 note transaction as described in Note 7 above.

On January 18, 2013, G-Max converted its June 2012 note into common stock, and the Company issued 913,384 shares in conversion of the $500,000 principal and interest of $2,361.

During the year ended March 31, 2013, the Company issued 411,473 shares of common stock to warrant holders for various strike prices ranging from $0.20 to $0.30.  The exercised warrants were cashless conversions.

NOTE 13:	STOCK OPTION PLANS, SHARES RESERVED AND WARRANTS

The Company has a 2009 Equity Incentive Plan (the “2009 Plan”).  The 2009 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation (collectively “stock awards”).  In addition, the 2009 Plan provides for the grant of performance cash awards.  The initial aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2009 Plan was 7,000,000 shares.  The number of shares of common stock reserved for issuance automatically increase on January 1 of each calendar year, from January 1, 2010 through and including January 1, 2019, by the lesser of (a) 5.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, or (b) a lesser number of shares of common stock determined by the Company’s board of directors before the start of a calendar year for which an increase applies.  On January 1, 2013 and 2012, the number of shares reserved for this issuance increased by 5,175,731 and 4,656,698 respectively, aggregating to 23,239,344 at March 31, 2013.

On August 20, 2010 the Company granted 3,150,398 options to a number of its employees to purchase the Company’s common stock.  The stock options have an exercise price of $0.27 per share, which was equal to the fair market value of the Company’s common stock on the date of the grant. 2,525,000 of the stock options vest over a period of three years from the date of the grant, and expire on the 10th anniversary of the grant date of the option and 625,398 of the stock options immediately vest.  The Company estimated that the stock options have a fair market value of $0.12 per share using the Black-Scholes valuation model.  Management’s assumptions included in the model were volatility of 31.675%, a risk-free interest rate of 2.6% based on the 10-year Treasury Rate at the date of the grant and no dividends.  The Company estimated a forfeiture rate of 0%.  The Company recorded stock based compensation expense of $125,465 and a reduction of accrued expenses of $1,068,786 related to such stock options for the year-ended March 31, 2011.  Stock based compensation expense related to these options was $101,000 for each of the years ended March 31, 2013 and 2012.

On January 12, 2011, the Company added a board member, who was granted a stock option by the Company to purchase up to 50,000 shares of common stock.  The stock option has an exercise price of $0.21 per share, which was equal to the fair market value of the Company’s common stock on the date of the grant.  The stock option vests over a period of three years from the date of the grant, and expire on the 10th anniversary of the grant date of the option.  The Company estimated that the stock option has a fair market value of $0.10 per share using the Black-Scholes valuation model.  Management’s assumptions included in the model were volatility of 30.865%, a risk-free interest rate of 3.4% based on the 10-year Treasury Rate at the date of the grant and no dividends.  The Company estimated a forfeiture rate of 0%.  The Company recorded stock based compensation expense of $832 related to such stock options for each of the years ended March 31, 2013 and 2012.

F-17

On February 10, 2011, the Company added two board members, who were granted stock options by the Company to purchase up to 100,000 shares of common stock.  The stock options have an exercise price of $0.20 per share, which was equal to the fair market value of the Company’s common stock on the date of the grant.  The stock options vest over a period of three years from the date of the grant, and expire on the 10th anniversary of the grant date of the options.  The Company estimated that the stock options have a fair market value of $0.10 per share using the Black-Scholes valuation model.  Management’s assumptions included in the model were volatility of 30.865%, a risk-free interest rate of 3.7% based on the 10-year Treasury Rate at the date of the grant and no dividends.  The Company estimated a forfeiture rate of 0%.  The Company recorded stock based compensation expense of $1,668 related to such stock options for each of the years ended March 31, 2013 and 2012.

On July 11, 2011, the Company entered into a consulting agreement with a consultant to assist the Company in researching its markets and analyzing its opportunities.  As part of the compensation, the consultant received a warrant to purchase 300,000 shares of common stock, with an exercise price of $0.22 and a term of five years.  The value of the warrants was $21,000.

On September 12, 2011, the Company issued options to purchase 1,575,000 shares of common stock to directors, officers and employees of the Company under the 2009 Equity Incentive Plan with an exercise price of $0.19 per share.  One-third of the options vest immediately, and the options become exercisable with respect to the remaining shares over a period of two years.  These options were valued using the Black-Scholes option pricing model during the quarter ended September 30, 2011; the expected volatility was approximately 31% and the risk-free interest rate was approximately 2%, which resulted in a calculated fair value of $126,000.  The Company recorded stock based compensation expense of $42,000 and $66,500 for the years ended March 31, 2013 and 2012, respectively.

On September 13, 2011, the Company issued options to purchase 105,000 shares of common stock to the independent directors of the Company under the 2009 Equity Incentive Plan with an exercise price of $0.18 per share.  The options become exercisable with respect to 1/36 of the shares monthly over a period of three years.  These options were valued using the Black-Scholes option pricing model during the quarter ended September 30, 2011; the expected volatility was approximately 31% and the risk-free interest rate was approximately 2%, which resulted in a calculated fair value of $8,400.  The Company recorded stock based compensation expense of $2,800 and $1,633 for the years ended March 31, 2013 and 2012, respectively.

On October 11, 2012, the Company issued options to purchase 105,000 shares of common stock to the independent directors of the Company under the 2009 Equity Incentive Plan with an exercise price of $0.75 per share.  The options become exercisable with respect to 1/36 of the shares monthly over a period of three years.  These options were valued using the Black-Scholes option pricing model during the quarter ended December 31, 2012; the expected volatility was approximately 29% and the risk-free interest rate was approximately 2%, which resulted in a calculated fair value of $32,550.  The Company recorded stock based compensation expense of $5,424 for the year ended March 31, 2013.

On March 6, 2013, the Company issued options to purchase 1,388,184 shares of common stock to directors, officers and employees of the Company under the 2009 Equity Incentive Plan with an exercise price of $0.67 per share.  The options vest monthly in equal amounts over 36 months.  These options were valued using the Black-Scholes option pricing model during the quarter ended March 31, 2013; the expected volatility was approximately 29% and the risk-free interest rate was approximately 2%, which resulted in a calculated fair value of $388,691.  The Company recorded stock based compensation expense of $10,783 for the year ended March 31, 2013.

The following summarizes the stock option activity for the years ended March 31, 2013 and 2012 below:

F-18

	2009 Equity Incentive Plan	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Non-Plan Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Life

Balance as of April 1, 2011	3,550,398	$0.26	9.34 years	100,714	$41.27	2.61 years
Options Granted	1,680,000	$0.19	9.24 years	—		—
Options Exercised	—		—	—		—
Options Canceled	—		—	—		—

Balance as of March 31, 2012	5,230,398	$0.24	8.69 years	100,714	$41.27	1.60 years

Options Granted	1,493,184	$0.68	9.91 years	—		—
Options Exercised	—		—	—		—
Options Canceled	—		—	—		—

Balance as of March 31, 2013	6,723,582	$0.34	8.18 years	100,714	$41.27	0.60 years

Exercisable at March 31, 2013	4,653,437	$0.25	7.69 years	100,714	$41.27	0.60 years

The Company has reserved shares of common stock for issuance upon exercise at March 31, 2013 as follows:

Warrants	1,800,505
Non-Plan Stock Options	100,714
2009 Equity Incentive Plan	23,239,344
Total Shares Reserved	25,140,563

The weighted-average grant-date fair value of stock options granted during the years ended March 31, 2013 and 2012 was approximately $1,021,000 and $317,000, respectively.

At March 31, 2013 and 2012, there was approximately $479,000 and $222,000, respectively, of unrecognized compensation costs related to non-vested option awards.  The expense is expected to be recognized over a weighted average period of 2.88 years.

The expiration date of the Old Adamis Warrants was extended three years to November 15, 2015.  The following summarizes warrants outstanding at March 31, 2013:

	Warrant Shares	Exercise Price Per Share	Date Issued	Expiration Date
Biosyn Warrants	4,105	$57.97 - $173.92	October 22, 2004	January 4, 2014
Investor Warrants	275,000	$0.30	September 15, 2010	September 15, 2015
Old Adamis Warrants	1,000,000	$0.50	November 15, 2007	November 15, 2015
Consultant Warrants	221,400	$0.20	January 29, 2010	January 25, 2015
Consultant Warrants	300,000	$0.22	July 11, 2011	July 11, 2016

Total Warrants	1,800,505

During the year 4,140 Biosyn warrants expired.  The strike price of the warrants were between $67.83 and $57.97.

On March 6, 2013, the Company issued restricted stock units (RSU’s) of 726,019 shares of common stock to directors, officers and employees of the Company under the 2009 Equity Incentive Plan.  The value of the award per share is $0.67.  A portion of the award vests on the first anniversary date of issuance with the remaining vesting monthly in equal amounts over 36 months.  The fair value of RSU’s are $486,433.  At March 31, 2013 none of the RSUs were vested and unrecognized compensation expense will be recognized over a weighted average period of approximately one year.

NOTE 14:	INCOME TAXES

At March 31, 2013, the Company had net operating loss carry forwards of approximately $128.0 million and $56.0 million for federal and state purposes, respectively.  The net operating loss carry forwards expire through the year 2031.  At March 31, 2013, the Company also had research and development credit carry forwards of approximately $2.8 million and $200,000 for federal and state purposes, respectively.  The federal credits expire through the year 2027 and the state credits expire through the year 2019. The Tax Reform Act of 1986 (the “Act”) provides for a limitation on the annual use of net operating loss and research and development tax credit carry forwards following certain ownership changes that could that could limit the Company’s ability to utilize these carry forwards.  The Company most likely has experienced various ownership changes, as defined by the Act, as a result of past financings.  Accordingly, the Company’s ability to utilize the aforementioned carry forwards may be limited. Cellegy’s merger with Adamis as described in Note 1, may also impact the ability for the Company to utilize certain of its net operating loss carry forwards.  Additionally, U.S. tax laws limit the time during which these carry forwards may be applied against future taxes, therefore, the Company may not be able to take full advantage of these carry forwards for federal income tax purposes.  The Company determined that the net operating loss carry forwards relating to Cellegy and Biosyn are limited due to the acquisitions, in 2009 and 2004 and has reflected the estimated amount of usable net operating loss carry forwards in its deferred tax assets below.

F-19

The benefit for income taxes from continuing operations consists of the following for the years ended March 31, 2013 and 2012:

	2013	2012

Current	$—	$—
Deferred	(2,707.000)	1,212,000

Total	(2,707.000)	1,212,000
Change in Valuation Allowance	2,707,000	(1,212,000)

Tax Benefit, net	$—	$—

At March 31, 2013 and 2012 the significant components of the deferred tax assets from continuing operations are summarized below:

	2013	2012

Net Operating Loss Carry forwards	$43,458,000	$40,945,000
Deferred Tax Assets	579,000	385,000

Net Deferred Tax Assets	44,037,000	41,330,000
Less Valuation Allowance	(44,037,000)	(41,330,000)

Net Deferred Tax Assets	$—	$—

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.  In addition to net operating loss carry forwards, differences are primarily attributable to stock compensation expense, depreciation of assets, and accruals.

We have determined at March 31, 2013 and 2012 that a full valuation allowance would be required against all of our operating loss carry forwards and deferred tax assets that we do not expect to be utilized by deferred tax liabilities.

The following table reconciles our losses from continuing operations before income taxes for the years ended March 31, 2013 and 2012.

		2013	2012

Net (Loss)		$(7,195,000)	$(4,915,000)

Permanent Differences:

Non-Cash Interest		—	1,000
Meals and Entertainment		2,000	4,000
		$(7,193,000)	$(4,910,000)

Federal Statutory Rate	34.00%	$(2,446,000)	$(1,671,000)
State Income Tax, net of Federal Tax	3.63%	(261,000)	(178,000)

Permanent Differences	37.63%	—	3,060,000
Change in Valuation Allowance		2,707,000	(1,211,000)

Expected Tax Benefit		$—	$—

F-20

NOTE 15:	SUBSEQUENT EVENTS

On April 5, 2013, the Company issued convertible promissory notes in the principal amount of $575,000 to private investors, and received gross proceeds of $575,000, excluding transaction costs and expenses.  Interest on the outstanding principal balance of the note accrues at a rate of 12% per annum compounded monthly.  All principal and interest on the note is due and payable on October 5, 2013.  At any time on or before the maturity date, the investor has the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $0.50 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock).  The conversion price is also subject to price anti-dilution adjustments.  On June 28, 2013, the investors exercised their conversion features to convert a portion of the notes into shares of the Company’s common stock.  A total of 208,000 shares were issued in the conversion of $104,000 of principal.  The balance of the notes was paid from the net proceeds of the June 2013 private placement transaction described below.

On May 30, 2013, the Company issued common stock upon exercise of an employee stock option.  The employee utilized a cashless conversion of 94,442 options with a strike price of $0.19 and received 68,054 shares of common stock.

On June 21, 2013 the Company converted a warrant for a total of 145,800 shares.  The strike prices were $.20 and the warrant was exercised by means of a cashless conversion with a value of $94,770.

On June 26, 2013, we completed a private placement financing transaction pursuant to which we issued the Notes and common stock purchase warrants to purchase up to 13,004,316 shares of common stock, to a small number of institutional investors and received gross cash proceeds of $5,300,000, excluding transactions costs, fees and expenses.  The Notes have an aggregate principal amount of $6,502,158, including $613,271 of principal amount resulting in the exchange of an outstanding convertible note for the Notes and Warrants.  The maturity date of the Notes is December 26, 2013.  The Notes are convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50, subject to adjustment for stock splits, stock dividends and other similar transactions, and to possible price anti-dilution adjustments.  Our obligations under the Notes and the other transaction agreements are guaranteed by our principal subsidiaries, and are secured by a security interest in substantially all of our assets and those of the subsidiaries, pursuant to a Security Agreement.  The common stock purchase warrants have a term of five years and have an exercise price of $0.715 per share, subject to adjustment.

F-21

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013
ASSETS	(Unaudited)	March 31, 2013
CURRENT ASSETS
Cash	$3,413,522	$—
Prepaid Expenses and Other Current Assets	50,605	64,347
Debt Issuance Costs	647,171	286,582
Total Assets	$4,111,298	$350,929
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts Payable	$2,078,418	$2,431,919
Accrued Other Expenses	232,228	754,709
Accrued Bonuses	101,436	101,436
Conversion Feature Derivative, at fair value	2,923,370	162,456
Down-round Protection Derivative, at fair value	641,113	50,545
Warrant Derivative, at fair value	1,781,592	—
Warrant Down-round Protection Derivative, at fair value	616,688	—
Convertible Notes Payable, net	541,179	982,997
Other Notes Payable	97,683	97,683
Notes Payable to Related Parties	72,979	97,122
Total Liabilities	9,086,686	4,678,867

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock – Par Value $.0001; 10,000,000 Shares Authorized; Issued and Outstanding-None	—	—
Common Stock – Par Value $.0001; 200,000,000 Shares Authorized; 110,078,031 and 109,656,180 Issued, 104,849,843 and 104,427,992 Outstanding, Respectively	11,008	10,966
Additional Paid-in Capital	34,038,419	33,643,449
Accumulated Deficit	(39,019,586)	(37,977,124)
Treasury Stock - 5,228,188 Shares, at cost	(5,229)	(5,229)
Total Stockholders’ (Deficit)	(4,975,388)	(4,327,938)
	$4,111,298	$350,929

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

F-22

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2013	June 30, 2012
	(Unaudited)	(Unaudited)

REVENUE	$—	$—

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	515,244	488,756
RESEARCH AND DEVELOPMENT	224,516	235,967
Loss from Operations	(739,760)	(724,723)

OTHER INCOME (EXPENSE)
Interest Expense	(404,884)	(294,965)
Change in Fair Value of Down-round Protection Derivative	40,545	28,600
Change in Fair Value of Conversion Feature Derivative	61,637	(1,735,309)
Total Other Income (Expense)	(302,702)	(2,001,674)

Net (Loss)	$(1,042,462)	$(2,726,397)

Basic and Diluted (Loss) Per Share	$(0.01)	$(0.03)

Basic and Diluted Weighted Average Shares Outstanding	104,460,121	97,206,888

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

F-23

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,
	2013	2012
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES

Net (Loss)	$(1,042,462)	$(2,726,397)
Adjustments to Reconcile Net (Loss) to Net
Cash (Used in) Operating Activities:
Vesting of Options for Compensation	71,512	37,075
Change in Down-round Protection Derivative Fair Value	(40,545)	(28,600)
Change in Conversion Feature Derivative Fair Value	(61,637)	1,735,309
Amortization of Discount on Notes Payable	58,182	134,911
Amortization of Debt Issuance Costs	145,260	125,565
Amortization of Stock Issued for Services	17,750	—
Change in Assets and Liabilities:
(Increase) Decrease in:
Prepaid Expenses and Other Current Assets	(4,008)	(52,108)
Increase (Decrease) in:
Accounts Payable	(353,501)	(203,160)
Accrued Other Expenses	(470,537)	(245,672)
Net Cash (Used in) Operating Activities	(1,679,986)	(1,223,077)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Notes Payable	5,875,000	2,000,000
Payment of Notes Payable	(471,000)	(40,000)
Cash Paid for Debt Issuance Costs	(286,349)	—
Payment of Notes Payable to Related Parties	(24,143)	(24,400)
Net Cash Provided by Financing Activities	5,093,508	1,935,600

Increase in Cash	3,413,522	712,523
Cash:
Beginning	—	7,519
Ending	$3,413,522	$720,042

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

F-24

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,
	2013	2012
	(Unaudited)	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$198,334	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Common Stock issued for Exercised Warrants	$22	$22
Common Stock issued for Debt Issuance Cost	$—	$990,000
Note Payable Discounts from Derivative and Convertible Feature Liabilities, and Warrants	$5,962,763	$539,764
Additional Paid-In Capital from Notes Payable Discount	$—	$172,727
Accrued Interest Applied to Principal Balance	$51,944	$—
Notes Payable converted to Common Stock	$104,000	$—
Stock Based Compensation Expense	$71,512	$37,075
Warrants Issued for Debt Costs	$219,500	$—
Settlement of Derivative Liability though Modification of Note	$110,819	$—

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

F-25

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Articles 8 and 10 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”).  Accordingly, certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted.  In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments (including normal recurring adjustments and the elimination of intercompany accounts) considered necessary for a fair statement of all periods presented.  The results of Adamis Pharmaceuticals Corporation operations for any interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.  These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013.

Reclassifications

Certain reclassifications have been made to the June 30, 2012 condensed consolidated financial statement presentation to correspond to the current period’s classification.  Total stockholders’ (deficit) and net loss are unchanged due to these reclassifications.

Liquidity and Capital Resources

Our cash and cash equivalents were $3,413,522 and $0 at June 30, 2013 and March 31, 2013, respectively.

We prepared the condensed consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business.  In preparing these condensed consolidated financial statements, consideration was given to the Company’s future business as described below, which may preclude the Company from realizing the value of certain assets.

The Company has negative working capital, liabilities that exceed its assets and significant cash flow deficiencies. Additionally, the Company will need significant funding for future operations and the expenditures that will be required to conduct the clinical and regulatory work to develop the Company’s product candidates.  Management’s plans include seeking additional funding to satisfy existing obligations, liabilities and future working capital needs, to build working capital reserves and to fund its research and development projects.  There is no assurance that the Company will be successful in obtaining the necessary funding to meet its business objectives.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward exists.  Under this guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward.  This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.  Other than a potential change in presentation within the consolidated balance sheet, this accounting guidance will not have an impact on our consolidated financial position, results of operations or cash flows.

Note 2:  Notes Payable

10% Secured Convertible Note

On June 11, 2012, the Company completed the closing of a private placement financing transaction with Gemini.  The Company issued a 10% Senior Convertible Note in the aggregate principal amount of $500,000 (“Gemini Note II”) and 500,000 shares of common stock, and received gross proceeds of $500,000, excluding transaction costs and expenses.  The maturity date was originally nine months after the date of the note, but was extended to July 11, 2013 on the original maturity date.  The Gemini Note II was convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.55, subject to adjustment for stock splits, stock dividends and other similar transactions and subject to the terms of the Gemini Note II.  The conversion price was also subject to price anti-dilution adjustments (or down-round protection) providing that with the exception of certain excluded categories of issuances and transactions, if we issue equity securities or securities convertible into equity securities at an effective price per share less than the conversion price of the Gemini Note II, the conversion price of the Gemini Note II will be adjusted downward to equal the per share price of the new securities.  The Company bifurcated the conversion option derivative from the debt.  See Note 3.  Our obligations under the Gemini Note II and the other transaction agreements were guaranteed by our principal subsidiaries, including Adamis Corporation, Adamis Laboratories, Inc. and Adamis Viral, Inc.  The Gemini Note II, including accrued interest of $51,944, was exchanged for Secured Notes and Warrants as part of the Company’s June 26, 2013 private placement transaction, and is no longer outstanding.

F-26

Secured Convertible Promissory Notes

On June 26, 2013, the Company completed the closing of a private placement financing transaction (the “Transaction”) with a small number of accredited institutional investors.  Pursuant to a Subscription Agreement (the “Purchase Agreement”) and other transaction documents, we issued Secured Convertible Promissory Notes (“Secured Notes”) and common stock purchase warrants (“Warrants”) to purchase up to 13,004,316 shares of common stock (“Warrant Shares”), and received gross cash proceeds of $5,300,000, of which $286,349 was used to pay for transaction costs, fees and expenses.  The Secured Notes have an aggregate principal amount of $6,502,158, including a $613,271 principal amount note issued to Gemini Master Fund Ltd. in exchange for its previously outstanding Gemini Note II, which is no longer outstanding.  The maturity date of the Secured Notes is December 26, 2013.  Our obligations under the Secured Notes and the other transaction documents are guaranteed by our principal subsidiaries and, pursuant to a Security Agreement entered into with the investors, are secured by a security interest in substantially all of our assets and those of the subsidiaries.  The Secured Notes are convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50.  The conversion prices of the Secured Notes and the Warrants are subject to anti-dilution provisions providing that, with the exception of certain excluded categories of issuances and transactions, if we issue any shares of common stock or securities convertible into or exercisable for common stock, or if common stock equivalents are repriced, at an effective price per share less than the conversion price of the Secured Notes or the exercise price of the Warrants (as applicable), without the consent of a majority in interest of the investors, the conversion price of the Secured Notes and Warrants will be adjusted downward to equal the per share price of the securities issued or deemed issued in such transaction.  The Company bifurcated the conversion feature derivative and down-round protection derivative from the debt, and recorded a discount totaling $3,564,483 as a result.  See Note 3.

The Warrants are exercisable for a period of five years from the date of issuance.  The exercise price of the Warrants is $0.715 per share, which was 110% of the closing price of the common stock on the day before the closing.  The Warrants provide for proportional adjustment of the number and kind of securities purchasable upon exercise of the Warrants and the per share exercise price upon the occurrence of certain specified events, and include price anti-dilution provisions which provide for an adjustment to the per share exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants, if the Company issues common stock or common stock equivalents at effective per share prices lower than the exercise price of the Warrants, on terms similar in material respects to the anti-dilution provisions relating to the Notes.

Provided (i) there is an effective registration statement that covers resale of all of the Warrant Shares, or (ii) all of the Warrant Shares may be sold pursuant to Rule 144 upon cashless exercise without restrictions including without volume limitations or manner of sale requirements, each such event referred to as a Trigger Condition, the company has the option to “call” the exercise of any or all of the Warrant, referred to as a Warrant Call, from time to time by giving a Call Notice to the holder.  The company’s right to exercise a Warrant Call commences five trading days after either of the Trigger Conditions has been in effect continuously for 15 trading days.  A holder has the right to cancel the Warrant Call up until the date the called Warrant Shares are actually delivered to the holder, such date referred to as the Warrant Call Delivery Date, if the Trigger Condition relied upon for the Warrant Call ceases to apply.  A Call Notice may not be given within 30 days of the expiration of the term of the Warrants.  In addition, a Call Notice may be given not sooner than 15 trading days after the Warrant Call Delivery Date of the immediately preceding Call Notice.

We may give a Call Notice only within 10 trading days after any 20-consecutive trading day period during which the volume weighted average price (“VWAP”) of our common stock is not less than 250% of the exercise price for the Warrants in effect for 10 out of such 20-consecutive trading day period.  The maximum amount of Warrant Shares that may be included in a Call Notice will be reduced for the holder to the extent necessary so as to prevent the holder from exceeding the beneficial ownership limitation described in the warrants.  In addition, a Call Notice may not be given after the occurrence of an event of default.  Subject to the foregoing, a holder must exercise the Warrant and purchase the called Warrant Shares within 14 trading days after the Call Date, or the Warrant will be cancelled with respect to the unexercised portion of the Warrant that was subject to the Call Notice.  Call Notices generally must be given to all Warrant holders.

The Warrants with the embedded call option as of June 30, 2013 were valued using the Binomial Option Pricing Model.  The average fair value of a single Warrant, including the call option, was $0.1370 per share and the average value of the Warrant anti-dilution reset feature was $0.0706 per share as of June 30, 2013.  As a result, the Company recorded a discount to the Notes for the warrant derivative and warrant down-round protection derivative totaling $2,398,280.  See Note 3.

The Secured Notes have a stated interest rate of 0% and were issued with an original issue discount of $539,395. The effective annual interest rate of the note is 199.6%.

The total discount balance related to the Secured Notes resulting from anti-dilution provisions, the conversion features and warrants was $6,502,158 as of June 30, 2013, and will be amortized using the effective interest method beginning in July 2013.

In conjunction with the private placement financing transaction, the Company issued warrants to a private placements agent to purchase up to 844,444 shares of common stock.  The fair market value of the warrants at the time of issuance was $152,000 and was recorded as debt issuance costs.  The costs are being amortized to interest expense over the life of Secured Notes.  Amortization expense for the quarter ended June 30, 2013 was not material.  See Note 5.

F-27

Convertible Notes Payable

On December 31, 2012, the Company issued a convertible promissory note in the principal amount of $600,000 and 600,000 shares of common stock to a private investor, and received gross proceeds of $600,000, excluding transaction costs and expenses.  Interest on the outstanding principal balance of the note accrues at a rate of 10% per annum compounded monthly and is payable monthly commencing February 1, 2013.  All unpaid principal and interest on the note was due and payable on September 30, 2013.  In connection with the June 26, 2013 private placement transaction, the maturity date of the note was extended to March 26, 2014.  At any time on or before the maturity date, the investor has the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $0.55 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock).  The market value of the common stock on the date issued was $0.71 per share, for a total value of $426,000.  Debt issuance cost of $426,000 was recorded as a result, and is being amortized over the term of the note.  The stock is restricted for six months from the date issued.  Amortization of the debt issuance cost, which is included in interest expense, was $140,967 for the three month period ended June 30, 2013, and the remaining unamortized balance at June 30, 2013 was $145,615.

The conversion feature of the note is considered beneficial to the investor due to the conversion price for the convertible note being lower than the market value of the common stock on the date the note was issued.  The estimated value of the beneficial conversion feature was $174,545.  The beneficial conversion feature is being amortized over the term of the note.  This resulted in a charge to interest expense of $58,182 for the three month period ended June 30, 2013.  At June 30, 2013, the net carrying value of the note was $541,179.

The effective annual interest rate of the note is 107% after considering the debt issuance cost and the beneficial conversion feature.

In connection with extending the maturity date of the convertible promissory note and for other considerations related to the June 26, 2013 private placement transaction, the Company issued warrants on June 26, 2013 to the December 31, 2012 note holder to purchase up to 375,000 shares of common stock.  The fair market value of the warrants at the time of issuance was $67,500 and was recorded as debt issuance costs.  The Company is amortizing the costs over the life of note.  Amortization expense for the quarter ended June 30, 2013 was not material.  See Note 5.

On April 5, 2013, we completed the closing of a private placement financing transaction with two investors pursuant to a Securities Purchase Agreement.  Pursuant to the purchase agreement, we issued 12% Convertible Debentures in the aggregate principal amount of $575,000, and received gross proceeds of $575,000, of which $67,000 was used to pay for transaction costs, fees and expenses.  Interest on the debentures was payable in the amount of 12% of the principal amount, regardless of how long the debentures remain outstanding.  Principal and interest was due and payable October 5, 2013.  The debentures were convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50.  In June 2013, the note holders converted a portion of the notes into 208,000 shares of common stock, and $644,000 of the net proceeds from the Secured Note and warrant private placement transaction discussed below was used to redeem and pay the outstanding amounts due under the notes including $173,00 for interest.  As a result, the notes are no longer outstanding at June 30, 2013.

Other Notes Payable

On November 30, 2010, the Company entered into a note payable with a drug wholesaler related to sales returns in the amount of $132,741.  The note bears interest at the prime rate, plus 2% (5.25% at June 30, 2013), and originally required monthly payments of $10,000.  The note is currently due on demand.  The outstanding balance on this note at June 30, 2013 and March 31, 2013 was $25,074.

On May 1, 2011, the Company entered into a non-interest bearing note payable with a drug wholesaler related to sales returns in the amount of $147,866.  The note required monthly payments of $10,000 with a final payment of $7,866 due on July 15, 2012.  The note is currently due on demand and now bears interest at 12% per annum.  The outstanding balance on this note at June 30, 2013 and March 31, 2013 was $72,609.

Notes Payable to Related Party

The Company had notes payable to a related party amounting to $72,979 at June 30, 2013, and $97,122 at March 31, 2013, respectively.  The notes bear interest at 10%.  Accrued interest related to the notes was $74,680 at June 30, 2013 and $72,655 at March 31, 2013, respectively.

F-28

Note 3:  Derivative Liabilities and Fair Value Measurements

Accounting Standards Codification ("ASC") 815 - Derivatives and Hedging provides guidance to determine what types of instruments, or embedded features in an instrument, are considered derivatives. This guidance can affect the accounting for convertible instruments that contain provisions to protect holders from a decline in the stock price, referred to as anti-dilution or down-round protection. Down-round provisions reduce the exercise price of a convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments, or issues new convertible instruments that have a lower exercise price. The Company has determined that the conversion feature liability, warrant liability and related down-round provisions on the Gemini Notes II and Secured Notes should be treated as derivatives.  The Company is required to report derivatives at fair value and record the fluctuations in fair value in current operations.

The Company recognizes the derivative liabilities at their respective fair values at inception and on each reporting date. The Company values its financial assets and liabilities on a recurring basis and certain nonfinancial assets and nonfinancial liabilities on a nonrecurring basis based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In order to increase consistency and comparability in fair value measurements, a fair value hierarchy that prioritizes observable and unobservable inputs is used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:	Observable inputs other that Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.
Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The Company recognizes the derivative liabilities at their respective fair values at inception and on each reporting date.  The Company utilized a binomial option pricing model (“BOPM”) to develop its assumptions for determining the fair value of the conversion and anti-dilution features of the Gemini Note II, Secured Notes and Warrants.  Key assumptions at June 26, 2013 for the Gemini Note II include a volatility factor of 50.0%, a dividend yield of 0%, expected life of .04 years and a risk free interest rate of 0.02%.

The Company estimated the original fair values of the embedded conversion and anti-dilution features of the Gemini Note II dated June 11, 2012 note to be $169,455 and $23,909, respectfully.  The fair value of the embedded conversion and anti-dilution features were $162,456 and $50,545 at March 31, 2013, respectively.  The fair value of the conversion feature at the exchange date of June 26, 2013 of $100,819 and the fair value of the anti-dilution feature for the same date of $10,000 were settled as part of the modification of the Gemini Note II in conjunction with the June 26, 2013 private placement financing transaction.  The gain on the conversion feature derivative is $61,637 and the gain on the down-round protection derivative is $40,545 for the three months ended June 30, 2013.

Key assumptions at June 30, 2013 for the Secured Notes include a volatility factor of 83.4%, a dividend yield of 0%, expected life of .5 years and a risk free interest rate of 0.10%.

The Company estimated the original fair value of the embedded conversion feature derivative of the Secured Notes to be $0.2248 per share and the down-round protection derivative for the same notes is estimated at $0.0493.  The number of potential conversion shares for the Secured Notes is 13,004,316.  The original value and carrying value of the conversion feature derivative at June 30, 2013 was $2,923,370 and the carrying value of the down-round protection derivative for the same date was $641,113.

Key assumptions at June 30, 2013 for the Warrants discussed in Note 2 include a volatility factor of 139.6%, a dividend yield of 0%, expected life of 5 years and a risk free interest rate of 1.41%.

The Company estimated the original fair value of the Warrants, including call options, to be $0.1370 per share and the down-round protection derivative for the same warrants is estimated at $0.0706.  The number of Warrants issued was 13,004,316.  The original value and carrying value of the Warrants with call options at June 30, 2013 was $1,781,592 and the carrying value of the down-round protection derivative for the same date was $616,688.  The down-round protection derivative was calculated as $918,105, but limited due to the total discount related to the Secured Notes exceeding the principal balance if the full value of the down-round protection derivative was recorded.

F-29

The table below provides a reconciliation of beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3).

	Down-round Protection Derivative	Convertible Feature Derivative	Warrant Derivative	Warrant Down-round Protection Derivative	Total

Balance, March 31, 2013	$(50,545)	$(162,456)	$—	—	$(213,001)
Net Change in Fair Value	40,545	61,637	—	—	102,182
Settlement Through Modification of Gemini Note II	10,000	100,819	—	—	110,819
Fair Value at Issuance of Secured Notes	(641,113)	(2,923,370)	(1,781,592)	(616,688)	(5,962,763)

Balance at 6/30/2013	$(641,113)	$(2,923,370)	$(1,781,592)	$(616,688)	$(5,962,763)

The derivative liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair values includes various assumptions about future activities and stock price and historical volatility inputs.

The following table describes the valuation techniques used to calculate fair values for assets in Level 3.  There were no changes in the valuation techniques during the quarter ended June 30, 2013.

	Fair Value at	Valuation
	6/30/2013	Technique	Unobservable Input	Range

Conversion Feature Derivative and Down-round Protection Derivative (combined)	$3,564,483	Binomial Option Pricing Model	Probability of common stock issuance at prices less than conversion prices stated in agreements	5%-65%

Warrant Derivative and Warrant Down-round Protection Derivative (combined)	$2,488,280	Binomial Option Pricing Model	Probability of common stock issuance at prices less than exercise prices stated in agreements	5%-50%

Significant unobservable inputs for the derivative liabilities include the estimated probability of the occurrence of a down-round financing during the term over which the related debt and warrants are convertible or exercisable and the estimated magnitude of the down-round.  These estimates which are unobservable in the market were utilized to value the anti-dilution features of the convertible debt and warrants as of June 30, 2013.

Note 4:  Common Stock

On May 30, 2013, the Company issued common stock upon exercise of an employee stock option.  The employee utilized a cashless conversion of 94,442 options with a strike price of $0.19 and received 68,054 shares of common stock.

On June 21, 2013, the Company issued common stock upon exercise of an investor warrant.  The investor utilized a cashless conversion of 210,600 warrants with a strike price of $0.20 and received 145,800 shares of common stock.

On June 26, 2013, the Company issued 208,000 shares of common stock in conversion of $104,000 of principal of the notes issued on April 5, 2013.

Note 5:  Stock Option Plans, Shares Reserved and Warrants

On May 30, 2013, the Company issued common stock upon exercise of an employee stock option.  The employee utilized a cashless conversion of 94,442 options, discussed in Note 4.

On June 21, 2013, the Company issued common stock upon exercise of an investor warrant.  The investor utilized a cashless conversion of 210,600 warrants, discussed in Note 4.

Effective June 26, 2013, the Company issued warrants to purchase up to 13,004,316 shares of common stock to the holders of the Secured Notes.  The warrants have a five-year term.  The exercise price of the warrants is $0.715 per share.  The warrants were valued using a binomial option pricing model.  The calculated fair value of the warrants was $1,781,592.  See Note 3.

Effective June 26, 2013, the Company issued warrants to purchase up to 844,444 shares of common stock to the private placements agents involved in the June 26, 2013 private placement transaction.  The warrants were valued using the Black-Scholes option pricing model; the expected volatility was approximately 32% and the risk-free interest rate was approximately 1%, which resulted in a calculated fair value of $152,000.

F-30

Effective June 26, 2013, the Company issued a warrant to purchase 375,000 shares of common stock to the holder of the Company’s convertible promissory note dated December 31, 2012, in connection with the June 26, 2013 private placement transaction.  The warrant has a five-year term.  The exercise price of the warrant is $0.715 per share.  The warrant was valued using the Black-Scholes option pricing model; the expected volatility was approximately 32% and the risk-free interest rate was approximately 1%, which resulted in a calculated fair value of $67,500.

No options expired or were cancelled during the three months ended June 30, 2013.  During the three months ended June 30, 2013, 125,000 of investor warrants expired.  The warrants had an exercise price of $0.30.

The Company recorded $71,512 of share based compensation expense during the three months ended June 30, 2013. The following summarizes outstanding stock options at June 30, 2013:

	Number of Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Stock Options Vested
Non-Plan Stock Options	100,714	.35 Years	$41.27	100,714

2009 Equity Incentive Plan	6,629,140	8.05 Years	$0.34	5,124,979

The following summarizes warrants outstanding at June 30, 2013:

	Warrant Shares	Exercise Price Per Share	Date Issued	Expiration Date
Biosyn Warrants	4,105	$57.97 - $173.92	October 22, 2004	January 4, 2014
Old Adamis Warrants	1,000,000	$0.50	November 15, 2007	November 15, 2015
Consultant Warrants	10,800	$0.20	January 29, 2010	January 29, 2015
Various Investors	150,000	$0.30	September 3, 2010	September 3, 2015
2013 Private Placement	14,223,763	0.715	June 26, 2013	June 25, 2018
Consultant Warrants	300,000	$0.22	July 11, 2011	July 11, 2016

Total Warrants	15,688,668

At June 30, 2013, the Company has reserved shares of common stock for issuance upon exercise of outstanding options and warrants, and options and other awards that may be granted in the future under the 2009 Equity Incentive Plan, as follows:

Warrants	15,688,668
Non-Plan Stock Options	100,714
2009 Equity Incentive Plan	23,239,344
Total Shares Reserved	39,028,726

Note 6:  Legal Matters

Information regarding certain legal proceedings to which the Company is a party can be found in the description of legal proceedings contained in the Company’s most recent Annual Report on Form 10-K for the year ended March 31, 2013 previously filed with the Securities and Exchange Commission, and is incorporated herein by reference.  There have not been any material developments with respect to such proceedings during the quarter to which this Report on Form 10-Q relates.

Note 7:  Subsequent Events

On July 3, 2013 the Company issued 26,563 shares of common stock to a warrant holder upon the exercise of its warrant.  The fair market value was $0.64.  The exercise was by means of a cashless conversion of 50,000 warrants.

On August 1, 2013, we entered into an agreement to initially license and, with an additional closing payment fully acquire from 3M Company and 3M Innovative Properties Company (“3M”), certain intellectual property and assets relating to 3M’s Taper Dry Powder Inhaler (DPI) technology under development for the treatment of asthma and chronic obstructive pulmonary disease (“COPD”).  The intellectual property includes patents, patent applications and other intellectual property relating to the Taper assets.  The Taper DPI inhaler was being developed by 3M to compete with other dry powder inhalers such as GlaxoSmithKline’s (“GSK”) Advair Diskus®.

Pursuant to the terms of the agreement, we made an initial non-refundable payment to 3M of $3 million and obtained an exclusive worldwide license to the assets and intellectual property in all indications in the dry powder inhalation field.  Upon a subsequent closing payment by Adamis of an additional $7 million before December 31, 2013, and satisfaction of other customary closing conditions, ownership of the assets and intellectual property will be transferred to the Company, with the Company granting back to 3M a license to the intellectual property assets outside of the dry powder inhalation field.

F-31

Under the agreement, if we have not made the closing payment and the closing has not occurred by December 15, 2013, then 3M may in its discretion elect to accept payment of the closing payment by delivery of a number of shares of our common stock equal to $14,000,000 divided by the average of the closing prices of the common stock for the 30 trading days preceding the business day before the closing date.

If the closing does not occur by December 31, 2013, then the exclusive license converts to a non-exclusive license, and 3M can license, transfer, assign or otherwise enter into any transaction involving the assets with any third party.  If after December 31, 2013, 3M sells or enters into an agreement with a third party to sell or exclusively license in any territory any of the assets, then 3M may terminate the agreement with us.  If before June 30, 2014, 3M has not entered into such an agreement with a third party and the Company tenders the closing payment in cash plus a premium of $1,000,000, and the other closing conditions are satisfied or waived, then the assets will be transferred to the Company with the same effect as if the closing had occurred before December 31, 2013.  If the closing does not occur by June 30, 2014, 3M may terminate the agreement.  The agreement includes other customary provisions including representations and warranties, warranty disclaimers and indemnification provisions.

F-32

Shares

Common Stock

PROSPECTUS

_______________, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses (other than any underwriting discounts and commissions) payable by the company in connection with this registration statement.  All amounts are estimates except the SEC registration fee.

Item	Amount
SEC registration fee	$1,554.28
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Printing expenses	4,000
Miscellaneous expenses	1,000
Total:	$46,554.28

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s By-Laws provide that the Company will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each of its directors and officers, and may indemnify its employees and agents as set forth in the DGCL.

The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation and By-Laws provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages.  Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

We may also apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his or her actions, whether or not the DGCL would permit indemnification.

Securities and Exchange Commission Position Regarding Indemnification Liabilities Arising Under the Securities Act

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

66

Item 15.	Recent Sales of Unregistered Securities

From June through September 2010, the Company issued 1,580,000 shares of common stock to six investors at a price of $0.25 per share, for gross proceeds of $395,000, and issued warrants to those investors to purchase up to 395,000 shares of common stock.  The warrants have an exercise price of $0.30 per share.

On October 16, 2010, the Company entered into an amendment to the Assignment, Assumption and Stock Acquisition Agreement dated February 24, 2010 with Colby Pharmaceutical Company, a privately held company.  Under the amendment, Colby assigned and transferred to Adamis the license agreements relating to two potential prostate cancer drug candidates in consideration for the issuance to Colby of 5,000,000 shares of Adamis common stock.

On November 10, 2010, the Company completed a private placement transaction pursuant to a Common Stock Purchase Agreement and a Registration Rights Agreement with Eses Holdings (FZE), a foreign investor.  The Purchase Agreement provided for the sale of up to 40,000,000 shares of common stock at a price of $0.25 per share.  An initial closing was held on November 10, 2010 pursuant to which the Company received $5,000,000 in gross proceeds and issued 20,000,000 shares of common stock.  On June 30, 2011, the investor received 2,200,000 shares of common stock at $0.25 per share in connection with the purchase agreement, for cash proceeds totaling $550,000.  Effective July 21, 2011, the investor received an additional 2,200,000 shares of common stock at $0.25 per share in connection with the second cash payment of $550,000 pursuant to the amendment to the purchase agreement.  On November 10, 2011, the Company issued 2,800,000 shares of common stock to the investor under a second amendment to the purchase agreement for cash proceeds totaling $700,000.  On January 31, 2012, the investor received 1,500,000 shares of common stock at $0.25 per share, for cash proceeds totaling $375,000.  Effective February 13, 2012, the investor received an additional 499,680 shares of common stock at $0.25 per share in connection with a second cash payment of $124,920.  On February 29, 2012, the investor received 800,640 shares of common stock at $0.25 per share, for cash proceeds totaling $200,160, pursuant to a third amendment to the purchase agreement.

On August 1, 2011, the Company entered into a consulting agreement with a consultant to assist the Company in the evaluation of potential product and technology candidates and related product financing structures and arrangements, and the development of the Company’s general business plan.  As compensation, the Company issued 250,000 shares of its common stock, with a value of $60,000.

On July 11, 2011, the Company entered into a consulting agreement with a consultant to assist the Company in researching its market and analyzing its opportunities.  As part of the compensation, the consultant received a warrant to purchase 300,000 shares of common stock, with an exercise price of $0.22 and a term of five years.

On April 2, 2012, we completed the closing of a private placement financing transaction with Gemini Master Fund, Ltd. (“Gemini”), pursuant to a Securities Purchase Agreement.  The Company issued a 10% Note in the aggregate principal amount of $1.0 million and 1,000,000 shares of common stock, and received gross proceeds of $1.0 million, excluding transaction costs and expenses.  The note was convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.25, subject to adjustment.

On June 11, 2012, we completed the closing of a private placement financing transaction with Gemini, pursuant to a Securities Purchase Agreement.  The Company issued a 10% convertible promissory note in the aggregate principal amount of $500,000 and 500,000 shares of common stock, and received gross proceeds of $500,000, excluding transaction costs and expenses.  The note was convertible into shares of the Company’s common stock at any time at the discretion of the investor.

On June 11, 2012, the Company issued a Convertible Promissory Note and 500,000 shares of common stock to The G-Max Trust in connection with a private placement for aggregate gross proceeds of approximately $500,000.  The note was convertible into shares of the Company’s common stock at any time at the discretion of the investor.

On October 25, 2012, the company entered into a zero coupon secured promissory note with The G-Max Trust evidencing a loan from G-Max to the Company.  We received gross proceeds of approximately $499,000.  As additional consideration for the loan, we issue to G-Max 176,000 shares of common stock.

On December 28, 2012, the Company issued 100,000 shares of common stock to a consultant for services provided and to be provided through December 2013.

On December 31, 2012, the Company issued a convertible promissory note in the principal amount of $600,000 and 600,000 shares of common stock to a private investor, and received gross proceeds of $600,000, excluding transaction costs and expenses.  The note was convertible into shares of the Company’s common stock at any time at the discretion of the investor.

On April 5, 2013, the Company completed the closing of a private placement financing transaction with two accredited investors, pursuant to a Securities Purchase Agreement.  Pursuant to the purchase agreement, the Company issued 12% Convertible Debentures in the aggregate principal amount of $575,000, and received gross proceeds of $575,000, excluding transaction costs, fees and expenses.  The debentures were convertible into shares of common stock at any time at the discretion of the investor.

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On June 26, 2013, we completed a private placement financing transaction with a small number of accredited institutional investors.  We issued secured convertible promissory notes and common stock purchase warrants to purchase up to 13,004,316 shares of common stock, and received gross cash proceeds of $5,300,000, excluding transactions costs, fees and expenses.  The secured notes have an aggregate principal amount of $6,502,158.  The secured notes are convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50, subject to adjustment.  The warrants have a term of five years and have an exercise price of $0.715 per share, subject to adjustment.

On June 26, 2013, the Company issued warrants to purchase 844,444 shares of common stock to a placement agent for services in connection with the June 26, 2013 private placement transaction.  The warrants have a term of five years and have an exercise price of $0.715 per share.

On June 26, 2013 the Company issued warrants to purchase 375,000 shares of common stock to the December 31, 2012 note holder in consideration of certain agreements by the note holder in connection with the June 26, 2013 private placement transaction.  The warrants have a term of five years and have an exercise price of $0.715 per share.

All of the above securities were issued in private placement transactions to a limited number of investors in reliance on Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated under the Securities Act.  Each person or entity to whom securities were issued in the above transactions represented that he, she or it was an accredited investor as defined in Regulation D promulgated under the Securities Act.  Each person or entity to whom securities were issued represented that the securities were being acquired for investment purposes, for the person’s or entity’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

ITEM 16:	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)	Exhibits

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on September 19, 2013.

ADAMIS PHARMACEUTICALS CORPORATION

By:	/s/ Dennis J. Carlo, Ph.D.
Dennis J. Carlo, Ph.D.
Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Adamis Pharmaceuticals Corporation, hereby severally constitute and appoint Dennis J. Carlo, Ph.D., and Robert O. Hopkins, our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
Principal Executive Officer:

/s/ DENNIS J. CARLO	Chief Executive Officer and Director	September 19, 2013
Dennis J. Carlo

Principal Financial Officer and Principal Accounting Officer:

/s/ ROBERT O. HOPKINS	Vice President, Finance, Chief Financial Officer	September 19, 2013
Robert O. Hopkins	and Secretary

Directors:

/s/ * David J. Marguglio	Director	September 19, 2013
David J. Marguglio

/s/ * Kenneth M. Cohen	Director	September 19, 2013
Kenneth M. Cohen

/s/ * Tina S. Nova, Ph.D.	Director	September 19, 2013
Tina S. Nova, Ph.D.

/s/ * Craig A. Johnson	Director	September 19, 2013
Craig A. Johnson

*By:	/s/ ROBERT O. HOPKINS
Robert O. Hopkins
attorney-in-fact

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EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form/ File No.	Date
2.1	Agreement and Plan of Share Exchange dated as of October 7, 2004, by and between the Company and Biosyn, Inc.		8-K	10/26/04
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation		8-K	04/03/09
3.2	Amended and Restated Certificate of Incorporation of the Registrant		8-K	04/03/09
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant		10-K	07/03/13
4.0	Amended and Restated Bylaws of the Company		S-4/A 333-155322	01/12/09
4.1	Specimen stock certificate for common stock		8-K	04/03/09
5.1	Opinion of Weintraub Tobin Chediak Coleman Grodin, Law Corporation	X
*10.1	1995 Equity Incentive Plan		10-Q	08/13/02
*10.2	2005 Equity Incentive Plan		10-K	03/31/06
*10.3	Form of Option Agreement under the 2005 Equity Incentive Plan		10-K	03/31/06
*10.4	2009 Equity Incentive Plan		8-K	01/13/11
*10.5	Form of Stock Option Agreement for option awards		8-K	09/16/11
*10.6 *10.7	Form of Option Agreement for Non-Employee Directors* Form of Indemnity Agreement with directors and executive officers		8-K 8-K	01/13/11 01/13/11
10.8	Agreement dated as of October 8, 1996 by and among Biosyn, Inc., Edwin B. Michaels and E.B. Michaels Research Associates, Inc. (Confidential treatment has been requested with respect to portions of this agreement.)		10-K	03/31/05
10.9	Patent License Agreement by and among Biosyn, Inc., and certain agencies of the United States Public Health Service		10-K	03/31/05
10.10	License Agreement dated as of May 22, 2001, by and between Crompton Corporation and Biosyn, Inc. (Confidential treatment has been requested for portions of this agreement.)		10-K	03/31/05
10.11	License Agreement dated January 30, 2006, by and between CONRAD, Eastern Virginia Medical School, and Biosyn, Inc. (Confidential treatment has been requested for portions of this agreement.)		10-K	04/02/07
10.12	Amendment to License Agreement dated as of March 15, 2006, by and between Crompton Corporation and Biosyn, Inc.		S-4/A 333-155322	01/12/09
10.13	Funding Agreement dated October 12, 1992, by and between Ben Franklin Technology Center of Southeastern Pennsylvania and Biosyn, Inc.		S-4/A 333-155322	01/12/09
10.14	License Agreement dated July 28, 2006, by and between Nevagen, LLC and Adamis Pharmaceuticals Corporation		S-4/A 333-155322	01/12/09
10.15	Amendment to License Agreement dated December 29, 2008, by and between Nevagen, LLC and Adamis Pharmaceuticals Corporation		S-4/A 333-155322	01/12/09
10.16	Amendment to License Agreement dated October 18, 2007, by and between CONRAD, Eastern Virginia Medical School, and Biosyn, Inc.		S-4/A 333-155322	01/12/09
10.17	Clinical Trial Agreement between Biosyn, Inc. and the National Institute of Child Health and Human Development		S-4/A 333-155322	01/12/09
10.18	Securities Purchase Agreement dated January 11, 2010 between the Registrant and the investors listed therein		8-K	01/14/10
10.19	Form of 10% Senior Secured Convertible Note dated January 11, 2010		8-K	01/14/10
10.20	Form of Security Agreement dated January 11, 2010		8-K	01/14/10
10.21	Assignment, Assumption and Stock Acquisition Agreement dated February 24, 2010 between the Registrant and Colby Pharmaceutical Company		10-K	07/14/10
10.22	Amendment to Assignment, Assumption and Stock Acquisition Agreement dated as of October 16, 2010, between the Registrant and Colby Pharmaceutical Company		8-K	10/19/10
10.23	Form of Amendment to 10% Senior Secured Convertible Notes		8-K	04/04/11
10.24	Amendment to G-Max Convertible Promissory Note		8-K	04/04/11

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Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form/ File No.	Date
10.25	Common Stock Purchase Agreement dated as of November 10, 2010, by and between Adamis Pharmaceuticals Corporation and the Purchaser named therein (Confidential treatment has been granted for portions of this exhibit.)		8-K	11/12/10
10.26	Registration Rights Agreement dated as of November 10, 2010, by and between Adamis Pharmaceuticals Corporation and the Purchaser named therein		8-K	11/12/10
10.27	Employment Agreement between the Company and Dennis J. Carlo*		8-K	11/12/10
10.28	Employment Agreement between the Company and David J. Marguglio*		8-K	11/12/10
10.29	Employment Agreement between the Company and Robert O. Hopkins*		8-K	11/12/10
10.30	Product Development and Contract Manufacturing Agreement dated November 1, 2010, between Adamis and Beximco		10-Q	02/14/11
10.31	License Agreement between Adamis, the Regents of the University of California and Dana-Farber Cancer Institute, Inc.		10-K	07/07/11
10.32	License Agreement dated January 26, 2007, with Wisconsin Alumni Research Foundation		10-K	07/07/11
10.33	License Agreement dated January 26, 2007, with Wisconsin Alumni Research Foundation		10-K	07/07/11
10.34	License Agreement dated January 2, 2008, with Wisconsin Alumni Research Foundation		10-K	07/07/11
10.35	First Amendment to Common Stock Purchase Agreement dated as of June 30, 2011, by and between the Company and Eses Holdings (FZE)		10-K	07/07/11
10.36	Second Amendment to Common Stock Purchase Agreement dated as of November 10, 2011, by and between the Company and Eses Holdings (FZE)		8-K	11/21/11
10.37	Third Amendment to Common Stock Purchase Agreement dated as of January 31, 2012, by and between the Company and Eses Holdings (FZE)		10-Q	02/14/12
10.38	Securities Purchase Agreement dated as of April 2, 2012		8-K	04/05/12
10.39	10% Senior Convertible Note dated as of April 2, 2012		8-K	04/05/12
10.40	Form of Subsidiary Guarantee dated as of April 2, 2012		8-K	04/05/12
10.41	Securities Purchase Agreement dated as of June 11, 2012		8-K	06/15/12
10.42	10% Senior Convertible Note dated as of June 11, 2012		8-K	06/15/12
10.43	Form of Subsidiary Guarantee dated as of June 11, 2012		8-K	06/15/12
10.44	Convertible Promissory Note dated as of June 11, 2012		8-K	06/15/12
10.45	Zero Coupon Secured Promissory Note dated October 25, 2012		10Q	02/19/13
10.46	Convertible Promissory Note dated December 31, 2012		10-Z	02/19/13
10.47	Securities Purchase Agreement dated as of April 5, 2013		8-K	04/08/13
10.48	12% Convertible Debenture dated April 5, 2013		8-K	04/08/13
10.49	Subscription Agreement dated as of June 26, 2013		8-K	07/01/13
10.50	Form of Secured Convertible Notes dated June 26, 2013		8-K	07/01/13
10.51	Form of Warrants dated June 26, 2013		8-K	07/01/13
10.52	Security Agreement dated June 26, 2013		8-K	07/01/13
10.53	Intercreditor Agreement dated June 26, 2013		8-K	07/01/13
21.1	Subsidiaries of the Registrant		10-K	07/03/13
23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm	X
23.2	Consent of Weintraub Tobin Chediak Coleman Grodin, Law Corporation (incorporated by reference to Exhibit 5.1)	X
24.1	Power of Attorney (1)

*	Represents a compensatory plan or arrangement.
**	To be filed by amendment.
(1)	Previously filed.

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